                                                  Filed Pursuant to Rule 424(B)3
                                                         File Number: 333-115086
Prospectus

[BERRY PLASTICS CORPORATION LOGO]

Berry Plastics Corporation
$335,000,000
10 3/4% Senior Subordinated Notes due 2012
Interest payable January 15 and July 15

The 10 3/4% Senior Subordinated Notes due 2012 offered hereby, which we refer to as the "notes," relate to an aggregate of $335,000,000 that we issued in two transactions. In September 2002, we issued $250,000,000 of the notes in exchange for an equal amount of our 10 3/4% Senior Subordinated Notes due 2012, which we originally issued on July 22, 2002. In April 2004, we issued $85,000,000 of the notes in exchange for an equal amount of our 10 3/4% Senior Subordinated Notes due 2012, which we originally issued on November 20, 2003.

The notes mature on July 15, 2012.

We may redeem the notes, in whole or in part, at any time beginning on July 15, 2007. In addition, before July 15, 2005, we may redeem up to 35% of the notes with the net cash proceeds of certain equity offerings. The redemption prices are described on page 64. If we sell certain of our assets or experience specific kinds of changes of control, we must offer to purchase the notes.

The notes are guaranteed by BPC Holding Corporation, and all of our existing and future domestic subsidiaries, except as provided herein. The notes are not guaranteed by our foreign subsidiaries: Berry Plastics Acquisition Corporation II, NIM Holdings Limited, Berry Plastics U.K. Limited, Norwich Acquisition Limited, Berry Plastics Asia Pte. Ltd., Capsol Berry Plastics S.p.a. or Ociesse S.r.l. The notes will not be guaranteed by any foreign subsidiaries in the future unless any such foreign subsidiary guarantees any senior indebtedness of ours or any of our subsidiaries (other than that of another foreign subsidiary). The notes are subordinated in right of payment to all obligations of our non-guarantors subsidiaries. The notes are also subordinated in right of payment to all existing and future senior indebtedness, rank equally in right of payment with any existing and future senior subordinated indebtedness and are senior in right of payment to all future subordinated obligations. The notes are also effectively subordinated to all of our secured indebtedness and our subsidiaries' to the extent of the value of the assets securing such indebtedness.

We do not intend to apply for listing of the notes on any securities exchange or automated quotation system.

Certain private equity funds managed by affiliates of Goldman, Sachs & Co. and J.P. Morgan Securities Inc. own a substantial majority of the equity of BPC Holding Corporation, our parent company.

SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

This prospectus has been prepared for and will be used by J.P. Morgan Securities Inc. and Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated at prices related to prevailing market prices at the time of sale. J.P. Morgan Securities Inc. and Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any proceeds of such sales.
JPMORGAN                                                    GOLDMAN, SACHS & CO.

April 7, 2005

                               TABLE OF CONTENTS

                                        PAGE
Prospectus summary....................    1
Risk factors..........................    7
Use of proceeds.......................   18
Capitalization........................   19
Selected consolidated financial
  data................................   20
Management's discussion and analysis
  of financial condition and results
  of operations.......................   22
Business..............................   34
Management............................   43
Principal stockholders................   52
Certain relationships and related
  transactions........................   55

                                        PAGE
Description of other indebtedness.....   59
Description of notes..................   62
Certain material United States federal
  tax considerations..................  113
ERISA considerations..................  120
Plan of distribution..................  122
Legal matters.........................  123
Independent registered public
  accounting firm.....................  123
Where you can find more information...  123
Index to Financial Statements.........  F-1

                             ---------------------

Berry Plastics Corporation is a Delaware corporation. Our principal executive offices are located at 101 Oakley Street, Evansville, Indiana 47710, and our telephone number at that address is 812-424-2904.

In this prospectus, unless the context otherwise requires, "BPC Holding" or "Holding" refers to BPC Holding Corporation, "we," "our" or "us" refers to BPC Holding Corporation together with its consolidated subsidiaries, and references to "Berry Plastics" or "the Company" refer to Berry Plastics Corporation, a wholly owned subsidiary of BPC Holding and the issuer of the notes and "initial purchasers" refers to the firms listed on the cover of this prospectus. Unless otherwise indicated, references in this prospectus to our fiscal years are to the 52/53 week period ending generally on the Saturday closest to December 31. Unless the context requires otherwise, all references in this prospectus to "2004," "2003," "2002," "2001" and "2000" or to such periods as our fiscal years, relate to our fiscal years ended January 1, 2005, December 27, 2003, December 28, 2002, December 29, 2001 and December 30, 2000, respectively. For 2002, the results under Holding's prior ownership have been combined with results subsequent to the merger of GS Berry Acquisition Corp. with and into BPC Holding on July 22, 2002, which is referred to in this prospectus as "the Merger."
                             ---------------------

NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER TO SELL OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

This prospectus includes "forward-looking statements," within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Such statements include, in particular, statements about our plans, strategies and prospects under the headings "Summary," "Management's discussion and analysis of financial condition and results of operations" and "Business." You can identify certain forward-looking statements by our use of forward-looking terminology such as, but not limited to, "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "likely," "will," "would," "could" and similar expressions identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in our industry and markets. Others are more specific to our operations. The occurrence of the events described and the achievement of the expected results depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from the forward-looking statements contained in this prospectus.

Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include:

       - changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices on a timely basis;

       - catastrophic loss of our key manufacturing facility;

       - risks related to our acquisition strategy and integration of acquired businesses;

       - risks associated with our substantial indebtedness and debt service;

       - performance of our business and future operating results;

       - risks of competition, including foreign competition, in our existing and future markets;

       - general business and economic conditions, particularly an economic downturn;

       - increases in the cost of compliance with laws and regulations, including environmental laws and regulations; and

       - the other risks described under the heading "Risk factors" beginning on page 7.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in or referred to in this section. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                  MARKET DATA

The data included in this prospectus regarding markets, product categories and ranking, including, but not limited to, the size of certain markets and product categories and our position and the positions of our competitors within these markets and product categories, are based on our estimates and definitions, which have been derived from management's knowledge and experience in the areas in which the relevant businesses operate, and information obtained from customers, distributors, suppliers, trade and business organizations and other contacts in the areas in which the relevant businesses operate. We have also cited information compiled by Plastics News, an industry publication. Unless otherwise specified, market share and product category data relate to the injection-molding segment of the plastics packaging industry. Although we believe that these sources are generally reliable, we have not independently verified data from these sources or obtained third party verification of this data. In addition, data within our industry is intended to provide general guidance but is inherently imprecise. References herein to our being a leader in a product segment or product category refer to our having a leading position based on sales in 2004 of injected-molded plastic products in such segment or product category, unless the context otherwise requires.

The plastics packaging industry consists of rigid and non-rigid plastic products. There are three primary manufacturing processes used in the rigid plastics packaging segment of the plastics packaging industry: injection-molding and thermoforming, which we use, and blow molding, which we currently do not use. Each of these processes may be interchangeable depending on the product and the cost. Blow molding is used to produce most plastic drinking bottles, which constitutes approximately three-fourths of the United States plastic container demand by weight.

                               PROSPECTUS SUMMARY

This summary highlights material information contained elsewhere in this prospectus. This summary of material information contained elsewhere in this prospectus is not complete and does not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the "Risk factors" section and our consolidated financial statements and related notes included elsewhere in this prospectus.

                           BERRY PLASTICS CORPORATION

We are one of the world's leading manufacturers and suppliers of a diverse mix of rigid plastics packaging products focusing on the open-top container, closure, aerosol overcap, drink cup and housewares markets. We sell a broad product line to over 12,000 customers. We concentrate on manufacturing higher quality, value-added products sold to image-conscious marketers of institutional and consumer products. We believe that our large operating scale, low-cost manufacturing capabilities, purchasing leverage, proprietary thermoforming technology and extensive collection of over 1,000 active proprietary molds provide us with a competitive advantage in the marketplace. We have been able to leverage our broad product offering, value-added manufacturing capabilities and long-standing customer relationships into leading positions across a number of products. Our top 10 customers represented approximately 35% of our fiscal 2004 net sales with no customer accounting for more than 8% of our fiscal 2004 net sales. The average length of our relationship with these customers was over 20 years. Our products are primarily sold to customers in industries that exhibit relatively stable demand characteristics and are considered less sensitive to overall economic conditions, such as pharmaceuticals, food, dairy and health and beauty. Additionally, we operate 16 high-volume manufacturing facilities and have extensive distribution capabilities.

We organize our business into four operating divisions: containers, closures, consumer products, and international. The following table displays our net sales by division for each of the past five fiscal years.

--------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)                               2000     2001     2002     2003     2004
--------------------------------------------------------------------------------------------
Containers......................................  $231.2   $234.5   $250.4   $288.5   $518.3
Closures........................................    97.1    110.1    113.3    125.3    127.5
Consumer products...............................    64.7     94.8    110.0    116.1    130.4
International...................................    15.1     22.3     20.6     22.0     38.0
                                                  ------------------------------------------
     Total net sales............................  $408.1   $461.7   $494.3   $551.9   $814.2
--------------------------------------------------------------------------------------------

In 2004, we created the international segment as a separate operating and reporting segment to increase sales and improve service to international customers utilizing existing resources. The international segment includes our foreign facilities and business from domestic facilities that is shipped or billed to foreign locations. The 2003 and prior results for the foreign facilities have been reclassified to the international segment; however, business from domestic facilities that were shipped or billed to foreign locations cannot be separately identified for 2003 and prior. Accordingly, the amounts disclosed under the new reporting structure are not comparable between 2004 and previous years. Additional financial information about our business segments is provided in Note 14 of the "Notes to Consolidated Financial Statements," which are included elsewhere in this prospectus.

HISTORY

Imperial Plastics was established in 1967 in Evansville, Indiana. Berry Plastics, Inc. ("Old Berry") was formed in 1983 to purchase substantially all of the assets of Imperial Plastics. In 1988, Old Berry acquired Gilbert Plastics of New Brunswick, New Jersey, a leading manufacturer of aerosol overcaps, and subsequently relocated Gilbert Plastics' production to Old Berry's Evansville, Indiana facility. In 1990, the Company and Holding, the holder of 100% of the outstanding capital stock of the Company, were formed to purchase the assets of Old Berry.

We have continued to grow both organically and through acquisition by acquiring companies that we believed would improve our financial performance in the long-term, expand our product lines, or in some cases, provide us with a new or complementary product line. In 1992, we acquired the assets of the Mammoth Containers division of Genpak Corporation. In 1995, we acquired substantially all of the assets of Sterling Products, Inc., a producer of injection-molded plastic drink cups and lids, and Tri-Plas, Inc., a manufacturer of injection-molded containers. In 1997, we acquired (1) certain assets of Container Industries, Inc., a manufacturer and marketer of injection-molded industrial and pry-off containers, (2) PackerWare Corporation ("PackerWare"), a manufacturer and marketer of plastic containers, drink cups, housewares, and lawn and garden products, (3) substantially all of the assets of Virginia Design Packaging Corp., a manufacturer and marketer of injection-molded containers used primarily for food packaging, and (4) Venture Packaging, Inc., a manufacturer and marketer of injection-molded containers used in the food, dairy and various other markets. In 1998, we acquired all of the capital stock of Norwich Injection Moulders Limited (now known as Berry Plastics UK Limited) and substantially all of the assets of the Knight Engineering and Plastics Division of Courtaulds Packaging Inc., a manufacturer of aerosol overcaps. In 1999, we acquired all of the outstanding capital stock of CPI Holding Corporation, the parent company of Cardinal Packaging, Inc., a manufacturer and marketer of open-top containers. In 2000, we acquired all of the outstanding capital stock of (1) Poly-Seal Corporation ("Poly-Seal"), a manufacturer and marketer of closures and (2) Capsol S.p.a. ("Capsol") and the whole quota capital of a related company, Ociesse S.r.l. Capsol is a manufacturer and marketer of aerosol overcaps and closures. In 2001, we acquired all of the outstanding capital stock of Pescor Plastics, Inc. ("Pescor"), a manufacturer and marketer of drink cups, and in 2002, we acquired the Alcoa Flexible Packaging injection molding assets from Mount Vernon Plastics Corporation ("Mount Vernon"). In 2003, we acquired
(1) the 400 series continuous threaded injection molded closure assets from CCL Plastic Packaging ("CCL"), (2) the injection molded overcap lid assets from APM Inc., and (3) all of the outstanding capital stock of Landis Plastics, Inc. (the "Landis Acquisition"), a manufacturer and marketer of open-top containers.

MERGER

On July 22, 2002, GS Berry Acquisition Corp., (the "Buyer") a newly formed entity controlled by various private equity funds affiliated with Goldman, Sachs & Co., merged (the "Merger") with and into Holding, pursuant to an agreement and plan of merger, dated as of May 25, 2002. At the effective time of the Merger,
(1) each share of common stock of Holding issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive cash pursuant to the terms of the merger agreement, and (2) each share of common stock of the Buyer issued and outstanding immediately prior to the effective time of the Merger was converted into one share of common stock of Holding. Additionally, in connection with the Merger, we retired all of Holding's senior secured notes and Berry Plastics' senior subordinated notes, repaid all amounts owed under our credit facilities, redeemed all of the outstanding preferred stock of Holding, entered into a new credit facility and completed an offering of new senior subordinated notes of Berry Plastics. Immediately following the Merger, private equity funds affiliated with Goldman, Sachs & Co. owned approximately 63% of the outstanding common stock of Holding, private equity funds affiliated with J.P. Morgan Chase & Co. owned approximately 29% and members of our management owned the remaining 8%.

                              RECENT DEVELOPMENTS

SOUTHERN PACKAGING

In November 2004, we entered into a series of agreements with Southern Packaging Group Ltd. ("Southern Packaging"), and its principal shareholder, Mr. Pan Shun Ming, to jointly expand participation in the plastic packaging business in China and the surrounding region. In connection therewith, Berry acquired a 10% stake in Southern Packaging for $3.2 million as a result of Southern Packaging's successful listing on the Singapore Stock Exchange.

                                   THE NOTES

The following is a brief summary of the terms of the notes. For a more complete description of the terms of the notes, see "Description of notes" in this prospectus.

ISSUER..................Berry Plastics Corporation, a Delaware corporation.

SECURITIES OFFERED......$335,000,000 in aggregate principal amount of 10 3/4%
                        senior subordinated notes due 2012.

MATURITY DATE...........July 15, 2012.

INTEREST PAYMENT
DATES...................January 15 and July 15.

GUARANTORS..............The notes are fully and unconditionally guaranteed by
                        BPC Holding Corporation, our parent company, and each of our current and future domestic subsidiaries. These guarantees can be released upon the circumstances described under "Description of notes--Certain covenants--Future note guarantors and release of note guarantees." If we cannot make payments on the notes when they are due, the note guarantors are obligated to make them instead.

RANKING.................The notes are unsecured and:

                        - are subordinated in right of payment to all existing and future senior debt;

                        - rank equally in right of payment with any existing and future senior subordinated debt;

                        - rank senior in right of payment to all future subordinated debt;

                        - are effectively subordinated to our secured debt to the extent of the value of the assets securing such debt;

                        - are effectively subordinated to all liabilities and preferred stock of our subsidiaries that do not guarantee the notes; and

                        - any debt that could be incurred under the indenture may be deemed senior debt.

                        Similarly, the guarantees of the notes by BPC Holding and our guarantor subsidiaries are unsecured and:

                        - are subordinated in right of payment to all of the applicable note guarantor's existing and future senior debt;

                        - rank equally in right of payment with any of the applicable note guarantors' existing and future senior subordinated debt;

                        - rank senior in right of payment to all of the applicable note guarantors' future subordinated debt;

                        - are effectively subordinated to all secured debt of such note guarantor to the extent of the value of the assets securing such debt; and

                        - are effectively subordinated to the obligations of any subsidiary of a note guarantor if that subsidiary is not a note guarantor.

                        As of January 1, 2005:

                        - we had total indebtedness of approximately $697.6 million, excluding $8.5 million in letters of credit under our revolving credit facility and, subject to certain conditions to borrowing, $91.5 million available for future borrowings under our revolving credit facility; however the covenants under our second amended and restated credit facility (the "Second Amended and Restated Credit Facility") may limit our ability to make such borrowings;

                        - we did not have any senior subordinated debt (other than the notes and the existing notes);

                        - we did not have any subordinated debt; and

                        - our subsidiaries that are not guarantors of the notes had $9.7 million of liabilities including trade payables, but excluding liabilities owed to us.

                        As of April 1, 2005, we could incur approximately $93.1 million in additional senior debt under our Second Amended and Restated Credit Facility, subject to conditions to borrowing; however, the covenants under our Second Amended and Restated Credit Facility may limit our ability to make such borrowings.

OPTIONAL REDEMPTION.....We may redeem the notes, in whole or in part, at any time beginning on July 15, 2007 at the redemption prices listed under "Description of notes--Optional redemption." In addition, before July 15, 2005, we may redeem up to 35% of the notes with the net cash proceeds from certain equity offerings at the price listed under "Description of notes--Optional redemption."

CHANGE OF CONTROL.......Upon the occurrence of a change of control, unless we have exercised our right to redeem all of the notes as described above, you will have the right to require us to purchase all or a portion of your notes at a purchase price in cash equal to 101% of the principal amount plus accrued and unpaid interest to the date of purchase. The occurrence of a change of control will also result in an event of default under our Second Amended and Restated Credit Facility, which would allow the lenders under that facility to accelerate their debt. Such acceleration will be considered an event of default under the notes. See "Description of notes--Change of control."

BASIC COVENANTS.........The indenture governing the notes contains covenants that impose significant restrictions on our business. The restrictions these covenants place on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to:

                        - incur indebtedness;

                        - pay dividends or make distributions in respect of our capital stock or to make certain other restricted payments or investments;

                        - sell assets, including capital stock of restricted subsidiaries;

                        - agree to payment restrictions affecting our restricted subsidiaries;

                        - consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

                        - enter into transactions with our affiliates; and

                        - designate our subsidiaries as unrestricted subsidiaries.

                        These covenants are subject to important exceptions and qualifications, which are described under "Description of notes--Certain covenants."

RISK FACTORS

You should carefully consider all the information in this prospectus before deciding whether to invest in the notes. Our business is subject to significant risks. We may not be able to arrange for sources of resin in the event of an industry-wide general shortage of resins used by us, or a shortage or discontinuation of certain types of resins. Any such shortage may negatively impact our competitive position versus other companies that are able to better or more cheaply source resin. Additionally, increases in the cost of resin may significantly impact our financial condition to the extent we are not able to pass through any such cost increase. Our Evansville, Indiana facility produces approximately one-fourth of our products. A catastrophic loss of all or a part of the facility could have a material adverse effect on us. In addition, we face intense competition in the sale of our products. Competition could result in our products losing market share or our having to reduce our prices, either of which would have a material adverse effect on our business and results of operations and financial condition. We have substantial debt, and we may incur substantial additional debt in the future under the terms of our indebtedness. As of January 1, 2005, we had total indebtedness of approximately $697.6 million, excluding $8.5 million in letters of credit under our revolving credit facility and, subject to certain conditions to borrowing, $91.5 million available for future borrowings under our revolving credit facility. In particular, we urge you to consider carefully the factors set forth under "Risk factors" beginning on page 7 of this prospectus.

                                  RISK FACTORS

You should read and consider carefully each of the following factors, as well as the other information contained in this prospectus before deciding whether to invest in the notes. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

RISKS RELATED TO THE NOTES

WE HAVE SUBSTANTIAL DEBT AND WE MAY INCUR SUBSTANTIALLY MORE DEBT, WHICH COULD AFFECT OUR ABILITY TO MEET OUR DEBT OBLIGATIONS AND MAY OTHERWISE RESTRICT OUR ACTIVITIES.

We have substantial debt and we may incur substantial additional debt in the future. As of January 1, 2005, we had total indebtedness of approximately $697.6 million, excluding $8.5 million in letters of credit under our revolving credit facility and, subject to certain conditions to borrowing, $91.5 million available for future borrowings under our revolving credit facility. As of April 1, 2005, we could incur approximately $93.1 million in additional senior debt under our Second Amended and Restated Credit Facility, subject to conditions to borrowing; however, the covenants under our Second Amended and Restated Credit Facility may limit our ability to make such borrowings. We are also permitted by the terms of the notes and our other debt instruments to incur substantial additional indebtedness, subject to the restrictions therein. See "Description of notes--Certain covenants" and "Description of other indebtedness--The Second Amended and Restated Credit Facility." Any debt that could be incurred under the indenture may be deemed senior debt.

Our substantial debt could have important consequences to you. For example, it could:

       - require us to dedicate a substantial portion of our cash flow to payments on our indebtedness, which would reduce the amount of cash flow available to fund working capital, capital expenditures, product development and other corporate requirements;

       - increase our vulnerability to general adverse economic and industry conditions, including changes in raw material costs;

       - limit our ability to respond to business opportunities;

       - limit our ability to borrow additional funds, which may be necessary;
       and

       - subject us to financial and other restrictive covenants, which, if we fail to comply with these covenants and our failure is not waived or cured, could result in an event of default under our debt.

TO SERVICE OUR DEBT, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

Our ability to make payments on our debt, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to an extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors, including those described in this "Risk factors" section, that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our new senior secured credit facilities in an amount sufficient to enable us to pay our debt, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, on or before maturity. We cannot assure you that we will be able to refinance any of our debt, including our new senior secured credit facilities, on commercially reasonable terms or at all.

THE AGREEMENTS GOVERNING THE NOTES AND OUR OTHER DEBT IMPOSE RESTRICTIONS ON OUR BUSINESS.

The Indenture and the Second Amended and Restated Credit Facility contain a number of covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. The restrictions these covenants place on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to:

       - incur indebtedness or issue preferred shares;

       - pay dividends or make distributions in respect of our capital stock or to make certain other restricted payments;

       - create liens;

       - agree to payment restrictions affecting our restricted subsidiaries;

       - make acquisitions;

       - consolidate, merge, sell or lease all or substantially all of our assets;

       - enter into transactions with our affiliates; and

       - designate our subsidiaries as unrestricted subsidiaries.

Our Second Amended and Restated Credit Facility also requires us to meet a number of financial ratios. For a discussion of these financial ratios, see "Description of other indebtedness--The Second Amended and Restated Credit Facility". The breach of any of these covenants or restrictions could result in a default under the Indenture or our Second Amended and Restated Credit Facility. An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be immediately due and payable. If we were unable to repay debt to our lenders, these lenders could proceed against the collateral securing that debt.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES IS JUNIOR TO OUR EXISTING AND FUTURE SENIOR INDEBTEDNESS. FURTHER, THE GUARANTEES OF THE NOTES ARE JUNIOR TO ALL OF OUR GUARANTORS' EXISTING AND FUTURE SENIOR INDEBTEDNESS.

The notes and the guarantees rank behind all of our and our guarantors' existing and future senior indebtedness. All of our and their future indebtedness will be deemed senior indebtedness, unless it expressly provides that it ranks equal with, or is subordinated in right of payment to, the notes and the guarantees. The notes offered by this prospectus rank equal to the existing notes. As of January 1, 2005, the amount of debt issued by us that is senior, or effectively senior, to the notes and the note guarantees was $353.7 million (which amount excludes $8.5 million of letters of credit and the remaining availability of $91.5 million under our revolving credit facility). As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our senior debt and senior debt of the guarantors will be entitled to be paid in full before any payment may be made with respect to the notes or the guarantees.

In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of specified non-payment defaults on senior debt.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the notes will participate with trade creditors and all other holders of our and the guarantors' senior subordinated indebtedness in the assets remaining after we and the guarantors have paid all of our and their senior debt. The indenture governing the notes requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid first to holders of any remaining senior indebtedness. In any of these cases, if our assets are insufficient to pay all of our creditors, the holders of the notes will receive a proportional payment only if the holders of our senior indebtedness are paid in full. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of our senior debt. See "Description of notes--Ranking."

THE NOTES ARE NOT SECURED BY ANY OF OUR ASSETS. HOWEVER, OUR SECOND AMENDED AND RESTATED CREDIT FACILITY IS SECURED AND, THEREFORE, OUR BANK LENDERS HAVE A PRIOR CLAIM ON SUBSTANTIALLY ALL OF OUR ASSETS.

The notes are not secured by any of our assets. However, our Second Amended and Restated Credit Facility is secured by (1) a pledge of 100% of the stock of our existing and future domestic subsidiaries and 65% of the stock of our existing and future first-tier foreign subsidiaries, and (2) substantially all of our assets. If we become insolvent or are liquidated, or if payment under any of the instruments governing our secured debt is accelerated, the lenders under these instruments will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to instruments governing such debt. Accordingly, the lenders under our Second Amended and Restated Credit Facility have a prior claim on our and our guarantor subsidiaries' assets. In that event, because the notes are not secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy your claims in full. At January 1, 2005, the outstanding balance was $330.8 million, and we had remaining availability of $91.5 million under that facility.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES COULD BE ADVERSELY AFFECTED IF ANY OF OUR NON-GUARANTOR SUBSIDIARIES DECLARE BANKRUPTCY, LIQUIDATE, OR REORGANIZE; THE NOTES WILL BE STRUCTURALLY SUBORDINATED TO THE OBLIGATIONS OF OUR NON-GUARANTOR SUBSIDIARIES.

Some but not all of our subsidiaries guarantee the notes. Our foreign subsidiaries are not guarantors on the notes, and will become so in the future only if they guarantee other debt of Berry Plastics or Berry Plastics' non-foreign subsidiaries. Furthermore, the guarantee of the notes may be released under the circumstances described under "Description of notes--Certain covenants--Future note guarantors and release of note guarantees." Our obligations under the notes are structurally subordinated to the obligations of our non-guarantor subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of January 1, 2005, our non-guarantor subsidiaries held 4% of our consolidated assets. These non-guarantor subsidiaries accounted for 3% of our net sales for fiscal year 2004.

FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTE HOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor under specific circumstances, including circumstances where the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

       - received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and was insolvent or rendered insolvent by reason of such incurrence;

       - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

       - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

       - the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

       - the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

       - it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor of the notes, at the time of its guarantee of the notes, was not insolvent, did not have unreasonably small capital for the business in which it is engaged and had not incurred debts beyond its ability to pay such debts as they mature. However, a court may apply a different standard in making these determinations or may not agree with our conclusions in this regard.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all then-outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our Second Amended and Restated Credit Facility will not allow such repurchases. In addition, various important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. The occurrence of a change of control will also result in an event of default under our Second Amended and Restated Credit Facility, which would allow the lenders under that facility to accelerate their debt. Such acceleration will be considered an event of default under the notes. See "Description of notes--Change of control."

WE HAVE EXPERIENCED CONSOLIDATED NET LOSSES.

Our net losses were $23.1 million for fiscal 2000, $2.1 million for fiscal 2001 and $32.6 million for fiscal 2002. Consolidated earnings have been insufficient to cover fixed charges by $20.5 million for fiscal 2000, by $0.8 million for fiscal 2001 and by $3.1 million for fiscal 2002. See "Management's discussion and analysis of financial condition and results of operations."

THE NOTES HAVE NO PRIOR PUBLIC MARKET, AND A PUBLIC MARKET FOR THE NOTES MAY NOT DEVELOP OR BE SUSTAINED.

Although they are not obligated to do so, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. have advised us that they presently intend to make a market in the notes as permitted by applicable law. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are not obligated, however, to make a market in the notes and any such market-making may be discontinued at any time at the sole discretion of Goldman, Sachs & Co. and J.P. Morgan Securities Inc. No assurance can be given as to the liquidity of any trading market for the notes, or the ability of the holders of the notes to sell their notes or the price at which such holders may be able to sell their notes. An active market for the notes may not develop or be sustained. If an active public market does not develop or continue, the market price and liquidity of the notes may be adversely affected.

Historically, the market for non-investment grade debt has been volatile in terms of price. It is possible that the market for the notes will be volatile. This volatility in price may affect your ability to resell your notes or the timing of their sale.

Notwithstanding the registration of the notes, holders who are "affiliates" (as defined under Rule 405 of the Securities Act) of us may publicly offer for sale or resale the notes only in compliance with the provisions of Rule 144 under the Securities Act.

Because we are an affiliate of Goldman, Sachs & Co. and J.P. Morgan Securities Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are required to deliver a current "market-maker" prospectus and otherwise comply with the registration requirements of the Securities Act in connection with any secondary market sale of the notes, which may affect their ability to continue market-making activities. We have agreed to make a "market-maker" prospectus generally available to Goldman, Sachs & Co. and J.P. Morgan Securities Inc. to permit them to engage in market-making transactions. However, our registration rights agreement with them also provides that we may, for valid business reasons, allow the market-maker prospectus to cease to be effective and usable for a period of time set forth in the registration rights agreement or as otherwise acceptable to the market-makers. Valid business reasons include, without limitation, a potential acquisition, divestiture of assets or other material corporate transaction. As a result, the liquidity of the secondary market for the notes may be materially adversely affected by the unavailability of a current "market-maker" prospectus.

RISKS RELATED TO OUR BUSINESS

WE DO NOT HAVE GUARANTEED SUPPLY OR FIXED-PRICE CONTRACTS WITH PLASTIC RESIN SUPPLIERS.

We source plastic resin primarily from major industry suppliers such as Dow, Basell, Nova, Total (formerly Atofina), Equistar, Sunoco, BP Amoco and ExxonMobil. We have long-standing relationships with these suppliers but have not entered into a firm supply contract with any of our resin vendors. We may not be able to arrange for other sources of resin in the event of an industry-wide general shortage of resins used by us, or a shortage or discontinuation of certain types of grades of resin purchased from one or more of our suppliers. Any such shortage may negatively impact our competitive position versus companies that are able to better or more cheaply source resin. Additionally, we may be subject to significant increases in prices that may materially impact our financial condition. Over the past several years, we have at times experienced rapidly increasing resin prices primarily due to the increased cost of oil and natural gas. Due to the extent and rapid nature of these increases, we cannot reasonably estimate the extent to which we will be able to successfully recover these cost increases in the short-term. If rapidly increasing resin prices occur, our revenue and/or profitability may be materially and adversely affected, both in the short-term as we attempt to pass through changes in the costs of resin to customers under current agreements and in the longer term as we negotiate new agreements or if our customers seek product substitution.

IF MARKET CONDITIONS DO NOT PERMIT US TO PASS ON THE COST OF PLASTIC RESINS TO OUR CUSTOMERS ON A TIMELY BASIS, OR AT ALL, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD SUFFER MATERIALLY.

To produce our products we use large quantities of plastic resins, which in fiscal 2004 cost us approximately $283.0 million, or 44% of our total cost of goods sold. Plastic resins are subject to cyclical price fluctuations, including those arising from supply shortages and changes in the prices of natural gas, crude oil and other petrochemical intermediates from which resins are produced. The instability in the world markets for oil and natural gas could materially adversely affect the prices and general availability of raw materials quickly. Based on information from Plastics News, an industry publication, prices of high density polyethylene ("HDPE") and polypropylene ("PP") on January 1, 2005 were $0.655 per pound and $0.64 per pound, respectively, reflecting increases of $0.20 per pound, or 44%, and $0.23 per pound, or 56%, over the respective prices from December 27, 2003. Historically, we have generally been able to pass on a significant portion of the increases in resin prices to our customers over a period of time, but even in such cases there have been negative short-term impacts to our financial performance. Certain of our customers (currently fewer than 10% of our net sales) purchase our products pursuant to fixed-price arrangements in respect of which we have at times and may continue to enter into hedging or similar arrangements. In the future, we may not be able to pass on substantially all of the increases in resin prices to our customers on a timely basis, if at all, which may have a material adverse effect on our competitive position and financial performance.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AND OUR CUSTOMERS MAY NOT CONTINUE TO PURCHASE OUR PRODUCTS.

We face intense competition in the sale of our products. We compete with multiple companies in each of our product lines, including divisions or subsidiaries of larger companies and foreign competitors with lower cost structures. We compete on the basis of a number of considerations, including price, service, quality, product characteristics and the ability to supply products to customers in a timely manner. Our products also compete with metal and glass, paper and other packaging materials as well as plastic packaging materials made through different manufacturing processes. Many of our product lines also compete with plastic products in other lines and segments. Our competitors may have financial and other resources that are substantially greater than ours and may be better able than us to withstand price competition. In addition, some of our customers do and could in the future choose to manufacture the products they require for themselves. Each of our product lines faces a different competitive landscape. We may not be able to compete successfully with respect to any of the foregoing factors. Competition could result in our products losing market share or our having to reduce our prices, either of which would have a material adverse effect on our business and results of operations and financial condition. In addition, since we do not have long-term arrangements with many of our customers, these competitive factors could cause our customers to shift suppliers and/or packaging material quickly.

IN THE EVENT OF A CATASTROPHIC LOSS OF OUR KEY MANUFACTURING FACILITY, OUR BUSINESS WOULD BE ADVERSELY AFFECTED.

Our primary manufacturing facility is in Evansville, Indiana, where we produce approximately one-fourth of our products. Also, our primary computer software system resides on a computer that is located in the Evansville facility. While we maintain insurance covering the facility, including business interruption insurance, a catastrophic loss of the use of all or a portion of the facility due to accident, labor issues, weather conditions, other natural disaster or otherwise, whether short or long-term, could have a material adverse effect on us.

OUR ACQUISITION STRATEGY MAY BE UNSUCCESSFUL.

As part of our growth strategy, we plan to pursue the acquisition of other companies, assets and product lines that either complement or expand our existing business. We cannot assure you that we will be able to consummate any such transactions at all or that any future acquisitions will be able to be consummated at acceptable prices and terms. We continually evaluate potential acquisition opportunities in the ordinary course of business, including those that could be material in size and scope. Acquisitions involve a number of special risks and factors, including:

       - the focus of management's attention to the assimilation of the acquired companies and their employees and on the management of expanding operations;

       - the incorporation of acquired products into our product line;

       - the increasing demands on our operational systems;

       - adverse effects on our reported operating results; and

       - the loss of key employees and the difficulty of presenting a unified corporate image.

We may be unable to make appropriate acquisitions because of competition for the specific acquisition. In pursuing acquisitions, we compete against other plastic product manufacturers, some of which are larger than we are and have greater financial and other resources than we have. We compete for potential acquisitions based on a number of factors, including price, terms and conditions, size and ability to offer cash, stock or other forms of consideration. Increased competition for acquisition candidates could result in fewer acquisition opportunities for us and higher acquisition prices. As a company without public equity, we may not be able to offer attractive equity to potential sellers. Additionally, our acquisition strategy may result in significant increases in our outstanding indebtedness and debt service requirements. In addition, the negotiation of potential acquisitions may require members of management to divert their time and resources away from our operations.

We may become responsible for unexpected liabilities that we failed or were unable to discover in the course of performing due diligence in connection with the Landis Acquisition and any future acquisitions. We have required the selling stockholders of Landis to indemnify us against certain undisclosed liabilities. However, we cannot assure you that the indemnification, even if obtained, will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired. Any of these liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations.

THE INTEGRATION OF ACQUIRED BUSINESSES MAY RESULT IN SUBSTANTIAL COSTS, DELAYS OR OTHER PROBLEMS.

We may not be able to successfully integrate future acquisitions without substantial costs, delays or other problems. We will have to continue to expend substantial managerial, operating, financial and other resources to integrate our businesses. The costs of such integration could have a material adverse effect on our operating results and financial condition. Such costs include non-recurring acquisition costs including accounting and legal fees, investment banking fees, recognition of transaction-related obligations, plant closing and similar costs and various other acquisition-related costs. In addition, although we conduct what we believe to be a prudent level of investigation regarding the businesses we purchase, in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual condition of these businesses. Until we actually assume operating control of such business assets and their operations, we may not be able to ascertain the actual value or understand the potential liabilities of the acquired entities and their operations. Once we acquire a business, we are faced with risks, including:

       - the possibility that it will be difficult to integrate the operations into our other operations;

       - the possibility that we have acquired substantial undisclosed liabilities;

       - the risks of entering markets or offering services for which we have no prior experience; and

       - the possibility we may be unable to recruit additional managers with the necessary skills to supplement the incumbent management of the acquired business.

We may not be successful in overcoming these risks.

An acquisition may be significantly larger than any of our previous acquisitions. The significant expansion of our business and operations resulting from the acquisition may strain our administrative, operational and financial resources. The integration may require substantial time, effort, attention, and dedication of management resources and may distract our management in unpredictable ways from our existing business. The integration process could create a number of adverse consequences for us, including the possible unexpected loss of key employees, customers or suppliers, a possible loss of sales or an increase in operating or other costs. The foregoing could have a material adverse effect on our business, financial condition and results of operations. We may not be able to manage the combined operations and assets effectively or realize all or any of the anticipated benefits of the acquisition.

WE RELY ON UNPATENTED PROPRIETARY KNOW-HOW AND TRADE SECRETS.

In addition to relying on patent and trademark rights, we rely on unpatented proprietary know-how and trade secrets, and employ various methods, including confidentiality agreements with employees and consultants, to protect our know-how and trade secrets. However, these methods and our patents and trademarks may not afford complete protection and there can be no assurance that others will not independently develop the know-how and trade secrets or develop better production methods than us. Further, we may not be able to deter current and former employees, contractors and other parties from breaching confidentiality agreements and misappropriating proprietary information and it is possible that third parties may copy or otherwise obtain and use our information and proprietary technology without authorization or otherwise infringe on our intellectual property rights. Additionally, we have licensed, and may license in the future, patents, trademarks, trade secrets, and similar proprietary rights to and from third parties. While we attempt to ensure that our intellectual property and similar proprietary rights are protected and that the third party rights we need are licensed to us when entering into business relationships, third parties may take actions that could materially and adversely affect our rights or the value of our intellectual property, similar proprietary rights or reputation. Furthermore, no assurance can be given that claims or litigation asserting infringement of intellectual property rights will not be initiated by third parties seeking damages, the payment of royalties or licensing fees and/or an injunction against the sale of our products or that we would prevail in any litigation or be successful in preventing such judgment. See "Business--Legal proceedings." In the future, we may also rely on litigation to enforce our intellectual property rights and contractual rights, and, if not successful, we may not be able to protect the value of our intellectual property. Any litigation could be protracted and costly and could have a material adverse effect on our business and results of operations regardless of its outcome. Although we believe that our intellectual property rights are sufficient to allow us to conduct our business without incurring liability to third parties, our products may infringe on the intellectual property rights of third parties and our intellectual property rights may not have the value we believe them to have.

A SIGNIFICANT AMOUNT OF OUR NET WORTH REPRESENTS GOODWILL AND OTHER INTANGIBLES, AND A WRITE-OFF COULD RESULT IN LOWER REPORTED NET INCOME AND A REDUCTION OF OUR NET WORTH.

As of January 1, 2005, the net value of our goodwill and other intangibles was approximately $503.3 million. In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." Under the new standard, we are no longer required or permitted to amortize goodwill reflected on our balance sheet. We are, however, required to evaluate goodwill reflected on our balance sheet when circumstances indicate a potential impairment, or at least annually, under the new impairment testing guidelines outlined in the standard. Future changes in the cost of capital, expected cash flows, or other factors may cause our goodwill to be impaired, resulting in a noncash charge against results of operations to write-off goodwill for the amount of impairment. If a significant write-off is required, the charge would have a material adverse effect on our reported results of operations and net worth in the period of any such write-off.

CURRENT AND FUTURE ENVIRONMENTAL AND OTHER GOVERNMENTAL REQUIREMENTS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND OUR ABILITY TO CONDUCT OUR BUSINESS.

Our operations are subject to federal, state, local and foreign environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. While we have not been required historically to make significant capital expenditures in order to comply with applicable environmental laws and regulations, we cannot predict with any certainty our future capital expenditure requirements because of continually changing compliance standards and environmental technology. Furthermore, violations or contaminated sites that we do not know about (including contamination caused by prior owners and operators of such sites) could result in additional compliance or remediation costs or other liabilities. We have limited insurance coverage for environmental liabilities and we do not anticipate increasing such coverage in the future. We may also assume significant environmental liabilities in acquisitions. In addition, federal, state and local governments could enact laws or regulations concerning environmental matters that increase the cost of producing, or otherwise adversely affect the demand for, plastic products. Legislation that would prohibit, tax or restrict the sale or use of certain types of plastic and other containers, and would require diversion of solid wastes such as packaging materials from disposal in landfills, has been or may be introduced in the U.S. Congress, in state legislatures and other legislative bodies. While container legislation has been adopted in a few jurisdictions, similar legislation has been defeated in public referenda in several states, local elections and many state and local legislative sessions. Although we believe that the laws promulgated to date have not had a material adverse effect on us, there can be no assurance that future legislation or regulation would not have a material adverse effect on us. Furthermore, a decline in consumer preference for plastic products due to environmental considerations could have a negative effect on our business.

The Food and Drug Administration ("FDA"), regulates the material content of direct-contact food containers and packages we manufacture pursuant to the Federal Food, Drug and Cosmetic Act. Furthermore, some of our products are regulated by the Consumer Product Safety Commission ("CPSC"), pursuant to various federal laws, including the Consumer Product Safety Act. Both the FDA and the CPSC can require the manufacturer of defective products to repurchase or recall these products and may also impose fines or penalties on the manufacturer. Similar laws exist in some states, cities and other countries in which we sell products. In addition, laws exist in certain states restricting the sale of packaging with certain levels of heavy metals and imposing fines and penalties for noncompliance. Although we use FDA-approved resins and pigments in containers that directly contact food products and we believe our products are in material compliance with all applicable requirements, we remain subject to the risk that our products could be found to be not in compliance with these and other requirements. A recall of any of our products or any fines and penalties imposed in connection with non-compliance could have a materially adverse effect on us. See "Business--Environmental matters and government regulation."

OUR OPERATIONS OUTSIDE OF THE UNITED STATES ARE SUBJECT TO ADDITIONAL CURRENCY EXCHANGE, POLITICAL, INVESTMENT AND OTHER RISKS.

We currently operate two facilities outside the United States which combined accounted for approximately 3% of our 2004 net sales. This amount may change in the future. As such we are subject to the risks associated with selling and operating in foreign countries, including devaluations and fluctuations in foreign currencies, unstable political conditions, imposition of limitations on conversion of foreign currencies into U.S. dollars and remittance of dividends and payments by foreign subsidiaries. The imposition of taxes and imposition or increase of investment and other restrictions, tariffs or quotas may also have a negative effect on our business and profitability. Our sales outside the United States from our domestic plants, which represented approximately 2% of our 2004 net sales, are subject to similar risks.

WE ARE CONTROLLED BY AFFILIATES OF GOLDMAN, SACHS & CO. AND J.P. MORGAN SECURITIES INC., AND THEIR INTERESTS AS EQUITY HOLDERS MAY CONFLICT WITH YOUR INTERESTS AS A HOLDER OF THE NOTES.

As a result of the Merger, certain private equity funds affiliated with Goldman, Sachs & Co. and J.P. Morgan Securities Inc. own a substantial majority of our common stock. The interests of Goldman, Sachs & Co. and J.P. Morgan Securities Inc. and their respective affiliates may not in all cases be aligned with your interests as a holder of the notes. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. and their respective affiliates control the power to elect our directors, to appoint members of management and to approve all actions requiring the approval of the holders of our common stock, including adopting amendments to our certificate of incorporation and approving mergers, certain acquisitions or sales of all or substantially all of our assets. For example, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. and their respective affiliates could pursue acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve significant risks to the holders of the notes.

                                USE OF PROCEEDS

This prospectus is delivered in connection with the sale of notes by Goldman, Sachs & Co. or J.P. Morgan Securities Inc. in market-making transactions. We will not receive any of the proceeds from such transaction.

                                 CAPITALIZATION

The following table sets forth our capitalization as of January 1, 2005. This table should be read in conjunction with "Use of proceeds" and our consolidated financial statements and related notes included elsewhere in this prospectus.

--------------------------------------------------------------------------
                                                                  AS OF
(UNAUDITED)                                                     JANUARY 1,
(DOLLARS IN THOUSANDS)                                             2005
--------------------------------------------------------------------------
Long-term debt (including current portion thereof):
Second Amended and Restated Credit Facility
   Revolving credit facility(1).............................    $       -
   Term loans(2)............................................      330,780
Notes, including premium....................................      343,876
Capital leases..............................................       20,922
Nevada industrial revenue bonds and other...................        1,980
                                                                ---------
      Total debt............................................      697,558
Stockholders' equity:
   Preferred stock..........................................            -
   Common stock.............................................           34
   Additional paid-in capital...............................      345,001
   Adjustment of the carryover basis of continuing
     stockholders...........................................     (196,603)
   Notes receivable--common stock...........................      (14,856)
   Treasury stock...........................................       (2,049)
   Retained earnings........................................       39,178
   Accumulated other comprehensive income...................       13,186
                                                                ---------
      Total stockholders' equity............................      183,891
                                                                ---------
Total capitalization........................................    $ 881,449
--------------------------------------------------------------------------

(1) As of January 1, 2005, we had unused borrowing capacity under the revolving credit facility of $91.5 million, with $8.5 million in letters of credit outstanding thereunder.

(2) Between January 1, 2005 and the date of this prospectus, we made scheduled principal payments of $0.8 million on our term loans, $1.5 million on our Nevada industrial revenue bonds, and scheduled payments on capital leases, as well as amortization of the premium on the Notes.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected consolidated historical financial data for each of the fiscal years 2000, 2001, 2002, 2003 and 2004 which have been derived from our consolidated financial statements which have been audited by Ernst & Young LLP, independent auditors included elsewhere in this prospectus. All references herein to "2004," "2003," "2002," "2001," and "2000,"
relate to the fiscal years ended January 1, 2005, December 27, 2003, December 28, 2002, December 29, 2001 and December 30, 2000, respectively. For analysis purposes, the results under Holding's prior ownership ("Predecessor") have been combined with results subsequent to the Merger on July 22, 2002. Our historical consolidated financial information may not be comparable to or indicative of our future performance. The following data should be read in conjunction with our consolidated financial statements and related notes, "Management's discussion and analysis of financial condition and results of operations" and other financial information included elsewhere in this prospectus. For a discussion of certain factors that materially affect the comparability of the consolidated financial data or cause the data reflected herein not to be indicative of our future financial condition or results of operations, see "Risk factors."

--------------------------------------------------------------------------------------------------------------------------
                                                                                                   BPC HOLDING CORPORATION
                                                         -----------------------------------------------------------------
                                                                                                                    FISCAL
                                                         -----------------------------------------------------------------
                                                                                        COMBINED
                                                                                       COMPANY &
                                                         PREDECESSOR   PREDECESSOR   PREDECESSOR      COMPANY    COMPANY
                                                         -----------   -----------   -----------   ----------   ----------
(DOLLARS IN THOUSANDS)                                          2000          2001          2002         2003      2004
--------------------------------------------------------------------------------------------------------------------------
Statement of operations data:
  Net sales............................................   $ 408,088     $ 461,659     $494,303     $  551,876   $  814,213
  Cost of goods sold...................................     312,119       338,000      371,273        420,750      639,329
                                                         -----------------------------------------------------------------
  Gross profit.........................................      95,969       123,659      123,030        131,126      174,884
  Operating expenses
    Selling............................................      21,630        21,996       22,209         23,883       26,361
    General and administrative.........................      24,408        28,535       23,414         25,699       38,518
    Research and development...........................       2,606         1,948        2,888          3,459        3,825
    Amortization of intangibles........................      10,579        12,802        2,408          3,326        6,513
    Other expenses.....................................       6,639         4,911        5,561          3,569        5,791
    Merger expenses....................................           -             -       20,987              -            -
                                                         -----------------------------------------------------------------
    Total operating expenses(1)........................      65,862        70,192       77,467         59,936       81,008
                                                         -----------------------------------------------------------------
  Operating income.....................................      30,107        53,467       45,563         71,190       93,876
  Other expense (income)(2)............................         877           473          299             (7)           -
  Loss on extinguished debt(3).........................       1,022             -       25,328            250            -
  Interest expense, net(4).............................      51,457        54,355       49,254         45,413       53,185
                                                         -----------------------------------------------------------------
  Income (loss) before income taxes....................     (23,249)       (1,361)     (29,318)        25,534       40,691
  Income taxes (benefit)...............................        (142)          734        3,298         12,486       17,740
                                                         -----------------------------------------------------------------
  Net income (loss)....................................     (23,107)       (2,095)     (32,616)        13,048       22,951
  Preferred stock dividends............................       6,665         9,790        6,468              -            -
  Amortization of preferred stock discount.............         768         1,024          574              -            -
                                                         -----------------------------------------------------------------
  Net income (loss) attributable to common
    stockholders.......................................   $ (30,530)    $ (12,909)    $(39,658)    $   13,048   $   22,951
  Other financial data:
    Depreciation and amortization(5)...................   $  42,148     $  50,907     $ 41,965     $   44,078   $   60,816
    Capital expenditures...............................      31,530        32,834       28,683         29,949       52,624
    Ratio of earnings to fixed charges(6)..............           -             -            -            1.5x        1.7x
  Balance sheet data (at end of period):
    Working capital....................................   $  20,470     $  19,327     $ 64,201     $   87,571   $   90,094
    Fixed assets.......................................     179,804       203,217      193,132        282,977      281,972
    Total assets.......................................     413,122       446,876      760,576      1,015,806    1,005,144
    Total debt.........................................     468,806       485,881      609,943        751,605      697,558
    Stockholders' equity (deficit).....................    (137,997)     (139,601)      75,163        152,591      183,891
--------------------------------------------------------------------------------------------------------------------------

(1) Operating expenses include $20,987 related to the Merger during fiscal 2002.

(2) Other expenses (income) consist of net losses (gains) on disposal of property and equipment for the respective years.

(3) The loss on extinguished debt in 2003 represents the legal costs associated with amending the senior credit facility in connection with the Landis Acquisition. As a result of the retirement all of Holding's senior secured notes and Berry Plastics' senior subordinated notes and the repayment of all amounts owed under our credit facilities in connection with the Merger, $6.6 million of existing deferred financing fees and $18.7 million of prepayment fees and related charges were charged to expense in 2002 as a loss on extinguished debt. In 2000, the loss on extinguished debt relates to deferred financing fees written off as a result of amending the retired senior credit facility.

(4) Includes non-cash interest expense of $1,862, $2,318, $2,476, $11,268, and $18,047, in fiscal 2004, 2003, 2002, 2001, and 2000, respectively.

(5) Depreciation and amortization excludes non-cash amortization of deferred financing fees and debt premium/discount amortization which are included in interest expense.

(6) For purposes of calculating the ratio of earnings to fixed charges, "earnings" represent net income (loss) before extraordinary items. "Fixed charges" consist of interest expenses, including amortization of debt issuance costs and that portion of rental expenses which we consider to be a reasonable approximation of the interest factor of operating lease payments. For fiscal 2000, 2001 and 2002, our fixed charges exceeded our earnings by $20,520, $772 and $3,146, respectively.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

Unless the context requires otherwise, references in this Management's discussion and analysis of financial condition and results of operations to "BPC Holding" or "Holding" refer to BPC Holding Corporation, references to "we," "our" or "us" refer to BPC Holding Corporation together with its consolidated subsidiaries, and references to "Berry Plastics" or the "Company" refer to Berry Plastics Corporation, a wholly owned subsidiary of BPC Holding Corporation. For analysis purposes, the results under Holding's prior ownership ("Predecessor") have been combined with results subsequent to the merger on July 22, 2002 described below. You should read the following discussion in conjunction with the consolidated financial statements of Holding and its subsidiaries and the accompanying notes thereto, which information is included elsewhere herein. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in "Risk factors." Our actual results may differ materially from those contained in any forward-looking statements.

On July 22, 2002, GS Berry Acquisition Corp. (the "Buyer"), a newly formed entity controlled by various private equity funds affiliated with Goldman, Sachs & Co., merged (the "Merger") with and into Holding, pursuant to an agreement and plan of merger, dated as of May 25, 2002. At the effective time of the Merger,
(1) each share of common stock of Holding issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive cash pursuant to the terms of the merger agreement, and (2) each share of common stock of the Buyer issued and outstanding immediately prior to the effective time of the Merger was converted into one share of common stock of Holding. Additionally, in connection with the Merger, we retired all of Holding's senior secured notes and Berry Plastics' senior subordinated notes, repaid all amounts owed under our credit facilities, redeemed all of the outstanding preferred stock of Holding, entered into a new credit facility and completed an offering of new senior subordinated notes of Berry Plastics. Immediately following the Merger, private equity funds affiliated with Goldman, Sachs & Co. owned approximately 63% of the outstanding common stock of Holding, private equity funds affiliated with J.P. Morgan Chase & Co. owned approximately 29% and members of our management owned the remaining 8%.

OVERVIEW

We are one of the world's leading manufacturers and suppliers of a diverse mix of rigid plastics packaging products focusing on the open-top container, closure, aerosol overcap, drink cup and housewares markets. We sell a broad product line to over 12,000 customers. We concentrate on manufacturing higher quality, value-added products sold to image-conscious marketers of institutional and consumer products. We believe that our large operating scale, low-cost manufacturing capabilities, purchasing leverage, proprietary thermoforming technology and extensive collection of over 1,000 active proprietary molds provide us with a competitive advantage in the marketplace. We have been able to leverage our broad product offering, value-added manufacturing capabilities and long-standing customer relationships into leading positions across a number of products. Our top 10 customers represented approximately 35% of our fiscal 2004 net sales with no customer accounting for more than 8% of our fiscal 2004 net sales. The average length of our relationship with these customers was over 20 years. Our products are primarily sold to customers in industries that exhibit relatively stable demand characteristics and are considered less sensitive to overall economic conditions, such as pharmaceuticals, food, dairy and health and beauty. Additionally, we operate 16 high-volume manufacturing facilities and have extensive distribution capabilities. We organize our business into four operating divisions: containers, closures, consumer products, and international. At the end of fiscal 2004, we had approximately 4,550 employees.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We disclose those accounting policies that we consider to be significant in determining the amounts to be utilized for communicating our consolidated financial position, results of operations and cash flows in the second note to our consolidated financial statements included elsewhere herein. Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with these principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results are likely to differ from these estimates, but management does not believe such differences will materially affect our financial position or results of operations. We believe that the following accounting policies are the most critical because they have the greatest impact on the presentation of our financial condition and results of operations.

Accounts receivable. We evaluate our allowance for doubtful accounts on a quarterly basis and review any significant customers with delinquent balances to determine future collectibility. We base our determinations on legal issues (such as bankruptcy status), past history, current financial and credit agency reports, and the experience of our credit representatives. We reserve accounts that we deem to be uncollectible in the quarter in which we make the determination. We maintain additional reserves based on our historical bad debt experience. We believe, based on past history and our credit policies, that our net accounts receivable are of good quality. A ten percent increase or decrease in our bad debt experience would not have a material impact on the results of operations of the Company. Our allowance for doubtful accounts was $3.2 million and $2.7 million as of January 1, 2005 and December 27, 2003, respectively.

Inventory obsolescence. We evaluate our reserve for inventory obsolescence on a quarterly basis and review inventory on-hand to determine future salability. We base our determinations on the age of the inventory and the experience of our personnel. We reserve inventory that we deem to be not salable in the quarter in which we make the determination. We believe, based on past history and our policies and procedures, that our net inventory is salable. A ten percent increase or decrease in our inventory obsolescence experience would not have a material impact on the results of operations of the Company. Our reserve for inventory obsolescence was $3.8 million and $4.1 million as of January 1, 2005 and December 27, 2003, respectively.

Medical insurance. We offer our employees medical insurance that is primarily self-insured by us. As a result, we accrue a liability for known claims as well as the estimated amount of expected claims incurred but not reported. We evaluate our medical claims liability on a quarterly basis and obtain an independent actuarial analysis on an annual basis. Based on our analysis, we believe that our recorded medical claims liability should be sufficient. A ten percent increase or decrease in our medical claims experience would not have a material impact on the results of operations of the Company. Our accrued liability for medical claims was $2.0 million and $3.0 million, including reserves for expected medical claims incurred but not reported, as of January 1, 2005 and December 27, 2003, respectively.

Workers' compensation insurance. Starting in fiscal 2000, we converted the majority of our facilities to a large deductible program for workers' compensation insurance. On a quarterly basis, we evaluate our liability based on third-party adjusters' independent analyses by claim. Based on our analysis, we believe that our recorded workers' compensation liability should be sufficient. A ten percent increase or decrease in our workers' compensation claims experience would not have a material impact on the results of operations. Our accrued liability for workers' compensation claims was $3.5 million and $3.1 million as of January 1, 2005 and December 27, 2003, respectively.

Revenue recognition. Revenue from sales of products is recognized at the time product is shipped to the customer at which time title and risk of ownership transfer to the purchaser.

Impairments of long-lived assets. In accordance with the methodology described in FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," we review long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. No impairments were recorded in the financial statements included herein.

Deferred taxes and effective tax rates. We estimate tax rates and associated liabilities or assets for each legal entity in accordance with FAS 109. We use tax-planning to minimize or defer tax liabilities to future periods. In recording effective tax rates and related liabilities and assets, we rely upon estimates, which are based upon our interpretation of United States and local tax laws as they apply to our legal entities and our overall tax structure. Audits by local tax jurisdictions, including the United States Government, could yield different interpretations from our own and cause the Company to owe more taxes than originally recorded. For interim periods, we accrue our tax provision at the effective tax rate that we expect for the full year. As the actual results from our various businesses vary from our estimates earlier in the year, we adjust the succeeding interim periods effective tax rates to reflect our best estimate for the year-to-date results and for the full year. As part of the effective tax rate, if we determine that a deferred tax asset arising from temporary differences is not likely to be utilized, we will establish a valuation allowance against that asset to record it at its expected realizable value. Our valuation allowance against deferred tax assets was $1.3 million and $16.9 million as of January 1, 2005 and December 27, 2003, respectively. The decrease of $15.6 million in 2004 can be primarily attributed to the use of fully reserved net operating losses and increases in the temporary differences related to property and equipment.

Based on a critical assessment of our accounting policies and the underlying judgments and uncertainties affecting the application of those policies, we believe that our consolidated financial statements provide a meaningful and fair perspective of Holding and its consolidated subsidiaries. This is not to suggest that other risk factors such as changes in economic conditions, changes in material costs and others could not adversely impact our consolidated financial position, results of operations and cash flows in future periods.

RECENTLY ISSUED ACCOUNTING STANDARDS

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R (Revised 2004), Share-Based Payment ("SFAS No. 123R"), which requires that the compensation cost relating to share-based payment transactions be recognized in financial statements based on alternative fair value models. The share-based compensation cost will be measured based on the fair value of the equity or liability instruments issued. We currently disclose pro forma compensation expense quarterly and annually by calculating the stock option grants' fair value using the Black-Scholes model and disclosed the impact on net income (loss) in a note to the consolidated financial statements. Upon adoption, pro forma disclosure will no longer be an alternative. For nonpublic companies, as defined, the effective date of SFAS No. 123R is the beginning of the first annual reporting period that begins after December 15, 2005, although early adoption is allowed. We expect to adopt SFAS No. 123R in the first quarter of 2006, but has not yet evaluated what effect the adoption of this new standard will have on our financial position or results of operations.

In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4 ("SFAS 151"). SFAS 151 requires the exclusion of certain costs from inventories and the allocation of fixed production overheads to inventories to be based on normal capacity of the production facilities. The provisions of SFAS 151 are effective for costs incurred during fiscal years beginning after June 15, 2005. Earlier adoption is permitted for inventory costs incurred during fiscal years beginning after the issuance date of SFAS 151. We have not yet evaluated what effect the adoption of this new standard will have on our financial position or results of operations.

ACQUISITIONS

We maintain a selective and disciplined acquisition strategy, which is focused on improving our financial performance in the long-term, enhancing our market positions and expanding our product lines or, in some cases, providing us with a new or complementary product line. Most businesses we have acquired had profit margins that are lower than that of our existing business, which results in a temporary decrease in our margins. We have historically achieved significant reductions in manufacturing and overhead costs of acquired companies by introducing advanced manufacturing processes, exiting low-margin businesses or product lines, reducing headcount, rationalizing facilities and machinery, applying best practices and capitalizing on economies of scale. In connection with our acquisitions, we have in the past and may in the future incur charges related to these reductions and rationalizations.

YEAR ENDED JANUARY 1, 2005

COMPARED TO YEAR ENDED DECEMBER 27, 2003

Net Sales. Net sales increased $262.3 million, or 48%, to $814.2 million in 2004 from $551.9 million in 2003 with an approximate 4% increase in net selling price due to the pass through of higher resin costs passed through to our customers. Our base business volume, excluding selling price changes and acquired business, increased by approximately $29.5 million or 6% in 2004. Container net sales increased $229.8 million with the Landis Acquisition providing domestic container net sales of approximately $221.3 million in 2004 versus $20.1 million in 2003. Due to the movement of business between the acquired Landis facilities and our pre-existing facilities, the amount of sales related to the Landis Acquisition is estimated. The increase in container net sales is primarily a result of the Landis Acquisition, increased selling prices and base business growth in several of the division's product lines. Closure net sales increased $2.2 million primarily due to the higher selling prices and increased volume in the United States closure product line partially offset by $3.3 million of 2004 net sales reclassified to the international division as described below. Consumer products net sales increased $14.3 million in 2004 primarily due to increased sales from thermoformed drink cups and housewares partially offset by reduced volume from injection drink cups. In 2004, we created our international division as a separate operating and reporting division to increase sales and improve service to international customers utilizing existing resources. The international segment includes the Company's foreign facilities and business from domestic facilities that is shipped or billed to foreign locations. The 2003 results for the foreign facilities have been reclassified to the international segment; however, business from domestic facilities that were shipped or billed to foreign locations cannot be separately identified for 2003. The international division provided net sales of $38.1 million in 2004 compared to $22.0 million in 2003 primarily as a result of the effects of this reclassification and the Landis Acquisition.

Gross Profit. Gross profit increased $43.8 million from $131.1 million (24% of net sales) in 2003 to $174.9 million (21% of net sales) in 2004. This increase of 33% includes the combined impact of the additional sales volume, productivity improvement initiatives, and the timing effect of the 4% increase in net selling prices due to higher resin costs passed through to our customers partially offset by increased raw material costs. The historical margin percentage of the business acquired in the Landis Acquisition was significantly less than the Company's historical gross margin percentage, which reduced our consolidated margin percentage. We have continued to consolidate products and business of recent acquisitions to the most efficient tooling, providing customers with improved products and customer service. As part of the Landis integration, in the fourth quarter of 2003, we closed our Monticello, Indiana facility, which was acquired in the Landis Acquisition. The business from this location was distributed throughout our facilities. In addition, we completed the integration of the Landis facilities in 2004 to our integrated computer software system. Also, significant productivity improvements were made on the base business in 2004, including the addition of state-of-the-art injection molding, thermoforming and post molding equipment at several of our facilities.

Operating Expenses. Selling expenses increased by $2.5 million to $26.4 million for 2004 from $23.9 million principally as a result of increased selling expenses associated with higher sales partially offset by cost reduction efforts. General and administrative expenses increased from $25.7 million to $38.5 million in 2004. This increase of $12.8 million can be primarily attributed to the Landis Acquisition and increased accrued bonus expenses. Research and development costs increased $0.3 million to $3.8 million in 2004 primarily as a result of the Landis Acquisition. Intangible asset amortization increased from $3.3 million in 2003 to $6.5 million for 2004, primarily as a result of additional intangible assets resulting from the Landis Acquisition. Other expenses were $5.8 million for 2004 compared to $3.6 million for 2003. Other expenses in 2004 include transition expenses of $4.0 million related to the Landis Acquisition and $1.8 million related to the shutdown and reorganization of facilities. Other expenses in 2003 include transition expenses of $1.5 million related to recently acquired businesses, $1.1 million related to the shutdown and reorganization of facilities, and $1.0 million related to an acquisition that was not completed.

Interest Expense, Net. Net interest expense, including amortization of deferred financing costs and debt premium, for 2004 was $53.2 million (7% of net sales) compared to $45.7 million (8% of net sales) in 2003, an increase of $7.5 million. This increase is primarily attributed to additional indebtedness utilized to finance the Landis Acquisition partially offset by decreased rates of interest on borrowings and debt principal reductions.

Income Taxes. In 2004, we recorded income tax expense of $17.7 million for income taxes, or an effective tax rate of 44%, compared to $12.5 million, or an effective tax rate of 49%, for fiscal 2003. The effective tax rate is greater than the statutory rate due to the impact of state taxes and foreign location losses for which no benefit was currently provided. The increase of $5.2 million over 2003 can be primarily attributed to improved operating performance.

Net Income. We recorded net income of $23.0 million in 2004 compared to $13.0 million in 2003 for the reasons stated above.

YEAR ENDED DECEMBER 27, 2003
COMPARED TO YEAR ENDED DECEMBER 28, 2002

Net Sales. Net sales increased $57.6 million, or 12%, to $551.9 million in 2003 from $494.3 million in 2002 with an approximate 5% increase in net selling price due to higher resin costs passed through to our customers. Our base business volume, excluding selling price changes, and acquired business, increased by approximately $4.0 million or 1% in 2003. Container net sales increased $38.1 million with the Landis Acquisition providing net sales of approximately $20.1 million in 2003. The remaining increase in containers of $18.0 million can be primarily attributed to higher selling prices primarily due to passing through the costs of increased resin prices. Closure net sales increased $12.0 million in 2003 primarily due to the CCL acquisition, higher selling prices, and increased volume in the United States closure product line. Consumer products net sales increased $6.1 million in 2003 primarily due to increased sales from the thermoformed drink cup line and retail housewares partially offset by a reduction in sales of a specialty drink cup line. In 2004, we created our international division as a separate operating and reporting division to increase sales and improve service to international customers utilizing existing resources. The international segment includes the Company's foreign facilities and business from domestic facilities that is shipped or billed to foreign locations. The 2003 and 2002 results for the foreign facilities have been reclassified to the international segment; however, business from domestic facilities that were shipped or billed to foreign locations cannot be separately identified for 2003 or 2002. The international division provided net sales of $22.0 million in 2003 compared to $20.6 million in 2002. This increase of $1.4 million can be primarily attributed to foreign currency translation.

Gross Profit. Gross profit increased $8.1 million from $123.0 million (25% of net sales) in 2002 to $131.1 million (24% of net sales) in 2003. This increase of 7% includes the combined impact of the added sales volume, productivity improvement initiatives and the timing effect of the 5% increase in net selling prices partially offset by higher raw material costs. We have continued to consolidate products and business of recent acquisitions to the most efficient tooling, providing customers with improved products and customer service. As part of the integration, in the fourth quarter of 2002 we closed our Fort Worth, Texas facility, which was acquired in the Pescor acquisition, and in the fourth quarter of 2003, we initiated the closing of our Monticello, Indiana facility. The Monticello facility was acquired in the Landis Acquisition. The business from these locations was distributed throughout our facilities. Also, significant productivity improvements were made in 2003, including the addition of state-of-the-art injection molding, thermoforming and post molding equipment at several of our facilities.

Operating Expenses. Selling expenses increased by $1.7 million to $23.9 million for 2003 from $22.2 million principally as a result of increased selling expenses resulting from increased sales. General and administrative expenses increased from $23.4 million to $25.7 million in 2003. This increase of $2.3 million can be primarily attributed to the Landis Acquisition and increased accrued bonus expenses. Research and development costs increased $0.6 million to $3.5 million in 2003 primarily as a result of an increase in projects under development and the Landis Acquisition. Intangible asset amortization increased from $2.4 million in 2002 to $3.3 million for 2003, primarily as a result of intangibles resulting from the Merger and the Landis Acquisition. In connection with the Merger, the Predecessor incurred Merger related expenses of approximately $21.0 million, consisting primarily of investment banking fees, bonuses to management, non-cash modification of stock option awards, legal costs, and fees to the largest voting stockholder of the Predecessor. Other expenses were $3.6 million for 2003 compared to $5.6 million for 2002. Other expenses in 2003 include transition expenses of $1.5 million related to recently acquired businesses, $1.1 million related to the shutdown and reorganization of facilities, and $1.0 million related to an acquisition that was not completed. Other expenses in 2002 include transition expenses of $1.3 million related to recently acquired businesses, $4.1 million related to the shutdown and reorganization of facilities, and $0.2 million related to an acquisition that was not completed.

Interest Expense, Net. Net interest expense, including amortization of deferred financing costs and debt premium, for 2003 was $45.7 million (8% of net sales) compared to $74.6 million (15% of net sales) in 2002, a decrease of $28.9 million. This decrease is primarily attributed to $18.7 million of prepayment fees and related charges and $6.6 million of deferred financing fees written off in 2002 due to the extinguishment of debt in connection with the Merger and decreased rates of interest on borrowings in 2003.

Income Taxes. In 2003, we recorded income tax expense of $12.5 million for income taxes, or an effective tax rate of 49%, compared to $3.3 million for fiscal 2002. The effective tax rate is greater than the statutory rate due to the impact of state taxes and foreign location losses for which no benefit was currently provided. The increase of $9.2 million over 2002 can be attributed to the Merger as the use of fully reserved net operating loss carryforwards that existed at the time of the Merger have been recorded as a reduction to goodwill.

Net Income (Loss). We recorded net income of $13.0 million in 2003 compared to a net loss of $32.6 million in 2002 for the reasons stated above.

INCOME TAX MATTERS

As of January 1, 2005, Holding has unused operating loss carryforwards of $61.1 million for federal income tax purposes which begin to expire in 2012. Alternative minimum tax credit carryforwards of approximately $3.8 million are available to Holding indefinitely to reduce future years' federal income taxes. As a result of the Merger, $45.0 million of the unused operating loss carryforward is limited to approximately $12.9 million per year, and $16.0 million of the unused operating loss carryforward occurred subsequent to the Merger and is not subject to an annual limitation.

LIQUIDITY AND CAPITAL RESOURCES

On July 22, 2002, we entered into a credit and guaranty agreement and a related pledge security agreement with a syndicate of lenders led by Goldman Sachs Credit Partners L.P., as administrative agent (the "Credit Facility"). On November 10, 2003, in connection with the

Landis Acquisition, we amended and restated the Credit Facility (the "Amended and Restated Credit Facility"). On August 9, 2004, the Amended and Restated Credit Facility was amended and restated (the "Second Amended and Restated Credit Facility"). The Second Amended and Restated Credit Facility provides (1) a $365.5 million term loan and (2) a $100.0 million revolving credit facility. The proceeds from the new term loan were used to repay the outstanding balance of the term loans from the Amended and Restated Credit Facility. The Second Amended and Restated Credit Facility permits the Company to borrow up to an additional $150.0 million of incremental senior term indebtedness from lenders willing to provide such loans subject to certain restrictions. The terms of the additional indebtedness will be determined by the market conditions at the time of borrowing. The maturity date of the term loan is July 22, 2010, and the maturity date of the revolving credit facility is July 22, 2008. The indebtedness under the Second Amended and Restated Credit Facility is guaranteed by Holding and all of its domestic subsidiaries. The obligations of the Company and the subsidiaries under the Second Amended and Restated Credit Facility and the guarantees thereof are secured by substantially all of the assets of such entities. At January 1, 2005 and December 27, 2003, there were no borrowings outstanding on the revolving credit facility.

Borrowings under the Second Amended and Restated Credit Facility bear interest, at the Company's option, at either (i) a base rate (equal to the greater of the prime rate or the federal funds rate plus 0.5%) plus the applicable margin (the "Base Rate Loans") or (ii) an adjusted eurodollar LIBOR (adjusted for reserves) plus the applicable margin (the "Eurodollar Rate Loans"). With respect to the term loan, the "applicable margin" is (i) with respect to Base Rate Loans, 1.25% per annum and (ii) with respect to Eurodollar Rate Loans, 2.25% per annum (4.22% at January 1, 2005). In addition, the applicable margins with respect to the term loan can be further reduced by an additional .25% per annum subject to the Company meeting a leverage ratio target, which was met based on the results through January 1, 2005. With respect to the revolving credit facility, the "applicable margin" is subject to a pricing grid which ranges from 2.75% per annum to 2.00% per annum, depending on the leverage ratio (2.50% based on results through January 1, 2005). The "applicable margin" with respect to Base Rate Loans will always be 1.00% per annum less than the "applicable margin" for Eurodollar Rate Loans. The interest rate applicable to overdue payments and to outstanding amounts following an event of default under the Second Amended and Restated Credit Facility is equal to the interest rate at the time of an event of default plus 2.00%. We also must pay commitment fees ranging from 0.375% per annum to 0.50% per annum on the average daily unused portion of the revolving credit facility. Pursuant to a requirement in the Credit Facility and as a result of an economic slowdown and corresponding interest rate reductions, we entered into an interest rate collar arrangement in October 2002 to protect $50.0 million of the outstanding variable rate term loan debt from future interest rate volatility. Under the interest rate collar agreement, the Eurodollar rate with respect to the $50.0 million of outstanding variable rate term loan debt will not exceed 6.75% or drop below 1.97%. The agreement was effective January 15, 2003 and terminates on July 15, 2006.

The Second Amended and Restated Credit Facility contains significant financial and operating covenants, including prohibitions on our ability to incur specified additional indebtedness or to pay dividends, and restrictions on our ability to make capital expenditures and investments and dispose of assets or consummate acquisitions. The Second Amended and Restated Credit Facility contains (1) a minimum interest coverage ratio as of the last day of any quarter of 2.15:1.00 per quarter for the quarters ending December 2004 and March 2005, 2.25:1.00 per quarter for the quarters ending June 2005 through March 2006, 2.35:1.00 per quarter for the quarters ending June 2006 through December 2006 and 2.50:1.00 per quarter thereafter, (2) a maximum amount of capital expenditures (subject to the rollover of certain unexpended amounts from the prior year and increases due to acquisitions) of $50 million for the year ending 2004, $60 million for the years ending 2005, 2006 and 2007, and $65 million for each year thereafter, and (3) a maximum total leverage ratio as of the last day of any quarter of 5.50:1.00 per quarter for the quarters ending December 2004 through June 2005, 5.25:1.00 per quarter for the quarters ending September 2005 and December 2005, 5.00:1.00 per quarter for the quarters ending March 2006 and June 2006, 4.75:1.00 per quarter for the quarters ending September 2006 through March 2007, 4.50:1.00 per quarter for the quarters ending June 2007 through December 2007, 4.25:1.00 per quarter for the quarters ending March 2008 through December 2008, and 4.00:1.00 per quarter thereafter. The occurrence of a default, an event of default or a material adverse effect on Berry Plastics would result in our inability to obtain further borrowings under our revolving credit facility and could also result in the acceleration of our obligations under any or all of our debt agreements, each of which could materially and adversely affect our business. We were in compliance with all of the financial and operating covenants at January 1, 2005.

In 2004, we made two voluntary principal prepayments totaling $45.0 million on our senior term debt resulting in a revision of the loan amortization schedule. Accordingly, the term loan amortizes quarterly as follows: $831,312 each quarter beginning March 31, 2005 and ending June 30, 2009; and $78,974,687 each quarter beginning September 30, 2009 and ending June 30, 2010. Borrowings under the Second Amended and Restated Credit Facility are subject to mandatory prepayment under specified circumstances, including if we meet specified cash flow thresholds, collect insurance proceeds in excess of certain thresholds, issue equity securities or debt or sell assets not in the ordinary course of business, or upon a sale or change of control of the Company. There is no required amortization of the revolving credit facility. Outstanding borrowings under the revolving credit facility may be repaid at any time, and may be reborrowed at any time prior to the maturity date which is on July 22, 2008. The revolving credit facility allows up to $25.0 million of letters of credit to be issued instead of borrowings and up to $10.0 million of swingline loans. At January 1, 2005 and December 27, 2003, we had $8.5 million and $7.4 million, respectively, in letters of credit outstanding under our revolving credit facility.

On July 22, 2002, we completed an offering of $250.0 million aggregate principal amount of 10 3/4% Senior Subordinated Notes due 2012 (the "2002 Notes"). The net proceeds to us from the sale of the 2002 Notes, after expenses, were $239.4 million. The proceeds from the 2002 Notes were used in the financing of the Merger. The 2002 Notes mature on July 15, 2012, and interest is payable semi-annually on January 15 and July 15 of each year beginning January 15, 2003. Holding and all of our domestic subsidiaries fully, jointly, severally, and unconditionally guarantee the 2002 Notes.

On November 20, 2003, we completed an offering of $85.0 million aggregate principal amount of additional 2002 Notes (the "Add-on Notes" and together with the 2002 Notes, the "Notes"). The net proceeds to us from the sale of the Add-on Notes, after expenses, were $91.8 million as the Add-on Notes were sold at a premium of 12% over the face amount. The proceeds from the Add-on Notes were used in the financing of the Landis Acquisition. The Add-on Notes constitute a single class with the 2002 Notes. Holding and all of our domestic subsidiaries fully, jointly, severally, and unconditionally guarantee the Add-on Notes.

We are not required to make mandatory redemption or sinking fund payments with respect to the Notes. On or subsequent to July 15, 2007, the Notes may be redeemed at our option, in whole or in part, at redemption prices ranging from 105.375% in 2007 to 100% in 2010 and thereafter. Prior to July 15, 2005, up to 35% of the Notes may be redeemed at 110.75% of the principal amount at our option from the proceeds of an equity offering. Upon a change in control, as defined in the indenture under which the Notes were issued (the "Indenture"), each holder of Notes will have the right to require us to repurchase all or any part of such holder's Notes at a repurchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued interest. The Indenture restricts our ability to incur additional debt and contains other provisions which could limit our liquidity.

Our contractual cash obligations as of January 1, 2005 are summarized in the following table.

------------------------------------------------------------------------------------------
                                                 PAYMENTS DUE BY PERIOD AT JANUARY 1, 2005
                                        --------------------------------------------------
                                                        <1       1-3        4-5         >5
(DOLLARS IN THOUSANDS)                     TOTAL      YEAR     YEARS      YEARS      YEARS
------------------------------------------------------------------------------------------
Long-term debt, excluding capital
   leases.............................  $667,760   $ 3,825   $ 7,650   $162,937   $493,348
Capital leases........................    26,104     8,397     8,654      9,053          -
Operating leases......................   109,047    13,645    23,359     17,927     54,116
Purchase obligations(1)...............    56,521    56,521         -          -          -
                                        --------------------------------------------------
Total contractual cash obligations....  $859,894   $82,850   $39,663   $189,917   $547,464
------------------------------------------------------------------------------------------

(1) Represents open purchase commitments for purchases of resin and capital expenditures in the normal course of operations.

Net cash provided by operating activities was $75.2 million in 2004 as compared to $79.8 million in 2003. This decrease of $4.6 million can be primarily attributed to increased working capital needs due to revenue growth, increased resin costs, and increased quantities of resin as a result of mechanical hedging partially offset by improved operating performance. Net cash provided by operating activities was $79.8 million in 2003 as compared to $26.6 million in 2002. This increase of $53.2 million can be primarily attributed to Merger related expenses of $21.0 million in 2002, improved operating performance as our net income (loss) plus non-cash expenses excluding the Merger related expenses improved $8.1 million, and improved working capital management.

Net cash used for investing activities decreased from $265.7 million in 2003 to $45.5 million in 2004 primarily as a result of the Landis Acquisition in 2003 and the receipt of $7.4 million in 2004 related to the working capital adjustment from the Landis Acquisition. In addition, Berry Plastics U.K. Limited, a foreign subsidiary of Berry, reached an agreement in March 2004 to sell the manufacturing equipment, inventory, and accounts receivable for its U.K. milk cap business to Portola Packaging U.K. Limited. The transaction valued at approximately $4.0 million closed in April 2004. The U.K. milk cap business represented less than $3.0 million of our annual consolidated net sales. Capital expenditures in 2004 were $52.6 million, an increase of $22.7 million from $29.9 million in 2003. Capital expenditures in 2004 included investments of $11.1 million for facility additions and renovations, production systems and offices necessary to support production operating levels throughout the company, $14.8 million for molds, $17.1 million for molding and printing equipment, and $9.6 million for accessory equipment and systems. The capital expenditure budget for 2005 is expected to be approximately $53.0 million. Net cash used for investing activities increased from $44.9 million in 2002 to

$265.7 million in 2003 primarily as a result of the Landis Acquisition in 2003 partially offset by $12.4 million of capitalized Merger costs in 2002.

Net cash used for financing activities was $55.7 million in 2004 as compared to cash provided by financing activities of $196.8 million in 2003. The change can be primarily attributed to the Landis Acquisition financing in 2003 and the voluntary prepayment of $45.0 million of the senior term loans in 2004. Net cash provided by financing activities was $196.8 million in 2003 as compared to $32.4 million in 2002. The increase of $164.4 million can be primarily attributed to the Landis Acquisition in 2003 partially offset by the Merger.

Increased working capital needs occur whenever we experience strong incremental demand or a significant rise in the cost of raw material, particularly plastic resin. However, we anticipate that our cash interest, working capital and capital expenditure requirements for 2005 will be satisfied through a combination of funds generated from operating activities and cash on hand, together with funds available under the Second Amended and Restated Credit Facility. We base such belief on historical experience and the substantial funds available under the Second Amended and Restated Credit Facility. However, we cannot predict our future results of operations and our ability to meet our obligations involves numerous risks and uncertainties, including, but not limited to, those described in the "Risk factors" section. In particular, increases in the cost of resin which we are unable to pass through to our customers or significant acquisitions could severely impact our liquidity. At January 1, 2005, our cash balance was $0.3 million, and we had unused borrowing capacity under the Second Amended and Restated Credit Facility's borrowing base of $91.5 million. Although the $91.5 million was available at January 1, 2005, the covenants under our Second Amended and Restated Credit Facility may limit our ability to make such borrowings in the future.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE RISK

We are exposed to market risk from changes in interest rates primarily through our Second Amended and Restated Credit Facility. The Second Amended and Restated Credit Facility is comprised of (1) a $365.5 million term loan and (2) a $100.0 million revolving credit facility. At January 1, 2005, there were no borrowings outstanding on the revolving credit facility. The net outstanding balance of the term loan at January 1, 2005 was $330.8 million. The term loan bears interest at the Eurodollar rate plus the applicable margin. Future borrowings under the Second Amended and Restated Credit Facility bear interest, at our option, at either (1) the base rate, which is a rate per annum equal to the greater of the prime rate and the federal funds effective rate in effect on the date of determination plus 0.5% plus the applicable margin or (2) an adjusted Eurodollar Rate which is equal to the rate for Eurodollar deposits plus the applicable margin. We utilize interest rate instruments to reduce the impact of either increases or decreases in interest rates on floating rate debt. Pursuant to a requirement in the Credit Facility and as a result of an economic slowdown and corresponding interest rate reductions, we entered into an interest rate collar arrangement in October 2002 to protect $50.0 million of the outstanding variable rate term loan debt from future interest rate volatility. Under the interest rate collar agreement, the Eurodollar rate with respect to the $50.0 million of outstanding variable rate term loan debt will not exceed 6.75% or drop below 1.97%. At January 1, 2005, the Eurodollar rate applicable to the term loan 2.22%. If the Eurodollar rate increases 0.25% and 0.5%, we estimate an annual increase in our interest expense of approximately $0.8 million and $1.7 million, respectively.

PLASTIC RESIN COST RISK

We are exposed to market risk from changes in plastic resin prices that could impact our results of operations and financial condition. We manage our exposure to these market risks through our normal operations through purchasing negotiation, mechanical hedging, switching between HDPE and PP for certain products and, when deemed appropriate, by using derivative financial instruments in accordance with established policies and procedures. The derivative financial instruments generally used are forward contracts. The derivative financial instruments utilized by the Company in its hedging activities are considered risk management tools and are not used for trading purposes.

As part of our risk management strategy, in the fourth quarter of 2004, we entered into resin forward hedging transactions constituting approximately 15% of our estimated 2005 resin needs and 10% of our 2006 estimated resin needs. These contracts obligate the Company to make or receive a monthly payment equal to the difference in the unit cost of resin per the contract and an industry index times the contracted pounds of plastic resin. Such contracts are designated as hedges of a portion of the Company's forecasted purchases through 2006 and are effective in hedging the Company's exposure to changes in resin prices during this period.

The contracts qualify as cash flow hedges under SFAS No. 133 and accordingly are marked to market with unrealized gains and losses deferred through other comprehensive income and will be recognized in earnings when realized as an adjustment to cost of goods sold. The fair values of these contracts at January 1, 2005 was an unrealized gain of $5.2 million. Based on the Company's resin price exposure at January 1, 2005, a hypothetical 10% change in resin prices without any pass through to our customers for a one-year period would change income before income taxes by approximately $28.3 million.

                                    BUSINESS

GENERAL

We are one of the world's leading manufacturers and suppliers of a diverse mix of rigid plastics packaging products focusing on the open-top container, closure, aerosol overcap, drink cup and housewares markets. We sell a broad product line to over 12,000 customers. We concentrate on manufacturing higher quality, value-added products sold to image-conscious marketers of institutional and consumer products. We believe that our large operating scale, low-cost manufacturing capabilities, purchasing leverage, proprietary thermoforming technology and extensive collection of over 1,000 active proprietary molds provide us with a competitive advantage in the marketplace. We have been able to leverage our broad product offering, value-added manufacturing capabilities and long-standing customer relationships into leading positions across a number of products. Our top 10 customers represented approximately 35% of our fiscal 2004 net sales with no customer accounting for more than 8% of our fiscal 2004 net sales. The average length of our relationship with these customers was over 20 years. Our products are primarily sold to customers in industries that exhibit relatively stable demand characteristics and are considered less sensitive to overall economic conditions, such as pharmaceuticals, food, dairy and health and beauty. Additionally, we operate 16 high-volume manufacturing facilities and have extensive distribution capabilities.

We organize our business into four operating divisions: containers, closures, consumer products, and international. The following table displays our net sales by division for each of the past five fiscal years.

-------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)                              2000     2001     2002     2003     2004
-------------------------------------------------------------------------------------------
Containers.....................................  $231.2   $234.5   $250.4   $288.5   $518.3
Closures.......................................    97.1    110.1    113.3    125.3    127.5
Consumer products..............................    64.7     94.8    110.0    116.1    130.4
International..................................    15.1     22.3     20.6     22.0     38.0
                                                 ------------------------------------------
Total net sales................................  $408.1   $461.7   $494.3   $551.9   $814.2
-------------------------------------------------------------------------------------------

In 2004, we created the international segment as a separate operating and reporting segment to increase sales and improve service to international customers utilizing existing resources. The international segment includes our foreign facilities and business from domestic facilities that is shipped or billed to foreign locations. The 2003 and prior results for the foreign facilities have been reclassified to the international segment; however, business from domestic facilities that were shipped or billed to foreign locations cannot be separately identified for 2003 and prior. Accordingly, the amounts disclosed under the new reporting structure are not comparable between 2004 and previous years. Additional financial information about our business segments is provided in Note 14 of the "Notes to Consolidated Financial Statements."

PRODUCT OVERVIEW

We organize our product line into three categories: containers, closures and consumer products.

CONTAINER

We classify our containers into six product lines: thinwall, pry-off, dairy, polypropylene, industrial and specialty. The following table describes our container product lines.

----------------------------------------------------------------------------------------------
PRODUCT LINE         DESCRIPTION                    SIZES                    MAJOR END-MARKETS
----------------------------------------------------------------------------------------------
Thinwall       Thinwalled, multi-        8 oz. to 2 gallons            Food, promotional
               purpose containers with                                 products, toys and a
               or without handles and                                  wide variety of other
               lids                                                    uses
Pry-off        Containers having a       4 oz. to 2 gallons            Building products,
               tight lid-fit and                                       adhesives, chemicals
               requiring an opening                                    and other industrial
               device                                                  uses
Dairy          Thinwall containers in    4 oz. to 5 lbs., Multi-pack   Cultured dairy products
               traditional dairy                                       including yogurt,
               market sizes and styles                                 cottage cheese, sour
                                                                       cream and dips, and
                                                                       frozen desserts
Polypropylene  Usually clear             6 oz. to 5 lbs.               Food, deli, sauces and
               containers in round,                                    salads
               oblong or rectangular
               shapes
Industrial     Thick-walled, larger      2.5 to 5 gallons              Building products,
               pails designed to                                       chemicals, paints and
               accommodate heavy loads                                 other industrial uses
Specialty      Customer specific         Various                       Premium consumer items,
                                                                       such as tobacco and
                                                                       drink mixes
----------------------------------------------------------------------------------------------

The largest end-uses for our containers are food products, building products, chemicals and dairy products. We have a diverse customer base for our container lines, and no single container customer exceeded 8% of our total net sales in fiscal 2004.

We believe that we offer the broadest product line among U.S.-based injection-molded plastic container manufacturers as well as numerous thermoformed container offerings. Our container capacities range from 4 ounces to 5 gallons and are offered in various styles with accompanying lids, bails and handles, some of which we produce, as well as a wide array of decorating options. In addition to a complete product line, we have sophisticated printing capabilities, in-house graphic arts and tooling departments, low-cost manufacturing capability with 14 plants strategically located throughout the United States and a dedication to high-quality products and customer service. Our product engineers work with customers to design and commercialize new containers. In addition, as part of our dedication to customer service, on occasion, we provide filling machine equipment to some of our customers, primarily in the dairy market, and we also provide the services necessary to operate such equipment. We believe providing such equipment and services increases customer retention by increasing the customer's production efficiency. The cost of, and revenue from, such equipment and services is not material.

We service several large food and dairy customers and their branded products. Additionally, we seek to develop niche container products and new applications by taking advantage of our state-of-the-art decorating and graphic arts capabilities and dedication to service and quality. We believe that these capabilities have given us a significant competitive advantage in certain high-margin niche container applications for specialized products. Examples include popcorn containers for new movie promotions and professional and college sporting and entertainment events, where the ability to produce sophisticated and colorful graphics is crucial to the product's success. In order to identify new applications for existing products, we rely extensively on our national sales force. Once these opportunities are identified, our sales force works with our product design engineers to satisfy customers' needs.

In non-industrial containers, our strongest competitors include Airlite, Solo (formerly Sweetheart) and Polytainers. We also produce commodity industrial pails for a market that is dominated by large volume competitors such as Letica, Plastican, NAMPAC and Ropak. We do not have a significant share in this large market.

CLOSURES

Our closures division focuses on aerosol overcaps and closures.

AEROSOL OVERCAPS

We believe that we are the worldwide leading producer of injection-molded aerosol overcaps. Our aerosol overcaps are used in a wide variety of consumer goods including spray paints, household and personal care products, insecticides and numerous other commercial and consumer products. Most U.S. manufacturers of aerosol products, and companies that fill aerosol products on a contractual basis, are our customers for some portion of their needs. Approximately 20% of the U.S. injection-molded market consists of manufacturers who produce overcaps in-house for their own needs.

We believe that, over the years, we have developed several significant competitive advantages, including (1) a reputation for outstanding quality, (2) short lead-time requirements to fill customer orders, (3) long-standing relationships with major customers, (4) the ability to accurately reproduce colors, (5) proprietary packing technology that minimizes freight cost and warehouse space, (6) high-speed, low-cost molding and decorating capability and
(7) a broad product line of proprietary molds. We continue to develop new products in the overcap market with special decoration and functional features.

In fiscal 2004, no single aerosol overcap customer accounted for over 1% of our total net sales. Competitors include Dubuque Plastics, Cobra and Plasticum. In addition, a number of companies, including several of our customers, currently produce aerosol overcaps for their own use.

CLOSURES

We believe our combined product line offerings to the closures market establish us as a leading provider of closures. Our product line offerings include continuous thread, dispensing, tamper evident and child resistant closures. In addition, we are a leading provider of (1) fitments and plugs for medical applications, (2) cups and spouts for liquid laundry detergent, (3) dropper bulb assemblies for medical and personal care applications and (4) jiggers for mouthwash products.

Our closures are used in a wide variety of consumer goods markets, including health and beauty aids, pharmaceutical, household chemicals, commercial chemicals, and food and dairy. We are a major provider of closures to many of the leading companies in these markets.

We believe the capabilities and expertise we have established as a closure provider create significant competitive advantages, including the latest in single and bi-injection technology, molding of thermoplastic and thermoset resins, compression molding of thermoplastic resins, and lining and assembly applications applying the latest in computerized vision inspection technology. In addition, we have an in-house package development and design group focused on developing new closures to meet our customers' proprietary needs. We have a strong reputation for quality and have received numerous "Supplier Quality Achievement Awards" from customers in different markets.

In fiscal 2004, no single closure customer accounted for over 1% of our total net sales. Competitors include Owens-Illinois, Kerr/Suncoast, Phoenix Closures, Portola, Rexam Closures, and Seaquist Closures.

CONSUMER PRODUCTS

Our consumer products division focuses on drink cups and housewares.

DRINK CUPS

We believe that we are the largest provider of injection-molded plastic drink cups in the United States. As beverage producers, convenience stores and fast food restaurants increase their marketing efforts for larger sized drinks, we believe that the plastic drink cup market should expand because of plastic's desirability over paper for larger drink cups. We produce injection-molded plastic cups that range in size from 12 to 64 ounces. Primary markets are fast food and family dining restaurants, convenience stores, stadiums and retail stores. Many of our cups are decorated, often as promotional items, and we believe we have a reputation in the industry for innovative, state-of-the-art graphics capability.

We launched our thermoformed drink cup line in fiscal 2001. Since then, we have become the largest supplier of 32 ounce or larger thermoformed polypropylene drink cups. Our thermoformed product line offers sizes ranging from 12 to 44 ounces. Our thermoform process uses polypropylene instead of more expensive polystyrene in producing deep draw drink cups. This offers a material competitive advantage versus thermoformed polystyrene drink cups.

In fiscal 2004, no single drink cup customer accounted for more than 2% of our total net sales. Drink cup competitors include Huhtamaki (formerly Packaging Resources Incorporated), Solo (formerly Sweetheart), Carthage Cup, International Paper, Radnor Holdings, Letica, and WNA (formerly Cups Illustrated).

HOUSEWARES

Our participation in the housewares market is focused on producing seasonal (spring and summer) semi-disposable plastic housewares and plastic garden products. Examples of our products include plates, bowls, pitchers, tumblers and outdoor flowerpots. We sell virtually all of our products in this market through major national retail marketers and national chain stores, such as Wal-Mart. PackerWare is our recognized brand name in these markets and PackerWare branded products are often co-branded by our customers. Our strategy in this market has been to provide high value to consumers at a relatively modest price, consistent with the key price points of the retail marketers. We believe outstanding service and the ability to deliver products with timely combination of color and design further enhance our position in this market. This focus allowed PackerWare to be named Wal-Mart's category manager for its seasonal housewares department.

In fiscal 2004, no single housewares customer accounted for more than 4% of our total net sales. Housewares competitors include Arrow Plastics, United Plastics and imported products from China.

MARKETING AND SALES

We reach our large and diversified base of over 12,000 customers primarily through our direct field sales force of over 70 dedicated professionals. Our field sales, production and support staff meet with customers to understand their needs and improve our product offerings and services. While these field sales representatives are focused on individual product lines, they are also encouraged to sell all our products to serve the needs of our customers. We believe that a direct field sales force is able to better focus on target markets and customers, with the added benefit of permitting us to control pricing decisions centrally. We also utilize the services of manufacturing representatives to assist our direct sales force. We believe that we produce a high level of customer satisfaction. Highly skilled customer service representatives are strategically located throughout our facilities to support the national field sales force. In addition, telemarketing representatives, marketing managers and sales/marketing executives oversee the marketing and sales efforts. Manufacturing and engineering personnel work closely with field sales personnel to satisfy customers' needs through the production of high-quality, value-added products and on-time deliveries.

Our sales force is supported by technical specialists and our in-house graphics and design personnel. Our Graphic Arts department includes computer-assisted graphic design capabilities and in-house production of photopolymer printing plates. We also have a centralized Color Matching and Materials Blending department that utilizes a computerized spectrophotometer to insure that colors match those requested by customers.

MANUFACTURING

We primarily manufacture our products using either injection or thermoform molding presses. In both cases, the process begins with raw plastic pellets which are then converted into finished products. In the injection process, the raw pellets are melted to a liquid state and injected into a multi-cavity steel mold where the resin is allowed to solidify to take the final shape of the part. In the thermoform process, the raw resin is softened to the point where sheets of material are drawn into multi-cavity molds and formed over the molds to form the desired shape. The final parts are then either cut and trimmed in the mold or trimmed as a secondary process. In both processes, the cured parts are transferred from the molding process via automated handling equipment to corrugated containers for shipment to customers or for post-molding secondary operations (offset printing, labeling, silkscreening, handle applications, etc.). We believe that our molding, handling, and post-molding capabilities are among the best in the industry.

Our overall manufacturing philosophy is to be a low-cost producer by using (1) high-speed molding machines, (2) modern multi-cavity hot runner, cold runner and insulated runner molds, (3) extensive material handling automation and (4) sophisticated printing technology. We utilize state-of-the-art robotic packaging processes for large volume products, which enable us to reduce breakage while lowering warehousing and shipping costs. Each plant has maintenance capability to support molding and post-molding operations. We have historically made, and intend to continue to make, significant capital investments in plant and equipment because of our objectives to improve productivity, maintain competitive advantages and foster continued growth. Over the past five fiscal years our capital expenditures in plant and equipment, exclusive of acquisitions, were $175.6 million.

PRODUCT DEVELOPMENT AND DESIGN

We believe our technology base and research and development support are among the best in the rigid plastics packaging industry. Using three-dimensional computer aided design technology, our full-time product designers develop innovative product designs and models for the packaging market. We can simulate the molding environment by running unit-cavity prototype molds in small injection-molding machines for research and development of new products. Production molds are then designed and outsourced for production by various companies with which we have extensive experience and established relationships or built by one of our two in-house tooling divisions located in Evansville and Chicago. Our engineers oversee the mold-building process from start to finish. Many of our customers work in partnership with our technical representatives to develop new, more competitive products. We have enhanced our relationships with these customers by providing the technical service needed to develop products combined with our internal graphic arts support.

We spent $3.8 million, $3.5 million and $2.9 million on research and development in 2004, 2003 and 2002, respectively.

We also utilize our in-house graphic design department to develop color and styles for new products. Our design professionals work directly with our customers to develop new styles and use computer-generated graphics to enable our customers to visualize the finished product.

QUALITY ASSURANCE

Each plant extensively utilizes Total Quality Management philosophies, including the use of statistical process control and extensive involvement of employees to increase productivity. This teamwork approach to problem-solving increases employee participation and provides necessary training at all levels. Teams use the Six Sigma methodology to improve internal processes and service the customer. All of our facilities except for two facilities (Richmond and Phoenix) that were acquired in connection with the Landis Acquisition in 2003 have been ISO certified, which requires demonstrated compliance by a company with a set of shipping, trading and technology standards promulgated by the International Organization for Standardization ("ISO"). We are actively pursuing ISO certification in the remaining two facilities. Extensive testing of parts for size, color, strength and material quality using statistical process control techniques and sophisticated technology is also an ongoing part of our quality assurance activities.

SYSTEMS

We utilize a fully integrated computer software system at each of our plants, excluding our Milan facility that produces complete financial and operational reports. This accounting and control system is expandable to add new features and/or locations as we grow. In addition, we have in place a sophisticated quality assurance system, a bar code based material management system and an integrated manufacturing system.

SOURCES AND AVAILABILITY OF RAW MATERIALS

The most important raw material purchased by us is plastic resin. We purchased approximately $283.0 million of resin in fiscal 2004 with approximately 26% of our resin pounds being high density polyethylene ("HDPE"), 15% linear low density polyethylene and 59% polypropylene ("PP"). We have contractual price escalators and de-escalators tied to the price of resin with customers representing approximately 60% of net sales that result in price increases/decreases to many of our customers in a relatively short period of time, typically quarterly. In addition, we have historically had success in passing through price increases and decreases in the price of resin to customers without indexed price agreements. For example, in fiscal 2004, our net sales increased by $262.3 million over fiscal 2003, of which approximately $23.5 million was attributable to increased selling prices. This occurred in an environment of rapidly escalating resin prices. Less than 10% of our net sales are generated from fixed-price arrangements, and we have at times and may continue to enter into negotiated purchase agreements with resin suppliers related to these fixed price arrangements. Due to the recent volatility in the resin markets, in the fourth quarter of 2004 we entered into resin forward hedging transactions with respect to approximately 15% of our estimated 2005 resin needs and 10% of our 2006 estimated resin needs. We can further mitigate the effect of resin price movements through our ability to accommodate raw material switching for certain products between HDPE and PP as prices fluctuate and reducing the quantity of resin in certain of our products. Based on information from Plastics News, an industry publication, prices of HDPE and PP on January 1, 2005 were $0.655 per pound and $0.64 per pound, respectively, reflecting increases of $0.20 per pound, or 44%, and $0.23 per pound, or 56%, over the respective prices from December 27, 2003.

Our plastic resin purchasing strategy is to deal with only high-quality, dependable suppliers, such as Dow, Basell, Nova, Total (formerly Atofina), Equistar, Sunoco, BP Amoco, and ExxonMobil. Although we do not have any supply requirements contracts with our key suppliers, we believe that we have maintained strong relationships with these key suppliers and expect that such relationships will continue into the foreseeable future. Based on our experience, we believe that adequate quantities of plastic resins will be available at market prices, but we can give you no assurances as to such availability or the prices thereof.

EMPLOYEES

At the end of fiscal 2004, we had approximately 4,550 employees. Poly-Seal Corporation, a wholly owned subsidiary, and the United Steelworkers of America are parties to a collective bargaining agreement which expires on April 24, 2005. At the end of fiscal 2004, approximately 330 employees of Poly-Seal Corporation, all of which are located in our Baltimore facility, were covered by this agreement. None of our other employees are covered by collective bargaining agreements. We believe our relations with our employees are good.

PATENTS AND TRADEMARKS

We rely on a combination of patents, trade secrets, unpatented know-how, trademarks, copyrights and other intellectual property rights, nondisclosure agreements and other protective measures to protect our proprietary rights. We do not believe that any individual item of our intellectual property portfolio is material to our current business. We employ various methods, including confidentiality and non-disclosure agreements with third parties, employees and consultants, to protect our trade secrets and know-how. We have licensed, and may license in the future, patents, trademarks, trade secrets, and similar proprietary rights to and from third parties.

PROPERTIES

We believe that our property and equipment are well maintained, in good operating condition and adequate for our present needs.

The following table sets forth our principal manufacturing facilities:

----------------------------------------------------------
                     SQUARE                         OWNED/
    LOCATION         FOOTAGE           USE          LEASED
----------------------------------------------------------
Evansville, IN         580,000   Headquarters and   Owned
                                 Manufacturing
Henderson, NV          175,000   Manufacturing      Owned
Iowa Falls, IA         100,000   Manufacturing      Owned
Charlotte, NC          150,000   Manufacturing      Owned
Lawrence, KS           424,000   Manufacturing      Owned
Suffolk, VA            110,000   Manufacturing      Owned
Monroeville, OH        350,000   Manufacturing      Owned
Norwich, England        88,000   Manufacturing      Owned
Woodstock, IL          170,000   Manufacturing      Owned
Streetsboro, OH        140,000   Manufacturing      Owned
Baltimore, MD          244,000   Manufacturing      Owned
Milan, Italy           125,000   Manufacturing      Leased
Chicago, IL            472,000   Manufacturing      Leased
Richmond, IN           160,000   Manufacturing      Owned
Syracuse, NY           215,000   Manufacturing      Leased
Phoenix, AZ            266,000   Manufacturing      Leased
----------------------------------------------------------

We believe that our property and equipment is well-maintained, in good operating condition and adequate for our present needs.

ENVIRONMENTAL MATTERS AND GOVERNMENT REGULATION

Our past and present operations and our past and present ownership and operations of real property are subject to extensive and changing federal, state, local and foreign environmental laws and regulations pertaining to the discharge of materials into the environment, the handling and disposition of wastes or otherwise relating to the protection of the environment. We believe that we are in substantial compliance with applicable environmental laws and regulations. However, we cannot predict with any certainty that we will not in the future incur liability under environmental statutes and regulations with respect to non-compliance with environmental laws, contamination of sites formerly or currently owned or operated by us (including contamination caused by prior owners and operators of such sites) or the off-site disposal of hazardous substances.

Like any manufacturer, we are subject to the possibility that we may receive notices of potential liability in connection with materials that were sent to third-party recycling, treatment, and/or disposal facilities under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), and comparable state statutes, which impose liability for investigation and remediation of contamination without regard to fault or the legality of the conduct that contributed to the contamination. Liability under CERCLA is retroactive, and liability for the entire cost of a cleanup can be imposed on any responsible party. No such notices are currently pending.

The FDA regulates the material content of direct-contact food containers and packages, including certain thinwall containers we manufacture pursuant to the Federal Food, Drug and Cosmetics Act. Certain of our products are also regulated by the Consumer Product Safety Commission ("CPSC") pursuant to various federal laws, including the Consumer Product Safety Act. Both the FDA and the CPSC can require the manufacturer of defective products to repurchase or recall such products and may also impose fines or penalties on the manufacturer. Similar laws exist in some states, cities and other countries in which we sell our products. In addition, laws exist in certain states restricting the sale of packaging with certain levels of heavy metals, imposing fines and penalties for non-compliance. Although we use FDA approved resins and pigments in containers that directly contact food products and believe they are in material compliance with all such applicable FDA regulations, and we believe our products are in material compliance with all applicable requirements, we remain subject to the risk that our products could be found not to be in compliance with such requirements.

The plastics industry, including us, is subject to existing and potential federal, state, local and foreign legislation designed to reduce solid wastes by requiring, among other things, plastics to be degradable in landfills, minimum levels of recycled content, various recycling requirements, disposal fees and limits on the use of plastic products. In particular, certain states have enacted legislation requiring products packaged in rigid plastic containers to comply with standards intended to encourage recycling and increased use of recycled materials. In addition, various consumer and special interest groups have lobbied from time to time for the implementation of these and other similar measures. We believe that the legislation promulgated to date and such initiatives to date have not had a material adverse effect on us. There can be no assurance that any such future legislative or regulatory efforts or future initiatives would not have a material adverse effect on us.

LEGAL PROCEEDINGS

We are party to various legal proceedings involving routine claims which are incidental to our business. Although our legal and financial liability with respect to such proceedings cannot be estimated with certainty, we believe that any ultimate liability would not be material to our financial condition.

                                   MANAGEMENT

The following table sets forth certain information with respect to the executive officers, directors and certain key personnel of Holding:

----------------------------------------------------------------------------------------------------
NAME                                AGE   TITLE
----------------------------------------------------------------------------------------------------
Joseph H. Gleberman(1)              47    Chairman and Director
Ira G. Boots(1)                     51    President, Chief Executive Officer and Director
James M. Kratochvil                 48    Executive Vice President, Chief Financial Officer,
                                          Treasurer and Secretary
R. Brent Beeler                     52    Executive Vice President
Gregory J. Landis                   54    Director
William J. Herdrich                 54    Executive Vice President
Christopher C. Behrens(1)           44    Director
Terry R. Peets                      60    Director
Stephen S. Trevor(1)(2)             41    Director
Mathew J. Lori(2)                   41    Director
----------------------------------------------------------------------------------------------------

(1) Member of the Equity Compensation Committee.

(2) Member of the Audit Committee.

The following table sets forth certain information with respect to the executive officers, directors and certain key personnel of Berry Plastics:

----------------------------------------------------------------------------------------------------
NAME                                AGE   TITLE
----------------------------------------------------------------------------------------------------
Joseph H. Gleberman(1)(3)(4)        47    Chairman and Director
Ira G. Boots(1)(4)                  51    President, Chief Executive Officer and Director
James M. Kratochvil                 48    Executive Vice President, Chief Financial Officer,
                                          Treasurer and Secretary
R. Brent Beeler                     52    President--Containers and Consumer Products
Gregory J. Landis                   54    President--Container Division and Director
William J. Herdrich                 54    Executive Vice President and General Manager--Closures
Douglas E. Bell                     53    Vice President--International Business Development
Christopher C. Behrens(1)(3)        44    Director
Terry R. Peets                      60    Director
Stephen S. Trevor(1)(2)(4)          41    Director
Mathew J. Lori(2)(4)                41    Director
----------------------------------------------------------------------------------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

(3) Member of the Finance Committee.

(4) Member of the Corporate Development Committee.

Joseph H. Gleberman has been chairman of the Board of Directors of Holding and Berry Plastics since the closing of the Merger and has been a Managing Director at Goldman, Sachs & Co. since 1996. He serves on the Board of Directors of aaiPharma, IPC Acquisition Corp., and MCG Capital Corporation, as well as a number of private companies. Mr. Gleberman received his

M.B.A. in 1982 from Stanford University Graduate School of Business and a M.A./B.A. from Yale University in 1980.

Ira G. Boots has been President and Chief Executive Officer of Holding and Berry Plastics since June 2001, and a Director of Holding and Berry Plastics since April 1992. Prior to that, Mr. Boots served as Chief Operating Officer of Berry Plastics since August 2000 and Vice President of Operations, Engineering and Product Development of the Company since April 1992. Mr. Boots was employed by Old Berry from 1984 to December 1990 as Vice President, Operations.

James M. Kratochvil has been Executive Vice President, Chief Financial Officer, Secretary and Treasurer of Holding and Berry since December 1997. He formerly served as Vice President, Chief Financial Officer and Secretary of the Company since 1991, and as Treasurer of the Company since May 1996. He formerly served as Vice President, Chief Financial Officer and Secretary of Holding since 1991. Mr. Kratochvil was employed by Old Berry from 1985 to 1991 as Controller.

R. Brent Beeler was named President--Containers and Consumer Products of Berry Plastics in October 2003 and has been an Executive Vice President of Holding since July 2002. He had been Executive Vice President and General Manager--Containers and Consumer Products of the Company since October 2002 and was Executive Vice President and General Manager--Containers since August 2000. Prior to that, Mr. Beeler was Executive Vice President, Sales and Marketing of the Company since February 1996 and Vice President, Sales and Marketing of the Company since December 1990. Mr. Beeler was employed by Old Berry from October 1988 to December 1990 as Vice President, Sales and Marketing.

Gregory J. Landis became a Director of Holding and Berry Plastics and President--Container Division of Berry Plastics upon closing of the Landis Acquisition. Mr. Landis had been President of Landis Plastics, Inc. since 1991.

William J. Herdrich has been an Executive Vice President of Holding since July 2002. He has been Executive Vice President and General Manager--Closures of the Company since August 2000. From May 2000 to August 2000, Mr. Herdrich was a consultant to the Company. During the period from April 1994 to May 2000, Mr. Herdrich was President, Executive Vice President and General Manager of Poly-Seal Corporation, a Delaware Corporation that we acquired in 2000. Mr. Herdrich was employed by Seaquist Closures from 1990 to April 1994 as Executive Vice President.

Douglas E. Bell became our Vice President--International Business Development in January, 2005. He was previously a Sales Manager--Specialty Products upon re-joining the Company in November 2004. Mr. Bell served in many capacities at Berry from his starting date in June 1980 to his initial retirement in June 1998, and served as a consultant to Berry and other companies from June 1998 until his return in November 2004.

Christopher C. Behrens has been a Director of Holding and Berry Plastics since the closing of the Merger and has been a Partner of J.P. Morgan Partners, LLC and its predecessor, Chase Capital Partners, since 1999. Prior to joining Chase Capital Partners, Mr. Behrens served as Vice President in Chase's Merchant Banking Group. Mr. Behrens serves on the Board of Directors of Brand Services Inc. and Interline Holdings, as well as a number of private companies. Mr. Behrens received a B.A. from the University of California at Berkeley and an M.A. from Columbia University.

Terry R. Peets has been a Director of Holding and Berry Plastics since July 2004. Mr. Peets is an independent board member and also serves as Chairman of the Board and Director of World Kitchens, Inc., and as a Director of Doane Pet Care Company, Pinnacle Foods, Inc., and several other private companies. In addition to serving on many boards in recent years, Mr. Peets was Chairman and Director of Bruno's Supermarkets, Inc. from 2000 to 2003. Mr. Peets received an M.B.A., with honors, from the Graduate School of Business at Pepperdine University.

Stephen S. Trevor has been a Director of Holding and Berry Plastics since August 2004 and has been a Managing Director at Goldman, Sachs & Co. since 1999. Mr. Trevor is a member of the Supervisory and Advisory Boards of Kabel Deutchland Holding GmbH & Co. KG. Mr. Trevor is also a Member of the Advisory Board of Cognis Deutschland GmbH & Co. KG.

Mathew J. Lori has been a Director of Holding since the closing of the Merger. Mr. Lori has been a Partner with J.P. Morgan Partners, LLC since January 2005. Mr. Lori was previously a Principal with J.P. Morgan Partners, LLC and its predecessor, Chase Capital Partners, since January 1998, and prior to that, Mr. Lori had been an Associate. Mr. Lori has been on the board of Berry Plastics since 1996, and is also a director of Doane Pet Care Company, Arbinet-thexchange, Inc., and a number of private companies. Mr. Lori received an M.B.A. from Kellogg Graduate School of Management at Northwestern University in 1993.

We are currently in the process of finalizing our Code of Ethics.

In connection with the Merger, Holding entered into a stockholders agreement with GS Capital Partners 2000, L.P. ("GSCP 2000") and other private equity funds affiliated with Goldman, Sachs & Co. that, in the aggregate, own a majority of our common stock and J.P. Morgan Partners Global Investors, L.P. and other private equity funds affiliated with J.P. Morgan Chase & Co. that, in the aggregate, own approximately 28% of our common stock. In connection with the Landis Acquisition, the agreement was amended such that under the current terms of this agreement, the parties have agreed to elect up to seven individuals designated by the Goldman Sachs funds, one of which must be a member of our management, and two individuals designated by the J.P. Morgan funds to Holding's and Berry Plastics' boards of directors. This agreement regarding the election of directors will continue in force until the occurrence of a qualified initial public offering of Holding's common stock. Of the current members of the boards of directors of Holding and Berry Plastics, Messrs. Gleberman, Boots, Trevor, Landis and Peets have been designated by the Goldman Sachs funds and Messrs. Behrens and Lori have been designated by the J.P. Morgan funds. The Goldman Sachs funds have the right to designate two additional individuals to be elected to Holding's and Berry's board of directors.

BOARD OF DIRECTORS

Our Board of Directors currently consists of seven directors. Pursuant to the stockholders' agreement entered into in connection with the Landis Acquisition with affiliates of Goldman, Sachs & Co. and affiliates of J.P. Morgan Securities Inc., described below, affiliates of Goldman, Sachs & Co. has the right to designate two additional members of our Board of Directors.

BOARD COMMITTEES

The Board of Directors of Holding has an Audit Committee and an Equity Compensation Committee. The Audit Committee, consists of Messrs. Trevor and Lori. The Audit Committee recommends the annual appointment of auditors with whom the audit committee reviews the scope of audit and non-audit assignments and related fees, accounting principles we use in financial reporting, internal auditing procedures and the adequacy of our internal control procedures. The Equity Compensation Committee, consisting of Messrs. Gleberman, Boots, Behrens and Trevor, establishes and approves equity compensation grants for our employees and consultants and administers the 2002 Stock Option Plan and the Key Employee Equity Investment Plan.

The Board of Directors of the Company has a Compensation Committee, an Audit Committee, a Finance Committee and a Corporate Development Committee. The Compensation Committee, consisting of Messrs. Gleberman, Boots, Behrens and Trevor, makes recommendations concerning salaries and incentive compensation for our employees and consultants. The Audit Committee recommends the annual appointment of auditors with whom the audit committee reviews the scope of audit and non-audit assignments and related fees, accounting principles we use in financial reporting, internal auditing procedures and the adequacy of our internal control procedures. The Finance Committee, consisting of Messrs. Gleberman and Behrens, oversees our capital structure and reviews and approves significant financing decisions. The Corporate Development Committee, consisting of Messrs. Gleberman, Boots, Trevor and Lori, oversees our business strategy and, in particular, reviews and recommends potential acquisition candidates.

STOCKHOLDERS' AGREEMENT

In connection with the Merger, BPC Holding entered into a stockholders' agreement with GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co. that, in the aggregate, own a majority of our common stock and J.P. Morgan Partners Global Investors, L.P. and other private equity funds affiliated with J.P. Morgan Securities Inc. that, in the aggregate, own approximately 28% of our common stock. Under the terms of this agreement, which was amended upon the closing of the Landis Acquisition, among other things: (1) GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co., have the right to designate seven members of our board of directors, one of which shall be a member of our management, and J.P. Morgan Partners Global Investors, L.P. and other private equity funds affiliated with J.P. Morgan Securities Inc. have the right to designate two members of our board of directors, one of which will be designated by J.P. Morgan Partners Global Investors, L.P.; (2) the Goldman Sachs and J.P. Morgan funds have the right to subscribe for a proportional share of future equity issuances by BPC Holding; (3) after July 29, 2009, the J.P. Morgan funds have the right to demand that BPC Holding cause the initial public offering of its common stock, if such an offering or other sale of BPC Holding has not occurred by such time; and (4) BPC Holding has agreed not to take specified actions, including, making certain amendments to either the certificate of incorporation or the by-laws of BPC Holding, changing independent accountants, or entering into certain affiliate transactions, without the approval of a majority of its board of directors, including at least one director designated by the J.P. Morgan funds. The stockholders' agreement also contains provisions regarding transfer restrictions, rights of first offer, tag-along rights and drag-along rights related to the shares of BPC Holding common stock owned by the Goldman Sachs and J.P. Morgan funds.

EXECUTIVE COMPENSATION

The following table sets forth a summary of the compensation paid by us to our Chief Executive Officer and our four other most highly compensated executive officers (collectively, the "Named Executive Officers") for services rendered in all capacities to us during fiscal 2004, 2003 and 2002.

                           SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------------
                                                                        LONG TERM
                                                                     COMPENSATION
                                                                     ------------
                                                    ANNUAL            SECURITIES
                                                 COMPENSATION         UNDERLYING
                                    FISCAL   ---------------------     OPTIONS           OTHER
NAME AND PRINCIPAL POSITION          YEAR     SALARY     BONUS(1)        (#)        COMPENSATION(2)
---------------------------------------------------------------------------------------------------
Ira G. Boots......................   2004    $442,226   $  214,200             -      $   14,476
   President and Chief Executive     2003     432,836      150,231         2,383          12,343
   Officer                           2002     424,536    1,452,018        61,814          12,505
James M. Kratochvil...............   2004    $284,909   $  137,700             -      $   11,576
   Executive Vice President, Chief   2003     278,867       96,577         1,356          10,151
   Financial Officer, Treasurer      2002     273,400      945,026        35,040           9,889
   and Secretary
R. Brent Beeler...................   2004    $345,995   $  156,503             -      $    4,028
   President-Containers and          2003     313,761      111,476         1,356           3,105
   Consumer Products                 2002     298,172    1,080,496        35,229           2,590
Gregory J. Landis(3)..............   2004    $349,866   $        -        11,410      $    3,494
   President-Container Division      2003      49,500            -             -           2,688
                                     2002           -            -             -               -
William J. Herdrich...............   2004    $280,093   $  136,553             -      $    5,521
   Executive Vice President and      2003     274,180      117,772         1,356           5,109
   General Manager-Closures          2002     269,222      983,506        25,581           4,899
---------------------------------------------------------------------------------------------------

(1) Amounts shown include transaction bonuses in 2002 of $1,238,298, $788,298, $871,298 and $803,831 paid to Messrs. Boots, Kratochvil, Beeler and Herdrich, respectively, in connection with the Merger.

(2) Amounts shown reflect contributions by the Company under the Company's 401(k) plan and the personal use of a company vehicle.

(3) Amounts shown reflect only the activity since the closing of the Landis Acquisition.

                       OPTION GRANTS IN LAST FISCAL YEAR

----------------------------------------------------------------------------------------------------
                                 INDIVIDUAL GRANTS
                         -------------------------                              POTENTIAL REALIZABLE
                          NUMBER OF                                                 VALUE AT ASSUMED
                         SECURITIES     % OF TOTAL                              RATES OF STOCK PRICE
                         UNDERLYING        OPTIONS                                  APPRECIATION FOR
                            OPTIONS     GRANTED TO                                       OPTION TERM
                            GRANTED   EMPLOYEES IN     EXERCISE   EXPIRATION   ---------------------
NAME                            (#)    FISCAL YEAR     PRICE($)         DATE      5%($)       10%($)
----------------------------------------------------------------------------------------------------
Gregory J. Landis......       7,607(1)        11.6          120       1/1/14   574,100    1,454,839
Gregory J. Landis......       3,803(2)         5.8          120       1/1/14   287,012      727,324
----------------------------------------------------------------------------------------------------

(1) Represents options granted on January 1, 2004, which (i) have an exercise price fixed at $120 per share, which was the fair market value of a share of Holding Common Stock on the date of grant, and (ii) vest and become exerciseable over a five year period, beginning the last day of 2004 based on continued service with the Company.

(2) Represents options granted on January 1, 2004, which (i) have an exercise price fixed at $120 per share, which was the fair market value of a share of Holding Common Stock on the date of grant, and (ii) vest and become exercisable based on the achievement by Holding of certain financial targets, or if such targets are not achieved, based on continued service with the Company.

                        FISCAL YEAR-END OPTION HOLDINGS

The following table provides information on the number of exercisable and unexercisable management stock options held by the Named Executive Officers at January 1, 2005.

-------------------------------------------------------------------------------------------------------
                                                NUMBER OF UNEXERCISED              VALUE OF UNEXERCISED
                            SHARES                  OPTIONS AT FISCAL              IN-THE-MONEY OPTIONS
                       ACQUIRED ON      VALUE   YEAR-END EXERCISABLE/                AT FISCAL YEAR-END
NAME                      EXERCISE   REALIZED     UNEXERCISABLE(#)(2)   EXERCISABLE/UNEXERCISABLE(1)(2)
-------------------------------------------------------------------------------------------------------
Ira G. Boots.........            -          -           44,882/35,593              $2,325,194/$800,816
James M. Kratochvil..            -          -           26,384/20,186                1,425,788/455,309
R. Brent Beeler......            -          -           26,479/20,280                1,426,057/455,575
Gregory J. Landis....            -          -             1,901/9,509                   47,525/237,725
William J. Herdrich..            -          -           17,726/15,455                  716,422/441,914
-------------------------------------------------------------------------------------------------------

(1) None of Holding's capital stock is currently publicly traded. The values reflect management's estimate of the fair market value of the Common Stock at January 1, 2005.

(2) All options granted to management are exercisable for shares of Common Stock, par value $.01 per share, of Holding.

DIRECTOR COMPENSATION

The Company has agreed to compensate Mr. Peets annual compensation of $30,000, paid quarterly, for his services plus reimbursement of out-of-pocket expenses. In addition, Holding issued stock appreciation rights in 2004 to Mr. Peets for 834 shares at the then fair market value that vest over four years as long as Mr. Peets continues to serve as a board member. No other Directors receive cash consideration for serving on the Board of Directors of Holding or the Company, but directors are reimbursed for out-of-pocket expenses incurred in connection with their duties as directors.

The following is a summary of BPC Holding's employee equity plans and certain employment agreements Berry Plastics has entered into with Berry Plastics' Chief Executive Officer and each of its other four most highly compensated executive officers, based on compensation paid for services rendered during the 2003 fiscal year.

1996 STOCK OPTION PLAN

Holding currently maintains the BPC Holding Corporation 1996 Stock Option Plan ("1996 Option Plan"), as amended, pursuant to which nonqualified options to purchase 135,873 shares are outstanding. All outstanding options under the 1996 Option Plan are scheduled to expire on or before July 22, 2012 and no additional options will be granted under it. Option agreements issued pursuant to the 1996 Option Plan generally provide that options become vested and exercisable at a rate of 10% per year based on continued service. Additional options also vest in years during which certain financial targets are attained. Notwithstanding the vesting provisions in the option agreements, all options that were scheduled to vest prior to December 31, 2002 accelerated and became vested immediately before the Merger.

2002 STOCK OPTION PLAN

Holding has adopted an employee stock option plan ("2002 Stock Option Plan"), as amended, pursuant to which options to acquire up to 495,073 shares of Holding's common stock may be granted to its employees, directors and consultants. At January 1, 2005, 454,283 options were outstanding under this plan. Options granted under the 2002 Stock Option Plan have an exercise price per share that either (1) is fixed at the fair market value of a share of common stock on the date of grant or (2) commences at the fair market value of a share of common stock on the date of grant and increases at the rate of 15% per year during the term. Generally, options have a ten-year term, subject to earlier expiration upon the termination of the optionholder's employment and other events. Some options granted under the plan become vested and exercisable over a five-year period based on continued service with Holding. Other options become vested and exercisable based on the achievement by Holding of certain financial targets, or if such targets are not achieved, based on continued service with Holding. Upon a change in control of Holding, the vesting schedule with respect to certain options accelerate for a portion of the shares subject to such options.

EMPLOYEE STOCK PURCHASE PLAN

Holding has adopted an employee stock purchase program pursuant to which a number of employees had the opportunity to invest in Holding on a leveraged basis (certain senior employees also purchased shares of Holding common stock in connection with the Merger--see "Certain relationships and related transactions--Loans to executive officers"). Each eligible employee was permitted to purchase shares of Holding common stock having an aggregate value of up to the greater of (1) 150% of the value attributable to shares of Holding held by such employee immediately prior to the Merger or (2) $60,000. Employees participating in this program were permitted to finance two-thirds of their purchases of shares of Holding common stock under the program with a promissory note. In the event that an employee defaults on a promissory note used to purchase such shares, Holding's only recourse is to the shares of Holding securing the note. In this manner, the remaining management acquired 41,628 shares in the aggregate.

EMPLOYMENT AGREEMENTS

The Company has employment agreements with each of Messrs. Boots, Kratochvil, Beeler, Landis and Herdrich (each, an "Employment Agreement" and, collectively, the "Employment Agreements"). The agreements for Boots, Kratochvil and Beeler expire on January 1, 2007. Mr. Herdrich's agreement expires on December 31, 2008, and Mr. Landis' agreement expires on January 1, 2009. The Employment Agreements provided for fiscal 2004 base compensation of $442,226, $284,909, $345,995, $349,866, and $280,093, respectively. Salaries are subject in each case to annual adjustment at the discretion of the Compensation Committee of the Board of Directors of the Company. The Employment Agreements entitle each executive to participate in all other incentive compensation plans established for executive officers of the Company. The Company may terminate each Employment Agreement for "cause" or a "disability" (as those terms are defined in the Employment Agreements). Specifically, if any of Messrs. Boots, Kratochvil, Beeler, Landis and Herdrich is terminated by Berry Plastics without "cause" or resigns for "good reason" (as such terms are defined in the Employment Agreements), that individual is entitled to: (1) the greater of (a) base salary until the later of one year after termination or (b) 1/2 of 1 year's base salary for each year of employment up to 30 years by Berry Plastics or a predecessor in interest (excluding Mr. Landis) and (2) the pro rata portion of his annual bonus. Each Employment Agreement also includes customary noncompetition, nondisclosure and nonsolicitation provisions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company has a Compensation Committee comprised of Messrs. Gleberman, Boots, Behrens, and Trevor. The annual salary and bonus paid to Messrs. Boots, Kratochvil, Beeler, Landis and Herdrich for fiscal 2004 were determined by the Compensation Committee in accordance with their respective employment agreements. All other compensation decisions with respect to officers of the Company are made by Mr. Boots pursuant to policies established in consultation with the Compensation Committee.

Messrs. Gleberman and Trevor are Managing Directors of Goldman, Sachs & Co. Goldman, Sachs & Co. provided advisory and other services to us in connection with the Merger and the Landis Acquisition and acted as an initial purchaser in the offering of the 2002 Notes and Add-on Notes. Goldman, Sachs Credit Partners, L.P. participated in and acted as joint lead arranger, joint bookrunner and administrative agent for our Credit Facility, our Amended and Restated Credit Facility, and our Second Amended and Restated Credit Facility. In addition, the Company entered into four resin forward contracts in the fourth quarter of 2004 with J. Aron & Company, a division of Goldman, Sachs & Co., and enters into foreign currency transactions through its normal course of business with Goldman, Sachs & Co. Messrs. Behrens and Lori are Partners of J.P. Morgan Partners, LLC, which is the private equity investment arm of J.P. Morgan Chase & Co. Various affiliates of J.P. Morgan Chase & Co. provided advisory and other services to us in connection with the Merger and the Landis Acquisition and acted as a dealer-manager in connection with the related debt tender offers, acted as an initial purchaser in the offering of the 2002 Notes and Add-on Notes and participated in and acted as joint lead arranger, joint bookrunner and a syndication agent for our Credit Facility, our Amended and Restated Credit Facility, and our Second Amended and Restated Credit Facility. See "Certain relationships and related transactions" for a description of these transactions between us and various affiliates of Goldman Sachs and J.P. Morgan.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, or DGCL, provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise. The DGCL further authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Company's Certificate of Incorporation and Bylaws provide for the indemnification of the Company's directors to the fullest extent permitted under Delaware law. The Company's Certificate of Incorporation limits the personal liability of a director to the corporation or its stockholders to damages for breach of the director's fiduciary duty. The Company has purchased insurance on behalf of its directors and officers.

                             PRINCIPAL STOCKHOLDERS

All of the outstanding capital stock of the Company is owned by Holding. The following table sets forth certain information regarding the beneficial ownership of the capital stock of Holding as of March 18, 2005 with respect to
(1) each person known by Holding to own beneficially more than 5% of the outstanding shares of any class of its voting capital stock, (2) each of Holding's directors, (3) the Named Executive Officers and (4) all directors and executive officers of Holding as a group. Except as otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address for each stockholder is c/o Berry Plastics Corporation, 101 Oakley Street, Evansville, Indiana 47710.

--------------------------------------------------------------------------------------------
                                                                               PERCENTAGE OF
                                                               COMMON          COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                            STOCK          OUTSTANDING*
--------------------------------------------------------------------------------------------
GS Capital Partners 2000, L.P.(2)...........................  1,155,042                33.0%
GS Capital Partners 2000 Offshore, L.P.(2)..................    419,697                12.0
GS Capital Partners 2000 GmbH & Co. Beteiligungs KG(2)......     48,278                 1.4
GS Capital Partners 2000 Employee Fund, L.P.(2).............    366,766                10.5
Stone Street 2000, L.P.(2)..................................     36,069                 1.0
Bridge Street Special Opportunities Fund 2000, L.P.(2)......     18,034                   -
Goldman Sachs Direct Investment Fund 2000, L.P.(2)..........     60,114                 1.7
J.P. Morgan Partners Global Investors, L.P.(3)..............    120,820                 3.4
J.P. Morgan Partners Global Investors (Cayman), L.P.(3).....     61,203                 1.7
J.P. Morgan Partners Global Investors (Cayman) II,
  L.P.(3)...................................................      6,825                   -
J.P. Morgan Partners Global Investors A, L.P.(3)............     16,848                   -
J.P. Morgan Partners (BHCA), L.P.(3)........................    704,262                20.1
J.P. Morgan Partners Global Investors (Selldown), L.P.(3)...     44,594                 1.3
Joseph H. Gleberman(4)......................................  2,104,000                60.1
Christopher C. Behrens(5)...................................    954,552                27.2
Steven S. Trevor(6).........................................  2,104,000                60.1
Terry R. Peets(7)...........................................        209(7)                -
Mathew J. Lori(8)...........................................    954,552                27.2
Ira G. Boots................................................     85,600(9)              2.4
James M. Kratochvil.........................................     49,912(10)             1.4
R. Brent Beeler.............................................     50,428(11)             1.4
Gregory J. Landis...........................................    102,281(12)             2.9
William J. Herdrich.........................................     34,228(13)               -
All executive officers and directors as a group (10
  persons)..................................................  3,503,080(14)            96.5
--------------------------------------------------------------------------------------------

* The number of shares outstanding used in calculating the percentage for each person, group or entity listed includes the number of shares underlying options held by such person or group that were exercisable or convertible within 60 days from March 18, 2005, but excludes shares of stock underlying options held by any other person.

- Less than one percent.

(1) The authorized capital stock of Holding consists of 5,500,000 shares of capital stock, including 5,000,000 shares of Common Stock, $.01 par value (the "Holding Common Stock"), and 500,000 shares of Preferred Stock, $.01 par value (the "Preferred Stock").

(2) Address is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York, 10004.

(3) Address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.

(4) Address is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York, 10004. Represents shares owned by equity funds affiliated with Goldman, Sachs & Co. Mr. Gleberman is a Managing Director of Goldman, Sachs & Co. Mr. Gleberman disclaims any beneficial ownership of the shares of Holding Common Stock held by equity funds affiliated with Goldman, Sachs & Co.

(5) Address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020. Represents shares owned by equity funds affiliated with J.P. Morgan Chase & Co. Mr. Behrens is a partner of J.P. Morgan Partners, which is the private equity investment arm of J.P. Morgan Chase & Co. Mr. Behrens disclaims any beneficial ownership of the shares of Holding Common Stock held by equity funds affiliated with J.P. Morgan Chase & Co.

(6) Address is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York, 10004. Represents shares owned by equity funds affiliated with Goldman, Sachs & Co. Mr. Trevor is a Managing Director of Goldman, Sachs & Co. Mr. Trevor disclaims any beneficial ownership of the shares of Holding Common Stock held by equity funds affiliated with Goldman, Sachs & Co.

(7) Includes stock appreciation rights to purchase 209 shares of Holding Common Stock granted to Mr. Peets, exercisable within 60 days of March 18, 2005.

(8) Address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020. Represents shares owned by equity funds affiliated with J.P. Morgan Chase & Co. Mr. Lori is a Partner of J.P. Morgan Partners, which is the private equity investment arm of J.P. Morgan Chase & Co. Mr. Lori disclaims any beneficial ownership of the shares of Holding Common Stock held by equity funds affiliated with J.P. Morgan Chase & Co.

(9) Includes options to purchase 47,655 shares of Holding Common Stock granted to Mr. Boots, exercisable within 60 days of March 18, 2005.

(10) Includes options to purchase 27,955 shares of Holding Common Stock granted to Mr. Kratochvil, exercisable within 60 days of March 18, 2005.

(11) Includes options to purchase 28,060 shares of Holding Common Stock granted to Mr. Beeler, exercisable within 60 days of March 18, 2005.

(12) Includes options to purchase 2,281 shares of Holding Common Stock granted to Mr. Landis, exercisable within 60 days of March 18, 2005.

(13) Includes options to purchase 18,824 shares of Holding Common Stock granted to Mr. Herdrich, exercisable within 60 days of March 18, 2005.

(14) Includes options to purchase 124,775 shares of Holding Common Stock granted to Executive Officers, exercisable within 60 days of March 18, 2005.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of January 1, 2005 regarding shares of common stock of Holding that may be issued under our existing equity compensation plans, including the BPC Holding Corporation 2002 Stock Option Plan (the "2002 Stock Option Plan") and the BPC Holding Corporation Key Employee Equity Investment Plan (the "Employee Stock Purchase Plan").

---------------------------------------------------------------------------------------------------------
                                                                                  NUMBER OF SECURITIES
                                                                                 REMAINING AVAILABLE FOR
                            NUMBER OF SECURITIES TO BE     WEIGHTED AVERAGE       FUTURE ISSUANCE UNDER
                             ISSUED UPON EXERCISE OF      EXERCISE PRICE OF     EQUITY COMPENSATION PLAN
                               OUTSTANDING OPTIONS,      OUTSTANDING OPTIONS,     (EXCLUDING SECURITIES
PLAN CATEGORY                  WARRANTS AND RIGHTS       WARRANTS AND RIGHTS    REFERENCED IN COLUMN (A))
---------------------------------------------------------------------------------------------------------
                                       (A)                       (B)                       (C)
Equity compensation plans
  approved by security
  holders(1)..............                           -                      -                          -
Equity compensation plans
  not approved by security
  holders(2)..............                     454,283(3)                  118                    43,489
                            -----------------------------------------------------------------------------
  Total...................                     454,283                    118                     43,489
---------------------------------------------------------------------------------------------------------

(1) Does not include outstanding options to acquire 135,873 shares, at a weighted-average exercise price of $49.84 per share, that were assumed in connection with the Merger under the BPC Holding Corporation 1996 Stock Option Plan, as amended (the "1996 Option Plan"). No future options may be granted under the 1996 Option Plan.

(2) Consists of the 2002 Stock Option Plan and the Employee Stock Purchase Plan. Our Board adopted the 2002 Stock Option Plan and the Employee Stock Purchase Plan in August of 2002.

(3) Does not include shares of Holding Common Stock already purchased under the Employee Stock Purchase Plan as such shares are already reflected in the Company's outstanding shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT AGREEMENT WITH FIRST ATLANTIC

Prior to the Merger, Atlantic Equity Partners International II, L.P. was our largest voting stockholder and we engaged First Atlantic Capital, Ltd. ("First Atlantic") to provide certain financial and management consulting services to us. Under our management agreement with First Atlantic, First Atlantic provided us with financial advisory and management consulting services in exchange for an annual fee of $750,000 and reimbursement for out of pocket costs and expenses. In consideration of such services, we paid First Atlantic fees and expenses of approximately $385,000 for fiscal 2002. In consideration of services performed in connection with the Merger, the Company paid First Atlantic fees and expenses of $1,786,000 in July 2002.

THE MERGER

On July 22, 2002, GS Berry Acquisition Corp. (the "Buyer"), a newly formed entity controlled by various private equity funds affiliated with Goldman, Sachs & Co., merged (the "Merger") with and into Holding, pursuant to an agreement and plan of merger, dated as of May 25, 2002. At the effective time of the Merger,
(1) each share of common stock of Holding issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive cash pursuant to the terms of the merger agreement, and (2) each share of common stock of the Buyer issued and outstanding immediately prior to the effective time of the Merger was converted into one share of common stock of Holding. Additionally, in connection with the Merger, we retired all of Holding's senior secured notes and Berry Plastics' senior subordinated notes, repaid all amounts owed under our credit facilities, redeemed all of the outstanding preferred stock of Holding, entered into a new credit facility and completed an offering of new senior subordinated notes of Berry Plastics. Immediately following the Merger, private equity funds affiliated with Goldman, Sachs & Co. owned approximately 63% of the outstanding common stock of Holding, private equity funds affiliated with J.P. Morgan Chase & Co. owned approximately 29% and members of our management owned the remaining 8%.

ADVISORY FEES

In connection with the Merger, we paid Goldman, Sachs and its affiliates a total of $8.0 million for advisory and other services, J.P. Morgan Securities Inc., an affiliate of J.P. Morgan Chase & Co., a total of $5.2 million for advisory and other services and First Atlantic Capital, Ltd., a total of $1.8 million for advisory and other services.

SENIOR SUBORDINATED DEBT PURCHASES

In connection with the Merger, Berry Plastics sold $250 million of 10 3/4% senior subordinated notes to various private institutional buyers. Goldman, Sachs and J.P. Morgan acted as joint book-running managers in the transaction and received fees of approximately $4.4 million and $3.2 million, respectively, for services performed.

TENDER OFFER FEES

Prior to the Merger, Holding and Berry Plastics engaged in tender offer and consent solicitations to acquire their outstanding senior secured and senior subordinated notes, respectively. J.P. Morgan Securities, Inc. acted as a dealer-manager in connection with these tender offer and consent solicitations for consideration of $0.1 million.

CREDIT FACILITY

In connection with the Merger, we entered into a senior secured credit facility with a syndicate of lenders led by Goldman Sachs Credit Partners L.P., an affiliate of Goldman Sachs, as administrative agent. Goldman Sachs Credit Partners, L.P., an affiliate of Goldman Sachs, acted as the administrative agent, joint lead arranger and joint bookrunner for the credit facility and received fees of $3.6 million in July 2002 for services provided. JP Morgan Chase Bank, an affiliate of J.P. Morgan, acted as the joint lead arranger and joint bookrunner for the credit facility for consideration of approximately $3.6. million. In October 2002, we entered into an interest rate swap agreement with Goldman Sachs Capital Markets, L.P., which applies to $50.0 million of the term loans and protects both parties against fluctuations in interest rates. Under the interest rate swap agreement, the Eurodollar rate with respect to $50.0 million of the outstanding principal amount of the term loan will not exceed 6.75% or drop below 1.97%.

STOCKHOLDERS AGREEMENT WITH MAJOR STOCKHOLDERS

In connection with the Merger, Holding entered into a stockholders' agreement with GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co. that, in the aggregate, own a majority of our common stock and J.P. Morgan Partners (BHCA), L.P. and other private equity funds affiliated with J.P. Morgan Chase & Co. that, in the aggregate, own approximately 28% of our common stock. Under the terms of this agreement, among other things: (1) the parties have agreed to elect individuals designated by the Goldman Sachs and J.P. Morgan funds to Holding's and Berry Plastics' boards of directors; (2) the Goldman Sachs and J.P. Morgan funds have the right to subscribe for a proportional share of future equity issuances by Holding; (3) after July 29, 2009, the J.P. Morgan funds have the right to demand that Holding cause the initial public offering of its common stock, if such an offering or other sale of Holding has not occurred by such time; and (4) Holding has agreed not to take specified actions, including, making certain amendments to either the certificate of incorporation or the by-laws of Holding, changing independent accountants, or entering into certain affiliate transactions, without the approval of a majority of its board of directors, including at least one director designated by the J.P. Morgan funds. The stockholders agreement also contains provisions regarding transfer restrictions, rights of first offer, tag-along rights and drag-along rights related to the shares of Holding common stock owned by the Goldman Sachs and J.P. Morgan funds.

STOCKHOLDERS AGREEMENT WITH MANAGEMENT

In connection with the Merger, Holding also entered into a stockholders agreement with certain members of Holding's management that owned Holding common stock. The stockholders agreement grants certain rights to, and imposes certain obligations on, the management stockholders who are party to the agreement, including: (1) restrictions on transfer of Holding's common stock; (2) obligations to consent to a merger or consolidation of Holding or a sale of Holding's assets or common stock; (3) obligations to sell their shares of Holding common stock back to Holding in specified circumstances in connection with the termination of their employment with Holding; (4) rights of first offer, (5) tag-along rights, (6) drag-along rights, (7) preemptive rights and
(8) registration rights.

LOANS TO EXECUTIVE OFFICERS

In connection with the Merger, Messrs. Boots, Kratochvil, Beeler, and Herdrich together with certain other senior employees acquired shares of Holding common stock pursuant to an employee stock purchase program. These employees paid for these shares with any combination of (1) shares of Holding common stock that they held prior to the Merger; (2) their cash transaction bonus, if any; and (3) a promissory note. In this manner, the senior employees acquired 182,699 shares in the aggregate. Messrs. Boots, Kratochvil, Beeler, and Herdrich purchased 37,785, 21,957, 22,208, and 15,404 shares of Holding common stock, respectively, pursuant to this program. In connection with these purchases, Messrs. Boots, Kratochvil, Beeler, and Herdrich delivered ten-year promissory notes to Holding in the principal amounts of $2,518,500, $1,302,900, $1,313,400, and $1,027,000,
respectively. The promissory notes are secured by the shares purchased and such notes accrue interest which compounds semi-annually at the rate of 5.50% per year, the applicable federal rate for the notes in effect on July 16, 2002. Principal and all accrued interest is due and payable on the earlier to occur of
(i) the end of the ten-year term, (ii) the ninetieth day following such executive's termination of employment due to death, "disability", "redundancy" (as such terms are defined in the 2002 Stock Option Plan) or retirement, or
(iii) the thirtieth day following such executive's termination of employment for any other reason. As of March 18, 2005, a total of $2,910,349, $1,505,616, $1,517,750 and $1,186,789, including principal and accrued interest, was outstanding under the promissory notes for each of Messrs. Boots, Kratochvil, Beeler, and Herdrich, respectively.

THE LANDIS ACQUISITION

Berry Plastics paid Goldman, Sachs & Co. and its affiliates a total of $1.7 million and JPMorgan Partners, an affiliate of J.P. Morgan Chase & Co., a total of $0.8 million for advisory and other services related to the Landis Acquisition. In connection with the Landis Acquisition, Goldman, Sachs & Co. and its affiliates made an equity contribution of $35.4 million and J.P. Morgan Chase & Co. and its affiliates made an equity contribution of $16.1 million to us.

In addition, Goldman Sachs Credit Partners, L.P., and affiliates of Goldman, Sachs & Co., acted as the joint lead arranger, joint bookrunner and administrative agent under our Amended and Restated Credit Facility and received fees of $0.5 million in November 2003 for services provided. J.P. Morgan Securities Inc., an affiliate of J.P. Morgan Chase & Co., acted as the joint lead arranger and joint bookrunner and JPMorgan Chase Bank acted as syndication agent under our Amended and Restated Credit Facility for consideration of approximately $0.5 million.

In connection with the Landis Acquisition, Berry Plastics sold $85.0 million of 10 3/4% senior subordinated notes due 2012 to various private institutional buyers. Goldman Sachs and J.P. Morgan acted as joint book-running managers in the transaction and received fees of approximately $1.0 million and $1.0 million, respectively, for services performed.

OTHER TRANSACTIONS

Goldman Sachs Credit Partners, L.P., an affiliate of Goldman Sachs, acted as the administrative agent, joint lead arranger and joint bookrunner for the Second Amended and Restated Credit Facility without separate compensation. JP Morgan Chase Bank, an affiliate of J.P. Morgan Chase & Co., acted as the joint lead arranger and joint bookrunner for the Second Amended and Restated Credit Facility for consideration of approximately $0.4 million. In addition, the

Company entered into four resin forward contracts in the fourth quarter of 2004 ranging from 6.0 million to 33.6 million annual pounds of resin with J. Aron & Company, a division of Goldman, Sachs & Co., and enters into foreign currency transactions through its normal course of business with Goldman, Sachs & Co.

FUTURE RELATIONSHIPS WITH GOLDMAN SACHS AND J.P. MORGAN

In the future, Holding or Berry Plastics may engage in commercial banking, investment banking or other financial advisory transactions with Goldman Sachs and its affiliates or J.P. Morgan and its affiliates. In addition, Goldman, Sachs & Co.and its affiliates or J.P. Morgan and its affiliates may purchase goods and services from us from time to time in the future.

TAX SHARING AGREEMENT

For federal income tax purposes, Berry Plastics and its domestic subsidiaries are included in the affiliated group of which Holding is the common parent and as a result, the federal taxable income and loss of Berry Plastics and its subsidiaries is included in the group consolidated tax return filed by Holding. In April 1994, Holding, Berry Plastics and certain of its subsidiaries entered into a tax sharing agreement, which was amended and restated in March 2001 (the "Tax Sharing Agreement"). Under the Tax Sharing Agreement, for fiscal 1994 and all taxable years thereafter for which the Tax Sharing Agreement remains in effect, Berry Plastics and its subsidiaries as a consolidated group are required to pay at the request of Holding an amount equal to the taxes (plus any accrued interest) that they would otherwise have to pay if they were to file separate federal, state or local income tax returns (including any amounts determined to be due as a result of a redetermination arising from an audit or otherwise of a tax liability which is attributable to them). If Berry Plastics and its subsidiaries would have been entitled to a tax refund for taxes paid previously on the basis computed as if they were to file separate returns, then under the Tax Sharing Agreement, Holding is required to pay at the request of Berry Plastics and its subsidiaries an amount equal to such tax refund. If, however, Berry Plastics and its subsidiaries would have reported a tax loss if they were to file separate returns, then Holding intends, but is not obligated under the Tax Sharing Agreement, to pay to Berry Plastics and its subsidiaries an amount equal to the tax benefit that is realized by Holding as a result of such separate loss. Under the Tax Sharing Agreement any such payments to be made by Holding to Berry Plastics or any of its subsidiaries on account of a tax loss are within the sole discretion of Holding. Berry Plastics and its subsidiaries made payments of $8.5 million each to Holding in December 2001 and June 2002 under this tax sharing agreement.

                       DESCRIPTION OF OTHER INDEBTEDNESS

THE SECOND AMENDED AND RESTATED CREDIT FACILITY

On July 22, 2002, we entered into a credit and guaranty agreement and a related pledge security agreement with a syndicate of lenders led by Goldman Sachs Credit Partners L.P., as administrative agent (the "Credit Facility"). On November 10, 2003, in connection with the Landis Acquisition, we amended and restated the Credit Facility (the "Amended and Restated Credit Facility"). On August 9, 2004, the Amended and Restated Credit Facility was amended and restated (the "Second Amended and Restated Credit Facility"). On January 1, 2005 a First Amendment to the Second Amended and Restated Credit Agreement was entered into to permit Fifth Bank, an Ohio banking corporation to assume the role of Administrative Agent and for Goldman Sachs Credit Partners, L.P. to resign as Administrative Agent. The Second Amended and Restated Credit Facility provides (1) a $365.5 million term loan and (2) a $100.0 million revolving credit facility. The proceeds from the new term loan were used to repay the outstanding balance of the term loans from the Amended and Restated Credit Facility. The Second Amended and Restated Credit Facility permits the Company to borrow up to an additional $150.0 million of incremental senior term indebtedness from lenders willing to provide such loans subject to certain restrictions. The terms of the additional indebtedness will be determined by the market conditions at the time of borrowing. The maturity date of the term loan is July 22, 2010, and the maturity date of the revolving credit facility is July 22, 2008. The indebtedness under the Second Amended and Restated Credit Facility is guaranteed by Holding and all of its domestic subsidiaries. The obligations of the Company and the subsidiaries under the Second Amended and Restated Credit Facility and the guarantees thereof are secured by substantially all of the assets of such entities. At January 1, 2005 and December 27, 2003, there were no borrowings outstanding on the revolving credit facility.

Borrowings under the Second Amended and Restated Credit Facility bear interest, at the Company's option, at either (i) a base rate (equal to the greater of the prime rate or the federal funds rate plus 0.5%) plus the applicable margin (the "Base Rate Loans") or (ii) an adjusted eurodollar LIBOR (adjusted for reserves) plus the applicable margin (the "Eurodollar Rate Loans"). With respect to the term loan, the "applicable margin" is (i) with respect to Base Rate Loans, 1.25% per annum and (ii) with respect to Eurodollar Rate Loans, 2.25% per annum (4.22% at January 1, 2005). In addition, the applicable margins with respect to the term loan can be further reduced by an additional .25% per annum subject to the Company meeting a leverage ratio target, which was met based on the results through January 1, 2005. With respect to the revolving credit facility, the "applicable margin" is subject to a pricing grid which ranges from 2.75% per annum to 2.00% per annum, depending on the leverage ratio (2.50% based on results through January 1, 2005). The "applicable margin" with respect to swingline loans and revolving loans that are Base Rate Loans will always be 1.00% per annum less than the "applicable margin" for revolving loans that are Eurodollar Rate Loans. The interest rate applicable to overdue payments and to outstanding amounts following an event of default under the Second Amended and Restated Credit Facility is equal to the interest rate at the time of an event of default plus 2.00%. We also must pay commitment fees ranging from 0.375% per annum to 0.50% per annum on the average daily unused portion of the revolving credit facility. Pursuant to a requirement in the Credit Facility and as a result of an economic slowdown and corresponding interest rate reductions, we entered into an interest rate collar arrangement in October 2002 to protect $50.0 million of the outstanding variable rate term loan debt from future interest rate volatility. Under the interest rate collar agreement, the Eurodollar rate with respect to the $50.0 million of outstanding variable rate term loan debt will not exceed 6.75% or drop below 1.97%. The agreement was effective January 15, 2003 and terminates on July 15, 2006.

The Second Amended and Restated Credit Facility contains significant financial and operating covenants, including prohibitions on our ability to incur specified additional indebtedness or to pay dividends, and restrictions on our ability to make capital expenditures and investments and dispose of assets or consummate acquisitions. The Second Amended and Restated Credit Facility contains (1) a minimum interest coverage ratio as of the last day of the quarter ending March 2005 of 2.15:1.00 , 2.25:1.00 per quarter for the quarters ending June 2005 through March 2006, 2.35:1.00 per quarter for the quarters ending June 2006 through December 2006 and 2.50:1.00 per quarter thereafter, (2) a maximum amount of capital expenditures (subject to the rollover of certain unexpended amounts from the prior year and increases due to acquisitions) of $60 million for the years ending 2005, 2006 and 2007, and $65 million for each year thereafter, and (3) a maximum total leverage ratio as of the last day of any quarter of 5.50:1.00 per quarter for the quarters ending December 2004 through June 2005, 5.25:1.00 per quarter for the quarters ending September 2005 and December 2005, 5.00:1.00 per quarter for the quarters ending March 2006 and June 2006, 4.75:1.00 per quarter for the quarters ending September 2006 through March 2007, 4.50:1.00 per quarter for the quarters ending June 2007 through December 2007, 4.25:1.00 per quarter for the quarters ending March 2008 through December 2008, and 4.00:1.00 per quarter thereafter. The occurrence of a default, an event of default or a material adverse effect on Berry Plastics would result in our inability to obtain further borrowings under our revolving credit facility and could also result in the acceleration of our obligations under any or all of our debt agreements, each of which could materially and adversely affect our business. We were in compliance with all of the financial and operating covenants at January 1, 2005.

In 2004, we made two voluntary principal prepayments totaling $45.0 million on our senior term debt resulting in a revision of the loan amortization schedule. Accordingly, the term loan amortizes quarterly as follows: $831,312 each quarter beginning March 31, 2005 and ending June 30, 2009; and $78,974,687 each quarter beginning September 30, 2009 and ending June 30, 2010. Borrowings under the Second Amended and Restated Credit Facility are subject to mandatory prepayment under specified circumstances, including if we meet specified cash flow thresholds, collect insurance proceeds in excess of certain thresholds, issue equity securities or debt or sell certain assets with proceeds in excess of certain thresholds. There is no required amortization of the revolving credit facility. Outstanding borrowings under the revolving credit facility may be repaid at any time, and may be reborrowed at any time prior to the maturity date which is on July 22, 2008. The revolving credit facility allows up to $25.0 million of letters of credit to be issued instead of borrowings and up to $10.0 million of swingline loans. At January 1, 2005 and December 27, 2003, we had $8.5 million and $7.4 million, respectively, in letters of credit outstanding under our revolving credit facility.

SECURITY

Our obligations under the Second Amended and Restated Credit Facility are secured by a first priority security interest (with certain exceptions) in substantially all of our assets and the assets of the guarantors described below and, in addition, by a pledge of 100% of our shares and 100% of the shares of our domestic subsidiaries and up to 65% of the shares of our foreign subsidiaries and all intercompany debt with the exception of debt owed to our foreign subsidiaries.

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

GUARANTORS

BPC Holding and each of our domestic subsidiaries guarantee our obligations under the Second Amended and Restated Credit Facility.

REPRESENTATIONS AND WARRANTIES

The Second Amended and Restated Credit Facility contains representations and warranties customary for this type of financing.

CAPITAL LEASES

We and our subsidiaries are also party to capital leases entered into in the ordinary course of business. As of January 1, 2005, we had $20.9 million of capital leases outstanding.

                              DESCRIPTION OF NOTES

Definitions of certain terms used in this "Description of notes" may be found under the heading "Certain definitions." Defined terms used in this description but not defined below under the heading "Certain definitions" have the meanings assigned to them in the Indenture. For purposes of this section, (i) the term "Company" refers only to Berry Plastics Corporation and not to any of its subsidiaries, (ii) the term "Holding" refers to BPC Holding Corporation, the parent company of the Company, and not to any of its Subsidiaries and (iii) the term "Notes" refers to the 10 3/4% Senior Subordinated Notes due 2012. Certain of the Company's Subsidiaries and Holding have guaranteed the notes and therefore will be subject to many of the provisions contained in this "Description of notes". Each company which guarantees the Notes is referred to in this section as a "Note Guarantor." Each such guarantee is termed a "Note Guarantee."

The Company issued the notes under the Indenture, dated as of July 22, 2002, as supplemented, (the "Indenture"), among the Company, the Note Guarantors and United States Bank Trust National Association, as trustee (the "Trustee"), incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. A copy of the Indenture is available upon request to the Company. The Indenture contains provisions which define your rights under the Notes. In addition, the Indenture governs the obligations of the Company and of each Note Guarantor under the Notes. The terms of the notes include those stated in the Indenture and, upon effectiveness of a registration statement with respect to the Notes offered hereby, those made part of the Indenture by reference to the TIA.

The following description is meant to be only a summary of certain provisions of the Indenture. It does not restate the terms of the Indenture in their entirety. We urge that you carefully read the Indenture as it, and not this description, governs our obligations and your rights as Holders.

OVERVIEW OF THE NOTES AND THE NOTE GUARANTEES

THE NOTES

These Notes:

       - are general unsecured obligations of the Company;

       - rank equally in right of payment with any existing and future Senior Subordinated Indebtedness of the Company;

       - are subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

       - are senior in right of payment to all future Subordinated Obligations of the Company;

       - are effectively subordinated to all Secured Indebtedness of the Company and its Subsidiaries to the extent of the value of the assets securing such Indebtedness; and

       - are effectively subordinated to all liabilities (including Trade Payables) and Preferred Stock of each Subsidiary of the Company that is not a Note Guarantor.

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

THE NOTE GUARANTEES

These Notes are guaranteed by Holding, and all existing and future Domestic Subsidiaries of the Company, except as provided below.

The Note Guarantee of each Note Guarantor:

       - is general unsecured obligations of such Note Guarantor;

       - ranks equally in right of payment with any existing and future Senior Subordinated Indebtedness of such Note Guarantor;

       - is subordinated in right of payment to all existing and future Senior Indebtedness of such Note Guarantor;

       - is senior in right of payment to all future Subordinated Obligations of such Note Guarantor;

       - is effectively subordinated to all Secured Indebtedness of such Note Guarantor and its Subsidiaries to the extent of the value of the assets securing such Indebtedness; and

       - is effectively subordinated to the obligations of any Subsidiary of a Note Guarantor if that Subsidiary is not a Note Guarantor.

The Notes will not be guaranteed by Berry Plastics Acquisition Corporation II, NIM Holdings Limited, Berry Plastics U.K. Limited, Norwich Acquisition Limited, Berry Plastics Asia Pte. Ltd., Capsol Berry Plastics S.p.a. or Ociesse S.r.l. The Notes will not be guaranteed by any Foreign Subsidiaries in the future unless any such Foreign Subsidiary Guarantees any Senior Indebtedness of the Company or any of the Company's Subsidiaries (other than that of another Foreign Subsidiary). The Note Guarantee of any Note Guarantor may be released in certain circumstances as described under "Certain covenants--Future note guarantors and release of note guarantees." As of January 1, 2005, these non-guarantor Subsidiaries (i) had approximately $9.7 million of total liabilities (including trade payables but excluding liabilities owed to us) and (ii) had approximately 4% of the Company's Consolidated assets. These non-guarantor subsidiaries accounted for 3% of our net sales for fiscal year 2004.

PRINCIPAL, MATURITY AND INTEREST

The Notes will mature on July 15, 2012. We will issue the Notes in fully registered form, without coupons, and in denominations of $1,000 and any integral multiple of $1,000.

Each Note will bear interest at the rate of 10 3/4% per annum beginning from the most recent interest payment date on which interest has been paid or provided for. We will pay interest semiannually to the Holders of record at the close of business on the January 1 or July 1 immediately preceding the relevant interest payment date on January 15 and July 15 of each year. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

INDENTURE MAY BE USED FOR FUTURE ISSUANCES

We may issue from time to time additional Notes having identical terms and conditions to the Notes (the "Additional Notes"). We will only be permitted to issue such Additional Notes if at the time of such issuance we are in compliance with the covenants contained in the Indenture, but the amount of such Additional Notes will not otherwise be restricted by the Indenture. Any

Additional Notes will be part of the same issue as the Notes and will vote on all matters with such Notes.

PAYING AGENT AND REGISTRAR

We will pay the principal of, premium, if any, interest, if any, on the Notes at any office of ours or any agency designated by us which is located in the Borough of Manhattan, the City of New York. We have designated the corporate trust office of the Trustee to act as the agent of the Company in such matters. The location of the corporate trust office is 100 Wall Street, 16th Floor, New York, New York 10005. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.

Holders may exchange or transfer their Notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of Notes. We, however, may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

OPTIONAL REDEMPTION

Except as set forth in the following paragraph, we may not redeem the Notes prior to July 15, 2007. After this date, we may redeem the Notes, in whole or in part, on one or more occasions, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest, if any, due on the relevant interest payment date), if redeemed during the 12-month period commencing on July 15 of the years set forth below:

------------------------------------------------------------------------
                                                              REDEMPTION
YEAR                                                               PRICE
------------------------------------------------------------------------
2007........................................................    105.375%
2008........................................................    103.583%
2009........................................................    101.792%
2010 and thereafter.........................................    100.000%
------------------------------------------------------------------------

Prior to July 15, 2005, we may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings (1) by the Company or (2) by Holding to the extent the Net Cash Proceeds thereof are contributed to the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from the Company, at a redemption price equal to 110.75% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

    (1) at least 65% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) remains outstanding; and

    (2) any such redemption by the Company must be made within 60 days of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

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

In determining whether to redeem the Notes, we may consider, among other things, our cash flow, time remaining to maturity of the notes, our overall cost of capital, other financing alternatives, the state of the capital markets and our overall financial condition.

SELECTION

If we partially redeem Notes, the Trustee will select the Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and reasonable, although no Note of $1,000 in original principal amount or less will be redeemed in part. If we redeem any
Note in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest thereon, if any, the Notes to be redeemed.

RANKING

The Notes will be unsecured Senior Subordinated Indebtedness of the Company, will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company, will rank equally in right of payment with any existing and future Senior Subordinated Indebtedness of the Company and will be senior in right of payment to all future Subordinated Obligations of the Company. The Notes also will be effectively subordinated to all Secured Indebtedness of the Company and its Subsidiaries to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of United States Government Obligations held in any defeasance trust described below under the caption "Defeasance" will not be subordinated to any Senior Indebtedness or subject to the restrictions described herein.

The Note Guarantees will be unsecured Senior Subordinated Indebtedness of the applicable Note Guarantor, will be subordinated in right of payment to all existing and future Senior Indebtedness of such Note Guarantor, will rank equally in right of payment with any existing and future Senior Subordinated Indebtedness of such Note Guarantor and will be senior in right of payment to all future Subordinated Obligations of such Note Guarantor. The Note Guarantees also will be effectively subordinated to all Secured Indebtedness of the applicable Note Guarantor and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness and effectively subordinated to the obligations of any Subsidiary of a Note Guarantor if that Subsidiary is not a Note Guarantor.

The Company currently conducts most of its operations through its Subsidiaries. To the extent such Subsidiaries are not Guarantors, creditors of such Subsidiaries, including trade creditors, and preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including Holders. The Notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the Company that are not Note Guarantors. For example, except under certain circumstances, the Company's Foreign Subsidiaries will not guarantee the Notes.

As of January 1, 2005:

       - we had approximately $353.7 million of Senior Indebtedness to which the Notes and the Note Guarantees would be subordinated (which amount excludes $8.5 million of letters of credit and the remaining availability of $91.5 million under our revolving credit facility;

       - we did not have any Senior Subordinated Indebtedness (other than the Notes);

       - we did not have any Subordinated Obligations; and

       - our Subsidiaries that are not Note Guarantors had $9.7 million of liabilities, excluding liabilities owed to us.

As of April 1, 2005, we could incur approximately $93.1 million in additional senior debt under our Second Amended and Restated Credit Facility, subject to conditions to borrowing; however, the covenants under our amended and restated senior secured credit facility may limit our ability to make such borrowings.

Although the Indenture limits the Incurrence of Indebtedness by the Company and the Restricted Subsidiaries and the issuance of Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. The Company and its Subsidiaries may be able to Incur substantial amounts of additional Indebtedness in certain circumstances. Such Indebtedness may be Senior Indebtedness. In addition, the Indenture does not limit the Incurrence of Indebtedness by Holding or have any other restrictions on Holding.

"Senior Indebtedness" of the Company or any Note Guarantor means Bank Indebtedness and the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company or any Note Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts owing in respect of, all other Indebtedness of the Company or any Note Guarantor, as applicable, whether outstanding on the Closing Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are pari passu with or subordinated in right of payment to the Notes or such Note Guarantor's Note Guarantee, as applicable; provided, however, that Senior Indebtedness of the Company or any Note Guarantor shall not include:

    (1) any obligation of the Company or any Subsidiary of the Company or of such Note Guarantor to the Company or any other Subsidiary of the Company;

    (2) any liability for federal, state, local or other taxes owed or owing by the Company or such Note Guarantor, as applicable;

    (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

    (4) any Indebtedness or obligation of the Company or such Note Guarantor, as applicable (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate in right of payment to any other Indebtedness or obligation of the Company or such Note Guarantor, as applicable, including any Senior Subordinated Indebtedness and any Subordinated Obligations of the Company or such Note Guarantor, as applicable;

    (5) any obligations with respect to any Capital Stock; or

    (6) any Indebtedness (or portion thereof) Incurred in violation of the Indenture.

Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Notes. The Notes will rank equally in all respects with all other Senior Subordinated Indebtedness of the Company. The Company will not Incur, directly or indirectly, any Indebtedness which is subordinate in right of payment to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate in right of payment to Secured Indebtedness merely because it is unsecured and Indebtedness which has different security or different priorities in the same security will not be deemed subordinate in right of payment to Secured Indebtedness due to such differences.

The Company may not pay principal of, premium (if any) or interest on the Notes, or make any further deposit pursuant to the provisions described under "Defeasance" below, and may not otherwise purchase, repurchase, redeem or otherwise acquire or retire for value any Notes (collectively, "pay the Notes") (except in Permitted Junior Securities or except from a previously created trust described under "Defeasance") if:

    (1) any Designated Senior Indebtedness of the Company is not paid when due, whether upon acceleration or otherwise, or

    (2) any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case,

    (x) the default has been cured or waived and any such acceleration has been rescinded, or

    (y) such Designated Senior Indebtedness has been paid in full;

provided, however, that the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) above has occurred and is continuing.

In addition, during the continuance of any default (other than a default described in clause (1) or (2) of the immediately preceding paragraph) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we may not pay the Notes (except in Permitted Junior Securities or except from a previously created trust described under "Defeasance") for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated:

    (1) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice,

    (2) by repayment in full of such Designated Senior Indebtedness, or

    (3) because the default giving rise to such Blockage Notice is no longer continuing).

Notwithstanding the provisions described in the immediately preceding paragraph (but subject to the provisions contained in the second preceding and in the immediately succeeding paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period, including any missed payments.

Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representative of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods (including any periods in respect of any additional Blockage Notices delivered by the Representative pursuant to the prior sentence) is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under "Defeasance"):

    (1) the holders of Senior Indebtedness of the Company will be entitled to receive payment in full of such Senior Indebtedness before the Holders are entitled to receive any payment of principal of or interest on the Notes; and

    (2) until such Senior Indebtedness is paid in full any payment or distribution to which Holders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear.

If a distribution is made to Holders that due to the subordination provisions of the Indenture should not have been made to them, such Holders will be required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee (provided that the Trustee shall have received written notice from the Company, on which notice the Trustee shall be entitled to conclusively rely) shall promptly notify the holders of the Designated Senior Indebtedness of the Company (or their Representative) of the acceleration. If any Designated Senior Indebtedness of the Company is outstanding, the Company may not pay the Notes until five Business Days after such holders or the Representative of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

By reason of the subordination provisions of the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness of the Company may recover more, ratably, than the Holders, and creditors of the Company who are not holders of Senior Indebtedness of the Company or of Senior Subordinated Indebtedness of the Company (including the Notes) may recover less, ratably, than holders of Senior Indebtedness of the Company and may recover more, ratably, than the holders of Senior Subordinated Indebtedness of the Company.

The Indenture contains substantially identical subordination provisions relating to each Guarantor's obligations under its Note Guarantee.

NOTE GUARANTEES

BPC Holding Corporation, each of the Company's Domestic Subsidiaries, and certain future subsidiaries of the Company (as described below), as primary obligors and not merely as sureties, will jointly and severally irrevocably and unconditionally guarantee on an unsecured senior subordinated basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of, interest on, if any, in respect of the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the "Guaranteed Obligations"). Such Note Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the Holders in enforcing any rights under the Note Guarantees. Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Closing Date, the Company will cause (1) each Domestic Subsidiary, other than a Domestic Subsidiary the only activity of which is to participate in a Receivables Facility, and (2) each Foreign Subsidiary that enters into a Guarantee of any Senior Indebtedness (other than a Foreign Subsidiary that Guarantees Senior Indebtedness Incurred by another Foreign Subsidiary), to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the Notes to the extent described in "Certain covenants--Future note guarantors and release of note guarantees" below. A Note Guarantor will be released from its obligations under the Indenture and the Note Guarantee if (x) the Company designates such Note Guarantor as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture or (y) such Subsidiary is sold in accordance with the Indenture. See "Certain covenants--Future note guarantors and release of note guarantees."

The obligations of a Note Guarantor under its Note Guarantee are senior subordinated obligations. As such, the rights of Holders to receive payment by a Note Guarantor pursuant to its Note Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Note Guarantor. The terms of the subordination provisions described above with respect to the Company's obligations under the Notes apply equally to a Note Guarantor and the obligations of such Note Guarantor under its Note Guarantee.

Each Note Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Note

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Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

CHANGE OF CONTROL

Upon the occurrence of any of the following events (each a "Change of Control"), each Holder will have the right to require the Company to purchase all or any part of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest, if any, due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the Notes pursuant to this section in the event that it has mailed the notice to exercise its right to redeem all the Notes under the terms of the section titled "Optional redemption" at any time prior to the requirement to consummate the Change of Control and redeem the Notes in accordance with such notice:

    (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange
    Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or Holding, whether as a result of issuance of securities of Holding or the Company, any merger, consolidation, liquidation or dissolution of Holding or the Company, any direct or indirect transfer of securities by any Permitted Holder or otherwise;

    (2) the sale, lease or transfer, in one transaction or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to a "person" (as defined above) other than one or more Permitted Holders;

    (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company or Holding, as the case may be (together with any new directors whose election by such board of directors of the Company or Holding, as the case may be, or whose nomination for election by the shareholders of the Company or Holding, as the case may be, was approved by a vote of a majority of the directors of the Company or Holding, as the case may be, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), and any directors who are designees of a Principal or a Related Party of a Principal or were nominated by a Principal or a Related Party of a Principal, cease for any reason to constitute a majority of the board of directors of the Company or Holding, as the case may be, then in office; or

    (4) the merger or consolidation of the Company or Holding with or into another Person or the merger of another Person with or into the Company or Holding, other than, in each case, a transaction following which securities that represented at least a majority of the voting power of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) constitute at least a majority of the voting power of the Voting Stock of the surviving Person.

In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing

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of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Company shall:

    (1) repay in full all Bank Indebtedness or, if doing so will allow the purchase of Notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer, or

    (2) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph.

Within 30 days following any Change of Control, or, at the Company's option, prior to such Change of Control but after it is publicly announced, the Company shall mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

    (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase all or a portion of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest, if any, on the relevant interest payment date);

    (2) the circumstances and relevant facts and financial information regarding such Change of Control;

    (3) the purchase date (which shall be no earlier than the greater of (x) 30 days and (y) the Change of Control date and no later than 60 days from the date such notice is mailed);

    (4) that the Change of Control Offer is conditioned on the Change of Control occurring if the notice is mailed prior to a Change of Control; and

    (5) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers of the notes. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to

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Incur additional Indebtedness are contained in the covenant described under
"--Limitation on indebtedness." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenant, however, the Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to purchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a purchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The provisions under the Indenture relative to the Company's obligation to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

CERTAIN COVENANTS

The Indenture contains covenants including, among others, the following:

LIMITATION ON INDEBTEDNESS. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Restricted Subsidiary that is a Note Guarantor may Incur Indebtedness (including any Receivables Facility) if, on the date of such Incurrence and after giving effect thereto the Consolidated Coverage Ratio would be greater than 2:1.

(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

    (1) Indebtedness in an aggregate principal amount Incurred pursuant to any Credit Facility and Indebtedness in an aggregate amount outstanding under any Receivables Facility which together do not exceed $555.0 million less the aggregate amount of all mandatory repayments of the principal of any term Indebtedness under the Credit Agreement that have been made by the Company or any of its Restricted Subsidiaries since the date of the Indenture with the Net Available Cash of an Asset Disposition pursuant to clause (a)(3)(A) of "Certain covenants--Limitation on sales of assets and subsidiary stock"; provided, however, that Indebtedness in excess of $505.0 million may be Incurred only if at the time of Incurrence (or at the time of any other Incurrence of Indebtedness pursuant to this clause (1) in excess of $505.0 million) the Company receives an amount equal to such excess in cash from the issue or sale of Capital Stock (other than Disqualified Stock) or from other capital contributions;

    (2) Indebtedness of the Company owed to and held by any Restricted
    Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the
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    Incurrence of such Indebtedness by the issuer thereof, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes and (C) if a Restricted Subsidiary that is a Note Guarantor is the obligor on such Indebtedness and such Indebtedness is owed to and held by a Restricted Subsidiary that is not a Note Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Restricted Subsidiary with respect to its Note Guarantee;

    (3) Indebtedness (A) represented by the Notes (not including any Additional Notes) and the Note Guarantees, (B) represented by the exchange Notes to be issued in exchange for the Notes pursuant to the registration rights agreement, (C) outstanding on the Closing Date (other than the Indebtedness described in clauses (1) and (2) above), (D) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) or the foregoing paragraph (a) (including in any such case Indebtedness that is Refinancing Indebtedness) and (E) consisting of Guarantees of any Indebtedness permitted under the foregoing paragraph (a) or this paragraph (b);

    (4) Indebtedness (A) in respect of workers' compensation self-insurance obligations, indemnities, performance bonds, bankers' acceptances, letters of credit and surety, appeal or similar bonds provided by the Company and the Restricted Subsidiaries in the ordinary course of their business and in any such case any reimbursement obligations in connection therewith, (B) under Interest Rate Agreements entered into for bona fide hedging purposes of the Company in the ordinary course of business; provided, however, that such Interest Rate Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in interest rates or by reason of fees, indemnities and compensation payable thereunder, (C) under any Currency Agreements; provided that such agreements are designed to protect the Company or its Subsidiaries against fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable under Currency Agreements or (D) under any Commodity Price Protection Agreements; provided that such agreements are designed to protect the Company or its Subsidiaries against fluctuations in commodity prices or by reason of fees, indemnities and compensation payable under such Commodity Price Protection Agreements;

    (5) Purchase Money Indebtedness and Capitalized Lease Obligations in an aggregate principal amount not in excess of $30.0 million at any time outstanding;

    (6) Indebtedness of any Foreign Subsidiary in an aggregate principal amount which does not exceed $15.0 million plus any Indebtedness of a Foreign Subsidiary existing at the time it is acquired by the Company and not Incurred in contemplation thereof, so long as after giving effect to such acquisition, the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of this covenant;

    (7) obligations arising from agreements by the Company or a Restricted Subsidiary to provide for indemnification, adjustment of purchase price or similar obligations, earn-outs or other similar obligations or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of the Company or a Restricted Subsidiary pursuant to such an agreement, in each case, Incurred in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary;

    (8) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent transfer of any Capital Stock or any
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    other event which results in any such Restricted Subsidiary ceasing to be a
    Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of Preferred Stock;

    (9) Indebtedness of the Company and any Restricted Subsidiary to the extent the net proceeds thereof are promptly deposited to defease the Notes as described below under "Defeasance;"

    (10) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection or overdraft protection in the ordinary course of business; and

    (11) Indebtedness (other than Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, will not exceed $30.0 million.

(c) The Company may not Incur any Indebtedness if such Indebtedness is subordinate in right of payment to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate in right of payment to Secured Indebtedness merely because it is unsecured and Indebtedness which has different security or different priorities in the same security will not be deemed subordinate in right of payment to Secured Indebtedness due to such differences. The Company may not Incur any Secured Indebtedness which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the Notes) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien. A Note Guarantor may not Incur any Indebtedness if such Indebtedness is by its terms expressly subordinate in right of payment to any Senior Indebtedness of such Note Guarantor unless such Indebtedness is Senior Subordinated Indebtedness of such Note Guarantor or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Note Guarantor. Unsecured Indebtedness is not deemed to be subordinate in right of payment to Secured Indebtedness merely because it is unsecured and Indebtedness which has different security or different priorities in the same security will not be deemed subordinate in right of payment to Secured Indebtedness due to such differences. A Note Guarantor may not Incur any Secured Indebtedness that is not Senior Indebtedness of such Note Guarantor unless contemporaneously therewith effective provision is made to secure the Note Guarantee of such Note Guarantor equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to such Note Guarantee) such Secured Indebtedness for as long as such Secured Indebtedness is secured by a Lien.

(d) For purposes of determining compliance with this covenant:

    (1) Indebtedness Incurred pursuant to the Credit Agreement prior to or on the Closing Date shall be treated as Incurred pursuant to clause (1) of paragraph (b) above;

    (2) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

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    (3) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such Indebtedness on the date of Incurrence and shall later be permitted to reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant, and only be required to include the amount of such Indebtedness in one of such clauses;

    (4) for purpose of determining compliance with any dollar-denominated restriction on the Incurrence of Indebtedness, denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, and any such foreign denominated Indebtedness may be refinanced or replaced, or subsequently refinanced or replaced, in an amount equal to the dollar-equivalent principal amount of such Indebtedness on the date of such refinancing or replacement whether or not such amount is greater or less than the dollar equivalent principal amount of the Indebtedness on the date of initial Incurrence;

    (5) if Indebtedness is secured by a letter of credit that serves only to secure such Indebtedness, then the total amount deemed Incurred shall be equal to the greater of (x) the principal of such Indebtedness and (y) the amount that may be drawn under such letter of credit; and

    (6) the amount of Indebtedness issued at a price less than the amount of the liability thereof shall be determined in accordance with GAAP.

LIMITATION ON RESTRICTED PAYMENTS. (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

    (1) declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any Subsidiary of the Company) to the direct or indirect holders of its Capital Stock, except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock or Preferred Stock) or in options, warrants or rights to purchase such Capital Stock and (y) dividends or distributions payable to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis),

    (2) purchase, repurchase, redeem, retire or otherwise acquire for value any Capital Stock of Holding, the Company or any Restricted Subsidiary held by Persons other than the Company or a Restricted Subsidiary,

    (3) purchase, repurchase, redeem, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations, except a purchase, repurchase, redemption, retirement, defeasance or acquisition within one year of the final maturity thereof, or

    (4) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, retirement, or other acquisition or Investment set forth in these clauses (1) through (4) being herein

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    referred to as a "Restricted Payment") if at the time the Company or such
    Restricted Subsidiary makes such Restricted Payment:

       (A) a Default will be continuing (or would result therefrom);

       (B) the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Limitation on indebtedness"; or

       (C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination will be conclusive and delivered to the Trustee and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Closing Date would exceed the sum, without duplication, of:

          (i) 50% of the sum of Consolidated Net Income and Consolidated Step-Up Depreciation and Amortization accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter in which the Closing Date occurs to the end of the most recent fiscal quarter for which financial statements are available (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

          (ii) 100% of the aggregate Net Cash Proceeds and Fair Market Value of property or assets (other than Indebtedness and Capital Stock, except that Capital Stock of a Person that is or becomes a Restricted Subsidiary shall be valued in accordance with the Company's interest in the Fair Market Value of such Person's property and assets, exclusive of goodwill or any similar intangible asset) received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or from other capital contributions subsequent to the Closing Date (other than an issuance or sale (x) to a Subsidiary of the Company, (y) to an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries with respect to amounts funded or guaranteed by the Company or (z) in exchange for the proceeds of loans or advances made pursuant to clause (17) under the definition "Permitted Investment");

          (iii) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Closing Date of any Indebtedness of the Company or its Restricted Subsidiaries issued after the Closing Date which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or the Fair Market Value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange);

          (iv) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (x) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment");

          (v) the net reduction in any Investment (other than a Permitted Investment) that was made after the date of the Indenture resulting from payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the

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          Company or any Restricted Subsidiary and the cash return of capital with respect to any Investment (other than a Permitted Investment);
          and

          (vi) any amount which previously qualified as a Restricted Payment on account of any Guarantee entered into by the Company or any Restricted Subsidiary; provided that such Guarantee has not been called upon and the obligation arising under such Guarantee no longer exists.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

    (1) any purchase, repurchase, redemption, retirement or other acquisition for value of Capital Stock of the Company made by exchange for, or out of the proceeds of the sale within 30 days of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries with respect to amounts funded or guaranteed by the Company); provided, however, that:

       (A) such purchase, repurchase, redemption, retirement or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments, and

       (B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) above;

    (2) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the sale within 30 days of, Subordinated Obligations or Capital Stock (other than Disqualified Stock) of the Company that is permitted to be Incurred pursuant to the covenant described under "--Limitation on indebtedness"; provided, however, that:

       (A) such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments; and

       (B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (2) will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) above to the extent Capital Stock is used in such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value;

    (3) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "--Limitation on sales of assets and subsidiary stock"; provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

    (4) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends will be included in the calculation of the amount of Restricted Payments;

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    (5) any payment of dividends, other distributions or other amounts by the
    Company for the purposes set forth in clauses (A) through (C) below; provided, however, that such dividend, distribution or other amount set forth in clauses (A) and (B) will be excluded and in clause (C) will be included in the calculation of the amount of Restricted Payments:

       (A) other fees required to maintain its corporate existence and provide for other operating costs of up to $1.0 million per fiscal year;

       (B) to Holding in amounts equal to amounts required for Holding to pay federal, state, local and foreign income taxes to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries (and, to the extent of amounts actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries) or otherwise in accordance with the Tax Sharing Agreement as in effect on the date of the Indenture, as the same may be amended from time to time to add additional Subsidiaries or in a manner not materially less favorable to the Holders of the Notes;

       (C) to Holding in amounts equal to amounts expended by Holding to purchase, repurchase, redeem, retire or otherwise acquire for value Capital Stock of Holding owned by employees, former employees, directors or former directors, consultants or foreign consultants of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors, consultants or foreign consultants); provided, however, that the aggregate amount paid, loaned or advanced to Holding pursuant to this clause (C) will not, in the aggregate, exceed $2.5 million per fiscal year of the Company, plus any amounts contributed by Holding to the Company as a result of sales of shares of Capital Stock to employees, directors and consultants, plus the net proceeds of any key person life insurance received by the Company after the date of the Indenture;

    (6) the repurchase of any Subordinated Obligation or Disqualified Stock of the Company at a purchase price not greater than 101% of the principal amount or liquidation preference of such Subordinated Obligation or Disqualified Stock in the event of a Change of Control pursuant to a provision similar to "Change of Control"; provided that prior to consummating any such repurchase, the Company has made the Change of Control Offer required by the Indenture and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer; provided, however, that such repurchase will be included in the calculation of the amount of Restricted Payments;

    (7) the repurchase of any Subordinated Obligation or Disqualified Stock of the Company at a purchase price not greater than 100% of the principal amount or liquidation preference of such Subordinated Obligation or Disqualified Stock in the event of an Asset Sale pursuant to a provision similar to the "--Limitation on sales of assets and subsidiary stock" covenant; provided that prior to consummating any such repurchase, the Company has made the Asset Sale Offer required by the Indenture and has repurchased all Notes validly tendered for payment in connection with such Asset Sale Offer; provided, however, that such repurchase will be included in the calculation of the amount of Restricted Payments;

    (8) repurchases of Capital Stock deemed to occur upon exercise of stock options to the extent that shares of such Capital Stock represent a portion of the exercise price of such options; provided, however, that such repurchases will be excluded in the calculation of the amount of Restricted Payments;

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    (9) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or Preferred Stock of its Restricted Subsidiaries issued or Incurred in accordance with the covenant "--Limitation on indebtedness"; provided, however, that such declaration and payment of dividends or distributions to holders will be excluded in the calculation of the amount of Restricted Payments;

    (10) any of the transactions completed in connection with the Acquisition and the financing thereof; provided, however, that such transactions will be excluded in the calculation of the amount of Restricted Payments;

    (11) any purchase, redemption, retirement or other acquisition for value of Disqualified Stock of the Company made by exchange for, or out of the proceeds of the sale within 30 days of, Disqualified Stock of the Company; provided that any such new Disqualified Stock is issued in accordance with paragraph (a) of the covenant "--Limitation on indebtedness" and has an aggregate liquidation preference that does not exceed the aggregate liquidation preference of the amount so refinanced; provided, however, such purchase, repurchase, redemption, retirement or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments; or

    (12) other Restricted Payments in an aggregate amount not to exceed $15.0 million since the date of the Indenture; provided, however, that such other Restricted Payments will be included in the calculation of the amount of Restricted Payments.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be conclusive and delivered to the Trustee and evidenced by a resolution of the Board of Directors.

LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

    (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company;

    (2) make any loans or advances to the Company; or

    (3) transfer any of its property or assets to the Company,

except:

    (A) any encumbrance or restriction pursuant to applicable law;

    (B) any encumbrance or restriction in any agreement with respect to Indebtedness (including the Credit Agreement) as in effect or entered into on the Closing Date, and any amendments, modifications, restatements, renewals, extensions, replacements and financings thereof on terms and conditions with respect to such encumbrances and restrictions that are not materially more restrictive, taken as a whole, than those encumbrances and restrictions with respect to such Indebtedness as in effect on the date of the Indenture;

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    (C) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in or in contemplation of, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

    (D) any encumbrance or restriction pursuant to an agreement for the sale or other disposition of a Restricted Subsidiary or assets that restrict distributions by that Restricted Subsidiary or distributions of those assets pending the sale or other disposition;

    (E) any encumbrance or restriction existing by reason of provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements;

    (F) any encumbrance or restriction existing by reason of restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

    (G) any encumbrance or restriction existing by reason of restrictions on the transfer of assets that are the subject of a Capitalized Lease Obligation permitted under "--Limitation on indebtedness";

    (H) in the case of clause (3), any encumbrance or restriction

       (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract,

       (ii) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or

       (iii) pursuant to Purchase Money Indebtedness for property acquired in the ordinary course of business that imposes restrictions on that property;

    (I) encumbrances or restrictions that are or were created by virtue of any transfer of, agreement to transfer, or option or right with respect to any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture;

    (J) encumbrances and restrictions contained in Indebtedness of Foreign Subsidiaries permitted pursuant to the covenant described under "--Limitation on indebtedness" or industrial revenue or similar bonds Incurred by the Company or any Restricted Subsidiary and permitted pursuant to the covenant described under "-- Limitation on indebtedness";

    (K) encumbrances or restrictions contained in indentures or other debt instruments, facilities or arrangements that are not materially more restrictive, taken as a whole, than those contained in the Indenture governing the Notes or the Credit Agreement on the date of the Indenture;

    (L) encumbrances and restrictions on the date of the Acquisition (and not Incurred in contemplation thereof) with respect to any assets or other property acquired by the Company or any Restricted Subsidiary (including pursuant to the acquisition of the Capital Stock of a Person);

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    (M) customary restrictions imposed on the transfer of, or in licenses related to, copyrighted or patented materials or other intellectual property and customary provisions in agreements that restrict the assignment of such agreements or any rights thereunder or the use of any such rights;

    (N) customary restrictions on real property interests set forth in easements and similar arrangements of the Company or any Restricted Subsidiary;

    (O) any encumbrance or restriction existing under or by reason of a Receivables Facility or other contractual requirements of a Receivables Facility permitted pursuant to the covenant described under "--Limitation on indebtedness"; provided that such restrictions apply only to such Receivables Facility; and

    (P) any encumbrance or restriction pursuant to (x) an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clauses (A) through (P) of this covenant or contained in any amendment, modification or replacement to an agreement referred to in clauses (A) through (P) of this covenant, in each case as applicable; provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment, modification or replacement are no less favorable to the Holders taken as a whole than the encumbrances and restrictions contained in such predecessor agreements or (y) any Credit Facility which is no less favorable to the Holders taken as a whole than the encumbrances contained in the Credit Agreement on the date of the Indenture.

LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

    (1) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition,

    (2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents, and

    (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

       (A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value (i) Senior Indebtedness of the Company or Senior Indebtedness (other than obligations in respect of Preferred Stock) of a Restricted Subsidiary or (ii) any Indebtedness of a non-guarantor Restricted Subsidiary only if the assets sold were of a non-guarantor Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company and other than obligations in respect of Disqualified Stock), in each case, within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

       (B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of such Asset

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       Disposition or the receipt of such Net Available Cash or pursuant to arrangements in place within the 365-day period;

       (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined in paragraph (b) of this covenant below) to purchase Notes pursuant to and subject to the conditions set forth in paragraph (b) of this covenant; provided, however, that if the Company elects (or is required by the terms of any other Senior Subordinated Indebtedness), such Offer may be made ratably to purchase the Notes and other Senior Subordinated Indebtedness of the Company, and

       (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any general corporate purpose not restricted by the terms of the Indenture;

provided, however that in connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value.

Pending the final application of the Net Available Cash, the Company and its Restricted Subsidiaries may temporarily reduce revolving credit borrowings or otherwise invest the Net Available Cash in any manner that is not prohibited by the Indenture.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $5.0 million.

For the purposes of this covenant, the following are deemed to be cash:

       - the assumption of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock and Preferred Stock of a Restricted Subsidiary that is a Note Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

       - any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in the Asset Disposition; and

       - securities or other obligations received by the Company or any Restricted Subsidiary from the transferee that are (subject to ordinary settlement periods) converted, sold or exchanged within 30 days of receipt by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion, sale or exchange). In the case of an Asset Swap constituting part of an Asset Disposition, the Company or any such Restricted Subsidiary shall only be required to receive cash in an amount equal to at least 75% of the proceeds of the Asset Disposition which are not received in connection with the Asset Swap.

(b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (a)(3)(C) of this covenant, the Company will be required (i) to purchase Notes tendered pursuant to an offer by the Company for the Notes (the "Offer") at a purchase price of 100%

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of their principal amount plus accrued and unpaid interest thereon, if any, to the date of purchase (subject to the right of Holders of record on the relevant date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture and (ii) to purchase other Senior Subordinated Indebtedness of the Company on the terms and to the extent contemplated thereby (provided that in no event shall the Company offer to purchase such other Senior Subordinated Indebtedness of the Company at a purchase price in excess of 100% of its principal amount, plus accrued and unpaid interest thereon). If the aggregate purchase price of Notes (and other Senior Subordinated Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Notes (and other Senior Subordinated Indebtedness), the Company will apply the remaining Net Available Cash in accordance with clause (a)(3)(D) of this covenant. The Company will not be required to make an Offer for Notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(3)(A) and (B)) is less than $5.0 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

(c) The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of any covenant of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue thereof.

LIMITATION ON TRANSACTIONS WITH AFFILIATES. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless such transaction is on terms:

    (1) that are no less favorable, taken as a whole, to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate,

    (2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million,

       (A) are set forth in writing, and

       (B) have been approved in good faith by a majority of the members of the Board of Directors and,

    (3) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $20.0 million,

       (A) are set forth in writing, and

       (B) have either (x) been approved in good faith by a majority of the members of the Board of Directors or (y) have been determined by a recognized appraisal or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

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(b) The provisions of the foregoing paragraph (a) will not prohibit or restrict:

    (1) any Restricted Payment or Investment permitted to be made pursuant to the covenant described under "--Limitation on restricted payments,"

    (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors,

    (3) the grant of stock options or similar rights to employees, directors and consultants of the Company pursuant to plans approved by the Board of Directors,

    (4) loans or advances to employees in the ordinary course of business (or guarantees in respect thereof or otherwise made on their behalf (including payment on any such guarantees)), but in any event not to exceed $3.0 million in the aggregate outstanding at any one time, plus any amounts loaned pursuant to clause (17) under the definition of "Permitted Investment,"

    (5) the payment of reasonable fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company and its Subsidiaries,

    (6) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries,

    (7) any transaction effected in connection with a Receivables Facility permitted under the covenant "--Limitation on indebtedness,"

    (8) any redemption of Capital Stock held by current or former employees, directors or consultants upon death, disability or termination of employment at a price not in excess of the Fair Market Value thereof or pursuant to the terms of any agreement entered into in accordance with the Indenture with such Person,

    (9) sales or issuances of Capital Stock (other than Disqualified Stock) to Affiliates of the Company,

    (10) transactions involving the Company or any of its Restricted Subsidiaries, on the one hand, and J.P. Morgan Securities Inc. or Goldman, Sachs & Co. or any of their respective affiliates, on the other hand, in connection with the Acquisition and transactions related thereto, Bank Indebtedness and any amendment, modification, supplement, extension, refinancing, replacement, work-out, restructuring and other transactions related thereto, or any management, financial advisory, financing, underwriting or placement services or any other investment banking, banking or similar services, which payments are approved by a majority of the Board of Directors in good faith,

    (11) transactions pursuant to the Stockholders' Agreement as in effect on the date of the Indenture as the same may be amended from time to time in any manner not materially less favorable taken as a whole to the Holders of the Notes,

    (12) transactions pursuant to any agreement disclosed in the Offering Memorandum, including any agreement entered into in connection with the Merger, as in effect on the date of the Indenture as the same may be amended from time to time in any manner not materially less favorable taken as a whole to the Holders of the Notes,

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    (13) any employment, compensation or indemnification agreements entered into by the Company or any of its Restricted Subsidiaries, in the ordinary course of business with employees, directors, or consultants, or

    (14) sales of inventory or other product to any Affiliate in the ordinary course of business.

SEC REPORTS. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (unless the SEC will not accept such a filing) and provide the Trustee and Holders and prospective Holders (upon request) within 15 days after it files them with the SEC, copies of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. The Company also will comply with the other provisions of Section 314(a) of the TIA.

FUTURE NOTE GUARANTORS AND RELEASE OF NOTE GUARANTEES. (a) The Company will cause (1) each Domestic Subsidiary, other than a Domestic Subsidiary the only activity of which is to participate in a Receivables Facility, and (2) each Foreign Subsidiary that enters into a Guarantee of any Senior Indebtedness (other than a Foreign Subsidiary that Guarantees Senior Indebtedness Incurred by another Foreign Subsidiary), to become a Note Guarantor, and if applicable, execute and deliver to the Trustee a supplemental indenture in the form set forth in the Indenture pursuant to which such Subsidiary will Guarantee payment of the Notes; provided that this covenant shall not apply to any Subsidiary that has been properly designated as an Unrestricted Subsidiary in accordance with the Indenture. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Note Guarantor, without rendering the Note Guarantee, as it relates to such Note Guarantor voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(b) The Note Guarantee of a Note Guarantor will be released:

    (1) in connection with any sale or other disposition of all or substantially all of the assets of that Note Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with the "Asset Sale" provisions of the Indenture;

    (2) in connection with any sale of Capital Stock of a Note Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale complies with the "Asset Sale" provisions of the Indenture;

    (3) if the Company designates any Restricted Subsidiary that is a Note Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; or

    (4) if the Note Guarantor participates in a Receivables Facility and such participation is such Note Guarantor's only on-going activity.

MERGER AND CONSOLIDATION

The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets, in one or more related transactions, to, any Person, unless:

    (1) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation, limited liability company, trust, partnership or similar entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by a

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    supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture; provided that if the Successor Company is not a corporation, the Notes will also be assumed by a corporate co-obligor;

    (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

    (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "-- Limitation on indebtedness"; and

    (4) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

In addition, the Company will not permit any Note Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

    (1) the resulting, surviving or transferee Person (the "Successor Guarantor") will be a corporation, limited liability company, trust, partnership or similar entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Note Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of such Note Guarantor under its Note Guarantee;

    (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

    (3) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Notwithstanding the foregoing:

       (A) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Restricted Subsidiary and

       (B) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

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DEFAULTS

Each of the following is an Event of Default:

    (1) a default in any payment of interest on any Note when due and payable whether or not prohibited by the provisions described under "Ranking" above, continued for 30 days,

    (2) a default in the payment of principal of any Note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "Ranking" above,

    (3) the failure by the Company or any Note Guarantor to comply with its obligations under the covenant described under "Merger and consolidation" above,

    (4) the failure by the Company or any Restricted Subsidiary to comply for 60 days after notice with any of its obligations under the covenants described under "Change of control" or "Certain covenants" above (in each case, other than a failure to purchase Notes),

    (5) the failure by the Company or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the Notes, the Indenture or the Note Guarantees,

    (6) the failure by the Company or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $20.0 million or its foreign currency equivalent (the "cross acceleration provision"),

    (7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"),

    (8) the rendering of any judgment or decree for the payment of money in excess of $20.0 million or its foreign currency equivalent (net of any amounts covered by insurance) against the Company or a Significant Subsidiary if such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision") or

    (9) any Note Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Significant Subsidiary Note Guarantor or Person acting by or on behalf of such Significant Subsidiary Note Guarantor denies or disaffirms such Significant Subsidiary Note Guarantor's obligations under the Indenture or any Significant Subsidiary Note Guarantee and such Default continues for 10 days after receipt of the notice specified in the Indenture.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (4), (5) or (6) will not constitute an Event of Default until the Trustee notifies the Company or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company and the Trustee of the default and the Company or the Note Guarantor, as applicable, does not cure such default within the time specified in clauses (4), (5) or (6) hereof after receipt of such notice.

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If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

    (1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

    (2) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy,

    (3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

    (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

    (5) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note (including payments pursuant to the redemption provisions of such Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a

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certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

Subject to certain exceptions, the Indenture, the Notes or the Note Guarantees may be amended with the written consent of the Holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected, no amendment may, among other things:

    (1) reduce the amount of Notes whose Holders must consent to an amendment,

    (2) reduce the rate of or extend the time for payment of interest, if any, on any Note,

    (3) reduce the principal of or extend the Stated Maturity of any Note,

    (4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "Optional redemption" above,

    (5) make any Note payable in money other than that stated in the Note,

    (6) make any change to the subordination provisions of the Indenture that adversely affects the rights of any Holder,

    (7) impair the right of any Holder to receive payment of principal of, and interest, if any, on, such Holder's Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes,

    (8) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions or

    (9) release the Note Guarantees, other than in accordance with the Indenture, or modify the Note Guarantees in any manner adverse to the Holders.

Without the consent of any Holder, the Company, the Note Guarantors and the Trustee may amend the Indenture, the Notes or the Note Guarantees to:

       - cure any ambiguity, omission, defect or inconsistency,

       - provide for the assumption by a successor of the obligations of the Company under the Indenture,

       - provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to make any change in the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Company or a Note Guarantor (or any Representative thereof under such subordination provisions, add additional Guarantees with respect to the Notes,

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       - secure the Notes,

       - add to the covenants of the Company or provide any additional rights or benefits to the Holders or to surrender any right or power conferred upon the Company,

       - make any change that does not adversely affect the rights of any Holder,

       - provide for the issuance of the Exchange Notes or Additional Notes,

       - comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA or

       - to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture.

However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company or a Note Guarantor then outstanding unless the holders of such Senior Indebtedness (or any group or Representative thereof authorized to give a consent) consent to such change.

The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

After an amendment becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER AND EXCHANGE

A Holder will be able to transfer or exchange Notes. Upon any transfer or exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes required by law or permitted by the Indenture. The Company will not be required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the Holder will be treated as the owner of such Note for all purposes.

DEFEASANCE

The Company may at any time terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, the Company may at any time terminate:

    (1) its obligations under the covenants described under "Certain covenants,"

    (2) the operation of the covenant default provisions, cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "Defaults" above and the limitations contained in clauses (3) and (4) under the first paragraph of "Merger and consolidation" above ("covenant defeasance").

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In the event that the Company exercises its legal defeasance option or its covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (6) or (7) (with respect only to Significant Subsidiaries), (8) or (9) under "Defaults" above or because of the failure of the Company to comply with clause (3) or (4) under the first paragraph of "Merger and consolidation" above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money in an amount sufficient or United States Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the principal of, premium, if any, and interest on, if any, in respect of the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

CONCERNING THE TRUSTEE

United States Bank Trust National Association is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

GOVERNING LAW

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

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SATISFACTION AND DISCHARGE

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

    (1) either

       (a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid, have been delivered to the Trustee for cancellation; or

       (b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Note Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in United States dollars, non-callable United States Government Obligations, or a combination of cash in United States dollars and non-callable United States Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued and unpaid interest, if any, to the date of maturity or redemption;

    (2) no Default or Event of Default has occurred and is continuing on the date of the deposit;

    (3) the Company or any Note Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

    (4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, in the case of paragraph (b) above, (i) the Company must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied and (ii) the Company's obligations that would survive legal defeasance will remain outstanding.

CERTAIN DEFINITIONS

"Additional Assets" means:

    (1) any property or assets (other than Indebtedness and Capital Stock) acquired or constructed to be used by the Company or a Restricted Subsidiary;

    (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

    (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

"Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and

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"controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "Certain covenants--Limitation on transactions with affiliates" and "Certain covenants--Limitation on sales of assets and subsidiary stock" only, "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Holding or the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

"Asset Disposition" means any sale, lease (other than an operating lease entered into in the ordinary course of business), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

    (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

    (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or

    (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of (1), (2) and (3) above,

       (A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary,

       (B) for purposes of the provisions described under "Certain covenants--Limitation on sales of assets and subsidiary stock" only, a disposition subject to the covenant described under "--Limitation on restricted payments,"

       (C) a disposition of assets with a Fair Market Value of less than $3.0 million,

       (D) transactions permitted under "Merger and consolidation,"

       (E) an issuance of Capital Stock by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary,

       (F) a sale of accounts receivable and related assets pursuant to a Receivables Facility,

       (G) the licensing or sublicensing of intellectual property or other general intangibles to the extent that such license does not prohibit the licensor from using the intellectual property and licenses, leases or subleases of other property in the ordinary course of business, and

       (H) any disposition in the ordinary course of business of obsolete, worn-out, surplus or other property not useful in the conduct of the business.

"Asset Swap" means the exchange by the Company or a Restricted Subsidiary of a portion of its property, business or assets, for property, businesses, assets or Capital Stock of a Person (or any combination thereof, as well as cash or cash equivalents), all or substantially all of the assets of which, are of a type used in the business of the Company or of a Restricted Subsidiary.

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"Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales or similar contingent amounts) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

"Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

    (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

    (2) the sum of all such payments.

"Bank Indebtedness" means (1) any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement and indemnification obligations, guarantees and all other amounts payable thereunder or in respect thereof and (2) any Hedging Obligations of Holding, the Company or any of its Subsidiaries in favor of any holder of Indebtedness under the Credit Agreement or any Refinancing Indebtedness with respect thereto. It is understood and agreed that Refinancing Indebtedness in respect of the Credit Agreement may be Incurred from time to time after termination of the Credit Agreement.

"Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of the Board of Directors of the Company.

"Business Day" means each day which is not a Legal Holiday.

"Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities including those convertible into such equity.

"Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

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"Cash Equivalents" means:

    (1) United States dollars;

    (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition;

    (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months from the date of acquisition and overnight bank deposits, in each case, with any lender party to the Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million;

    (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above; and

    (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Rating Services, a division of the McGraw-Hill Companies, Inc. ("S&P"), and in each case maturing within six months after the date of acquisition.

"Closing Date" means the date of the Indenture.

"Code" means the Internal Revenue Code of 1986, as amended.

"Commodity Price Protection Agreement" means any forward contract, commodity swap, commodity option or other similar agreement or arrangement relating to, or the value of which is dependent upon or which is designed to protect such Person against, fluctuations in commodity prices.

"Consolidated Coverage Ratio" as of any date of determination means the ratio of:

    (1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are available to

    (2) Consolidated Interest Expense for such four fiscal quarters;

provided, however, that:

       (A) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be computed based on (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,

       (B) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness,

       (C) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

       (D) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business (including an operating plant or other similar facility), EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, and

       (E) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations shall be determined in good faith by a

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responsible financial or accounting Officer of the Company. Any such pro forma calculations may include operating expense reductions (net of associated expenses) for such period resulting from the acquisition or other Investment which is being given pro forma effect that (a) would be permitted pursuant to Rule 11-02 of Regulation S-X under the Securities Act or (b) have been realized or for which substantially all the steps necessary for realization have been taken or at the time of determination are reasonably expected to be taken within six months following any such acquisition or other Investment, including, but not limited to, the execution, termination, renegotiation or modification of any contracts, the termination of any personnel or the closing of any facility, or lower material costs, as applicable, provided that, in any case, such adjustments shall be calculated on an annualized basis and such adjustments are set forth in an Officers' Certificate signed by the Company's chief financial officer and another Officer which states in detail (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officers' Certificate at the time of such execution and (iii) that such adjustment or adjustments and the plan or plans related thereto have been reviewed and approved by the Board of Directors. Any such Officers' Certificate will be provided to the Trustee if the Company Incurs any Indebtedness or takes any other action under the Indenture in reliance thereon.

If any Indebtedness, whenever Incurred, bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months).

"Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries, minus any amortization of debt issuance costs, plus, to the extent Incurred by the Company and its Consolidated Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

    (1) interest expense attributable to Capitalized Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

    (2) amortization of debt discount;

    (3) capitalized interest;

    (4) noncash interest expense;

    (5) commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing;

    (6) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary;

    (7) net costs associated with Hedging Obligations (including amortization of fees);

    (8) dividends in respect of all Disqualified Stock of the Company and all Preferred Stock of any of the Subsidiaries of the Company, to the extent held by Persons other than the Company or a Wholly Owned Subsidiary (except to the extent paid in Capital Stock (other than Disqualified Stock));

    (9) interest Incurred in connection with investments in discontinued operations; and

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    (10) commissions, discounts, yield and other financing fees and financing charges Incurred in connection with any transaction (including, without limitation, a Receivables Facility) pursuant to which the Company or any Restricted Subsidiary of the Company may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets of the type specified in the definition of "Receivables Facility."

For purposes of the foregoing, total interest expense will be determined after giving effect to any net proceeds paid or received by the Company and its Subsidiaries with respect to Interest Rate Agreements.

"Consolidated Net Income" means, for any period, the net income of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

    (1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

       (A) subject to the limitations contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause
       (3) below) and

       (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded in such period with cash from the Company or a Restricted Subsidiary;

    (2) any net income (or loss) of any Person acquired by the Company or a Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition;

    (3) any net income (or loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

       (A) subject to the limitations contained in clause (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause) and

       (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

    (4) any net gain or loss realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any net gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

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    (5) any net extraordinary gain or loss;

    (6) the cumulative effect of a change in accounting principles;

    (7) any noncash compensation charges or other noncash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards; and

    (8) any non-recurring fees, charges or other expenses (including bonus and retention payments) made or incurred in connection with the Acquisition and the transactions contemplated thereby.

Notwithstanding the foregoing, for the purpose of the covenant described under "--Limitation on restricted payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(4)(C)(iv) thereof.

"Consolidated Step-Up Depreciation and Amortization" means, with respect to any Person for any period, the total amount of depreciation and amortization related to the write-up of assets for such period on a consolidated basis in accordance with GAAP to the extent (i) such depreciation and amortization results from purchase accounting adjustments in connection with the Acquisition and (ii) such depreciation and amortization was deducted in computing Consolidated Net Income.

"Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

"Credit Agreement" means the credit agreement dated as of July 22, 2002, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time, among the Company, Holding, the lenders from time to time party thereto, Goldman Sachs Credit Partners L.P., as administrative agent, JPMorgan Chase Bank, as syndication agent, Fleet National Bank, as collateral agent, issuing bank and swing line lender, and the Royal Bank of Scotland plc and General Electric Capital Corporation, as co-documentation agents.

"Credit Facility" means, one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or other debt instruments, indentures or agreements, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other debt obligations, in each case, as amended, restated, modified, renewed, refunded, restructured, supplemented, replaced or refinanced in whole or in part from time to time, including, without limitation, any amendment increasing the amount of Indebtedness Incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness Incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders).

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"Currency Agreement" means with respect to any Person any foreign exchange contract, currency swap agreements, futures contract, options contract, synthetic cap or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary for the purpose of hedging foreign currency risk.

"Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

"Designated Noncash Consideration" means the Fair Market Value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Disposition that is designated as such pursuant to an Officers' Certificate. The aggregate Fair Market Value of the Designated Noncash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Noncash Consideration then held by the Company, may not exceed $5.0 million at the time of the receipt of the Designated Noncash Consideration (with the Fair Market Value being measured at the time received and without giving effect to subsequent changes in value).

"Designated Senior Indebtedness" of the Company means

    (1) the Bank Indebtedness and

    (2) any other Senior Indebtedness of the Company that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to at least $15.0 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture. "Designated Senior Indebtedness" of a Note Guarantor has a correlative meaning.

"Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

    (1) matures or is mandatorily redeemable at the option of the holder thereof, in whole or in part, pursuant to a sinking fund obligation or otherwise,

    (2) is convertible or exchangeable at the option of the holder thereof, in whole or in part, for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an occurrence of Indebtedness or Disqualified Stock, as applicable) or

    (3) is redeemable at the option of the holder thereof, in whole or in part, in the case of each of clauses (1), (2) and (3), on or prior to the 91st day after the Stated Maturity of the Notes; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is redeemable at the option of the holder thereof prior to such date will be deemed Disqualified Stock and any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the 91st day after the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under "Change of control" and "--Limitation on sale of assets and subsidiary

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    stock"; provided, further that any class of Capital Stock of such Person that, by its terms, authorized such Person to satisfy in full its obligations with respect to payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or other payment obligations or otherwise by delivery of Capital Stock that is not Disqualified Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock or Indebtedness, shall not be deemed Disqualified Stock so long as such Person satisfied its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Stock.

"Domestic Subsidiary" means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

"EBITDA" for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

    (1) income tax expense of the Company and its Consolidated Restricted Subsidiaries;

    (2) Consolidated Interest Expense;

    (3) depreciation expense of the Company and its Consolidated Restricted Subsidiaries;

    (4) amortization expense of the Company and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period);

    (5) plant shutdown costs and acquisition integration costs; and

    (6) all other noncash charges of the Company and its Consolidated Restricted Subsidiaries (excluding any such noncash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period) less all non-cash items of income (other than accrual of revenue in the ordinary course of business) of the Company and its Restricted Subsidiary in each case for such period.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and noncash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

"Equity Offering" means a public or private sale for cash of Capital Stock (other than Disqualified Stock).

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors; provided, however, that for purposes of clause (a)(4)(C)(ii) of the covenant described under "--Limitation on restricted payments," if the Fair Market Value of the property or assets

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in question is so determined to be in excess of $20.0 million, such determination must be confirmed by a recognized appraisal or investment banking firm.

"Foreign Subsidiary" means any Restricted Subsidiary of the Company (x) that is not organized under the laws of the United States of America or any State thereof or the District of Columbia or (y) was organized under the laws of the United States of America or any state thereof or the District of Columbia that has no material assets other than Capital Stock of one or more foreign entities of the type described in clause (x) above and is not a guarantor of Indebtedness under the Credit Agreement.

"GAAP" means generally accepted accounting principles in the United States of America as in effect (i) with respect to periodic reporting requirements, from time to time, and (ii) otherwise on the Closing Date, including those set forth in:

    (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

    (2) statements and pronouncements of the Financial Accounting Standards
    Board,

    (3) such other statements by such other entities as approved by a significant segment of the accounting profession, and

    (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

"Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

    (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

    (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

"Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Price Protection Agreement.

"Holder" means the Person in whose name a Note is registered on the Registrar's books.

"Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person

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becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security and payment of interest on any Indebtedness in the form of additional Indebtedness or the payment on Disqualified Capital Stock in the form of additional shares of Capital Stock, shall not be deemed the Incurrence of Indebtedness.

"Indebtedness" means, with respect to any Person on any date of determination, without duplication:

    (1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

    (2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

    (3) the principal component of all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation arises in the ordinary course of business and relates to a Trade Payable);

    (4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than one year after the date of placing such property in service or taking delivery and title thereto or the completion of such services other than earn-outs, indemnities and similar provisions;

    (5) all Capitalized Lease Obligations and all Attributable Debt of such Person;

    (6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

    (7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of the Person the Indebtedness of which is being determined, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

       (A) the Fair Market Value of such asset at such date of determination and

       (B) the amount of such Indebtedness of such other Persons;

    (8) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligations that would be payable by such Person at such time);

    (9) all amounts outstanding and other obligations of such Person in respect of a Receivables Facility; and

    (10) all obligations of the type referred to in clauses (1) through (9) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

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The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

Notwithstanding anything in this definition to the contrary, characterization of any Receivables Facility as Indebtedness is for purposes of the Indenture covenants only, and such characterization shall not preclude the Company or any Restricted Subsidiary from characterizing any Receivables Facility as a sale for GAAP or any other purpose.

"Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

"Investment" in any Person means any direct or indirect advance, loan (other than advances and extensions of credit to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person; provided that none of the following will be deemed to be an Investment:

    (1) Hedging Obligations entered into in compliance with clause (b)(4) of "Certain covenants--Limitation on indebtedness"; and

    (2) endorsements of negotiable instruments and documents in the ordinary course of business.

For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "--Limitation on restricted payments":

    (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Restricted Subsidiary) of the Fair Market Value of the net assets of any Restricted Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however,that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:

       (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less

       (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

    (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

"Landis Acquisition" means that transaction defined in the "Landis Acquisition" section of the Prospectus.

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"Legal Holiday" means a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.

"Lien" means any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise) or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof and any agreement to give any security interest) upon or with respect to any property of any kind, real or personal, movable or immovable.

"Net Available Cash" from an Asset Disposition means payments of cash or Cash Equivalents received (including any payments of cash or Cash Equivalents received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but in each case only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:

    (1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,

    (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

    (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and

    (4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

"Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

"Note Guarantee" means each Guarantee of the obligations with respect to the Notes issued by a Person pursuant to the terms of the Indenture.

"Note Guarantor" means any Person that has issued a Note Guarantee.

"Offering Memorandum" means the offering memorandum relating to the issuance of the Notes dated July 17, 2002.

"Officer" means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company. "Officer" of a Note Guarantor has a correlative meaning.

"Officers' Certificate" means a certificate signed by two Officers.

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"Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company, a Note Guarantor or the Trustee.

"Permitted Holders" means Principals and Related Parties and any Person acting in the capacity of an underwriter in connection with a public or private offering of the Company's or Holding's Capital Stock.

"Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

    (1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

    (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

    (3) Temporary Cash Investments;

    (4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business;

    (5) payroll, travel, commission and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

    (6) loans or advances to employees, directors and consultants not exceeding $2.0 million in the aggregate outstanding at any one time;

    (7) loans, deposits, prepayments and other credits or advances to customers or suppliers in the ordinary course of business;

    (8) stock, obligations or securities received in settlement or good faith compromise of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

    (9) any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under "--Limitation on sales of assets and subsidiary stock";

    (10) Investments in prepaid expenses, negotiable instruments held for collection and lease utility and worker's compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

    (11) Currency Agreements, Interest Rate Agreements and Commodity Price Protection Agreements and other Hedging Obligations permitted by the Indenture that are entered into in the ordinary course of business and not for speculative purposes;

    (12) Investments acquired in exchange for the issuance of Capital Stock (other than Disqualified Stock) of the Company or acquired with the Net Cash Proceeds received by the Company after the date of the Indenture from the issuance and sale of Capital Stock (other than Disqualified Stock); provided that such Net Cash Proceeds are used to make such Investment within 90 days of the receipt thereof and the amount of all such Net Cash

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    Proceeds will be excluded from clause (4)(C)(ii) of paragraph (a) of the covenant described under the caption "--Limitation on restricted payments";

    (13) Investments in existence on the date of the Indenture or made pursuant to a legally binding written commitment in existence on the date of the Indenture;

    (14) Guarantees issued in accordance with "Certain covenants--Limitation on indebtedness";

    (15) Investments in a trust, limited liability company, special purpose entity or other similar entity in connection with a Receivables Facility permitted under the covenant "--Limitation on indebtedness"; provided that such Investment is necessary or advisable to effect such Receivables Facility;

    (16) Investments in joint ventures or similar projects by the Company and its Restricted Subsidiaries on the date of the investment in an aggregate amount not to exceed $20.0 million;

    (17) loans or advances to employees, directors or consultants the proceeds of which are used to purchase Capital Stock (other than Disqualified Stock) of the Company or Holding (and, with respect to purchases of the Capital Stock of Holding, the proceeds of which are paid or contributed to the Company); and

    (18) Indebtedness of the Company or a Restricted Subsidiary under clause
    (b)(2) of the covenant "--Limitation on indebtedness."

For purposes of this definition, the value of any Investment will be the Fair Market Value on the date made without any subsequent changes for any increases or decreases in the Fair Market Value of such Investment.

"Permitted Junior Securities" means:

    (1) Equity Interests in the Company or any Guarantor; or

    (2) debt securities that are subordinated to all Senior Indebtedness and any debt securities issued in exchange for Senior Indebtedness to substantially the same extent as, or to a greater extent than, the Notes and the Note Guarantees are subordinated to Senior Indebtedness under the terms of the Indenture.

"Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

"Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

"principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

"Principals" means each of GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, Bridge Street Special Opportunities Fund 2000, L.P., GS Capital Partners 2000 Employee Fund, L.P., Stone Street Fund 2000 L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P.,

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J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global
Investors (Cayman) II, L.P. and J.P. Morgan Partners (BHCA), L.P.

"Purchase Money Indebtedness" means Indebtedness:

    (1) consisting of the deferred purchase price of an asset (or Capital Stock of a corporation substantially all the assets of which consist of such asset), conditional sale obligations, obligations under any title retention agreement and other purchase money obligations (including obligations to a third party to finance the amount being paid to the seller), in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and

    (2) Incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset (or such Capital Stock), including additions and improvements;

provided, however, that such Indebtedness is Incurred within 180 days after the acquisition by the Company or such Restricted Subsidiary of such asset (or such Capital Stock).

"Receivables Facility" means one or more receivables financing facilities, as amended from time to time, pursuant to which the Company and/or any of its Restricted Subsidiaries, directly or indirectly through another Subsidiary, sells or otherwise transfers rights in its accounts receivable pursuant to arrangements customary in the industry.

"Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings. "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (or the net proceeds of which are used to do any of the foregoing) any Indebtedness of the Company or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that Refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that Refinances Indebtedness of another Restricted Subsidiary, including Indebtedness that Refinances Refinancing Indebtedness); provided, however, that:

    (1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

    (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced,

    (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums Incurred in connection therewith) and

    (4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

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provided further, however, that Refinancing Indebtedness shall not include:

    (A) Indebtedness of a Restricted Subsidiary that is not a Note Guarantor that Refinances Indebtedness of the Company or

    (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

"Related Party" means,

    (1) any controlling stockholder or 80% (or more) owned Subsidiary of any Principal; or

    (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause
    (1).

"Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

"Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

"Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Secured Indebtedness" means any Indebtedness of the Company or any Subsidiary secured by a Lien. "Secured Indebtedness" of a Note Guarantor has a correlative meaning.

"Senior Subordinated Indebtedness" of the Company means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank equally with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness. "Senior Subordinated Indebtedness" of a Note Guarantor has a correlative meaning.

"Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC in effect on the date of the Indenture.

"Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

"Stockholders' Agreement" means the stockholders' agreement entered into in connection with the Acquisition.

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"Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes pursuant to a written agreement. "Subordinated Obligation" of a Note Guarantor has a correlative meaning.

"Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

    (1) such Person,

    (2) such Person and one or more Subsidiaries of such Person or

    (3) one or more Subsidiaries of such Person.

"Tax Sharing Agreement" means the Amended and Restated Tax Sharing Agreement, made as of March 15, 2001, by and among Holding and its Subsidiaries.

"Temporary Cash Investments" means any of the following:

    (1) United States dollars or eurodollars or any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed or insured by the United States of America or any agency or instrumentality thereof,

    (2) investments in time deposit accounts, certificates of deposit and eurodollar time deposits, banker acceptances and money market deposits (or in the case of Foreign Subsidiaries, the foreign equivalent) maturing within 270 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act),

    (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) or (2) above entered into with a bank meeting the qualifications described in clause (2) above,

    (4) investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P,

    (5) investments in securities with maturities of 270 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's,

    (6) money market funds at least 95% of the assets of which constitute Temporary Cash Investments of the kinds described in clauses (1) through (5) of this definition and

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    (7) solely in respect of the ordinary course cash management activities of the Foreign Subsidiaries, equivalents of the investments described in clause
    (1) above to the extent guaranteed by the United Kingdom, the European Union or the country in which the Foreign Subsidiary operates and equivalents of the investments described in clause (2) above issued, accepted or offered by
    (a) the local office of any commercial bank meeting the requirements of clause (4) above in the jurisdiction of organization of the applicable Foreign Subsidiary or (b) the local office of any commercial bank organized under the laws of the jurisdiction of organization of the applicable Foreign Subsidiary which commercial bank (1) has combined capital and surplus and undivided profits of not less than $250.0 million, (2) a long-term rating for Dollar-denominated obligations of at least "A-1" from S&P or the equivalent rating from Moody's or (3) is organized in the country in which the Foreign Subsidiary operates.

"TIA" means the Trust Indenture Act of 1939 (15 U.S.C. sec.sec. 77aaa-77bbbb) as in effect on the Closing Date.

"Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

"Transactions" has the meaning set forth in the "Summary" section of the Prospectus.

"Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

"Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

"Unrestricted Subsidiary" means:

    (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and

    (2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company or Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

       (A) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or

       (B) if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled "--Limitation on restricted payments."

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

    (x) the Company could Incur $1.00 of additional Indebtedness under paragraph
    (a) of the covenant described under "--Limitation on indebtedness" and

    (y) no Default shall have occurred and be continuing.

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Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted
Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

"United States Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

"Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

"Wholly Owned Subsidiary" means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

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           CERTAIN MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

The following summary describes certain material United States federal income tax consequences and, in the case of a non-United States holder (as defined below), certain material United States federal estate tax consequences, of purchasing, owning and disposing of the notes.

This summary deals only with notes held as capital assets (generally, investment property) and does not deal with special tax situations such as:

       - dealers in securities or currencies;

       - traders in securities;

       - United States holders (as defined below) whose functional currency is not the United States dollar;

       - persons holding notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

       - persons subject to the alternative minimum tax;

       - certain United States expatriates;

       - financial institutions;

       - insurance companies;

       - controlled foreign corporations, foreign personal holding companies, passive foreign investment companies and regulated investment companies and shareholders of such corporations;

       - entities that are tax-exempt for United States federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts; and

       - pass-through entities, including partnerships and entities and arrangements classified as partnerships for United States federal tax purposes, and beneficial owners of pass-through entities.

If you are a partnership (or an entity or arrangement classified as a partnership for United States federal tax purposes) holding notes or a partner in such a partnership, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership, and you should consult your own tax advisor regarding the United States federal income and estate tax consequences of purchasing, owning and disposing of the notes.

This summary does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any United States state, local or foreign income tax consequences or any non-income tax consequences. This summary is based on United States federal income tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Treasury regulations, administrative rulings and judicial authority, all as in effect or in existence as of the date of this prospectus. Subsequent developments in United States federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal or estate tax consequences of purchasing, owning and

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disposing of notes as set forth in this summary. YOU SHOULD CONSULT YOUR OWN TAX
ADVISOR REGARDING THE PARTICULAR UNITED STATES FEDERAL, STATE AND LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF NOTES THAT MAY BE APPLICABLE TO YOU.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR UNITED STATES HOLDERS

The following summary applies to you only if you are a United States holder (as defined below).

DEFINITION OF A UNITED STATES HOLDER

A "United States holder" is a beneficial owner of a note or notes who or which is for United States federal income tax purposes:

       - an individual citizen or resident of the United States;

       - a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States, including any State;

       - an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

       - a trust if (1) a United States court is able to exercise primary supervision over the trust's administration and one or more "United States persons" (within the meaning of the Internal Revenue Code) have the authority to control all of the trust's substantial decisions or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a "United States person."

PAYMENTS OF STATED INTEREST

Payments of stated interest on your notes will be taxed as ordinary interest income. In addition:

       - if you use the cash method of accounting for United States federal income tax purposes, you will have to include the stated interest on your notes in your gross income at the time you receive the interest; and

       - if you use the accrual method of accounting for United States federal income tax purposes, you will have to include the stated interest on your notes in your gross income at the time the interest accrues.

MARKET DISCOUNT AND BOND PREMIUM

If you purchase a note at a price that is less than its principal amount, the excess of the principal amount over your purchase price will be treated as "market discount." However, the market discount will be considered to be zero if it is less than 1/4 of 1% of the principal amount multiplied by the number of complete years to maturity from the date you purchased the note.

Under the market discount rules of the Internal Revenue Code, you generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income. In addition, you may be required to defer, until the maturity of the note or its earlier disposition

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in a taxable transaction, the deduction of all or a portion of your interest expense on any indebtedness incurred or continued to purchase or carry the note. In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the note to the maturity date of the note, unless you make an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. You may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

If you purchase a note for an amount in excess of the amount payable at maturity of the note, you will be considered to have purchased the note with "bond premium" equal to the excess of your purchase price over the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). You may elect to amortize the premium using a constant yield method over the remaining term of the note (or until an earlier call date, as applicable). The amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of your prior interest inclusions on the note, and finally as a carryforward allowable against your future interest inclusions on the note. The election, once made, is irrevocable without the consent of the Internal Revenue Service and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired.

CONSTANT YIELD ELECTION

As an alternative to the above-described rules for including interest payments and market discount in income and amortizing bond premium, you may elect to include in gross income all interest that accrues on a note, including stated interest, market discount (including de minimis market discount) and adjustments for bond premium, on the constant yield method. If such an election were made, you would be deemed to have made an election to amortize bond premium, which as discussed above applies to all debt instruments held or subsequently acquired by you. Particularly for United States holders who are on the cash method of accounting, a constant yield election may have the effect of causing you to include interest in income earlier than would be the case if no such election were made, and the election may not be revoked without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.

SALE OR OTHER DISPOSITION OF THE NOTES

Upon the sale, exchange, retirement, redemption or other taxable disposition of a note, you generally will recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition (less any amount attributable to accrued interest, which will be taxable in the manner described above under "--United States federal income tax considerations for United States holders--Payments of stated interest") and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally equal the cost of the note, increased by the amount of any market discount previously included in your gross

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income, and reduced by the amount of any amortizable bond premium applied to reduce, or allowed as a deduction against, interest with respect to your note.

Your gain or loss generally will be capital gain or loss (except with respect to accrued market discount that has not previously been included in income, as discussed above under "--United States federal income tax considerations for United States holders--Market discount and bond premium"). Such capital gain generally or loss will be long-term capital gain or loss if the note has been held for more than one year at the time of the disposition.

Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a maximum tax rate of 15%, scheduled to increase to 20% for dispositions occurring in taxable years that begin on or after January 1, 2009.

BACKUP WITHHOLDING AND INFORMATION REPORTING

In general, backup withholding currently at a rate of 28%, scheduled to increase to 31% for taxable years beginning on or after January 1, 2011, may apply:

       - to any payments made to you of principal of and interest on your note, and

       - to payment of the proceeds of a sale or other disposition of your note,

if you are a non-corporate United States holder and fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules. Information reporting may also apply to payments made with respect to your note.

Backup withholding is not an additional tax and may be credited against your United States federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

The following summary applies to you if you are a beneficial owner of a note who or which is not a resident alien or a partnership (or an entity or arrangement classified as a partnership for United States federal tax purposes) and is not otherwise a United States holder (a "non-United States holder"). Resident aliens are subject to United States federal income tax as if they were United States citizens. An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by among other ways being present in the United States:

       - for at least 31 days in the calendar year, and

       - for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

UNITED STATES FEDERAL WITHHOLDING TAX

If you are a non-United States holder, under current United States federal income tax laws, and subject to the discussion below, United States federal withholding tax will not apply to

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payments by us or our paying agent (in its capacity as such) of principal of your notes, and will not apply to payments of interest on your notes, under the "portfolio interest" exception of the Internal Revenue Code, provided that you comply with the following requirements:

       - you do not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

       - you are not a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue
       Code);

       - you are not a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code;

       - such interest is not effectively connected with your conduct of a United States trade or business; and

       - you provide a properly completed Internal Revenue Service Form W-8BEN, signed under penalties of perjury, which can reliably be related to you, certifying that you are not a United States person within the meaning of the Internal Revenue Code and providing your name and address to:

          (A) us or our paying agent; or

          (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your Form W-8BEN and provides us or our paying agent with a copy of this statement.

The applicable Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury regulations, special rules apply to foreign trusts and foreign partnerships and this certification requirement may also apply to beneficial owners of foreign trusts and foreign partnerships. If you are a foreign partnership or a foreign trust, you should consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.

If you do not satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us or our paying agent with a properly executed (1) Internal Revenue Service Form W-8BEN (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty or (2) Internal Revenue Service Form W-8ECI (or other applicable form) stating that the interest paid on a note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

UNITED STATES FEDERAL INCOME TAX

Except for the possible application of United States withholding tax (see "--United States federal withholding tax" above) and backup withholding tax (see "--Backup withholding and information reporting" below), you generally will not have to pay United States federal income tax on payments of principal of and interest on your notes, or on any gain or accrued interest

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realized from the sale, redemption, retirement at maturity or other disposition of your notes unless:

       - in the case of interest payments or disposition proceeds representing accrued interest, you cannot satisfy the requirements of the "portfolio interest" exception described above or claim an exemption under an applicable income tax treaty;

       - in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes, and specific other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by United States source capital losses, generally will be subject to a flat 30% United States federal income tax, even though you are not considered a resident alien under the Internal Revenue Code); or

       - the interest or gain is effectively connected with your conduct of a United States trade or business, and if required by an applicable income tax treaty, is generally attributable to a United States "permanent establishment" maintained by you.

If you are engaged in a trade or business in the United States and interest or gain in respect of your notes is effectively connected with the conduct of your trade or business (and, if required by an applicable income tax treaty, is generally attributable to a United States "permanent establishment" maintained by you), you generally will be subject to United States income tax on a net basis on the interest or gain in the same manner as if you were a United States holder (although interest is exempt from the withholding tax discussed in the preceding paragraphs provided that you provide a properly executed applicable Internal Revenue Service Form W-8ECI on or before any payment date to claim the exemption).

In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a United States income tax treaty with your country of residence. For this purpose, you must include interest or gain on your notes in the earnings and profits subject to the branch profits tax if these amounts are effectively connected with the conduct of your United States trade or business.

UNITED STATES FEDERAL ESTATE TAX

If you are an individual and are not a United States citizen or a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, your notes will generally not be subject to the United States federal estate tax, unless, at the time of your death:

       - you directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder; or

       - your interest on the notes is effectively connected with your conduct of a United States trade or business.

BACKUP WITHHOLDING AND INFORMATION REPORTING

Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a non-United States holder as described in "--United States federal withholding tax" above, and provided that neither we nor our paying agent has actual knowledge that you are a United States holder (as described in "--Definition of a United States holder" above). However, we or our paying agent may be required to report to the Internal Revenue Service and your payments of interest on the notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement.

The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding tax at a rate that is currently 28%, scheduled to increase to 31% for taxable years beginning on or after January 1, 2011. If you sell your notes outside the United States through a non-United States office of a broker and the sales proceeds are paid to you outside the United States, then the United States backup withholding and information reporting requirements generally (except as provided in the following sentence) will not apply to that payment. However, United States information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through a non-United States office of a broker that:

       - is a United States person (as defined in the Internal Revenue Code);

       - derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

       - is a "controlled foreign corporation" for United States federal income tax purposes; or

       - is a foreign partnership, if at any time during its tax year:

         - one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

         - the foreign partnership is engaged in a United States trade or business,

unless the broker has documentary evidence in its files that you are a non-United States person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes to or through a United States office of a broker, the payments are subject to both United States backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-United States person or you otherwise establish an exemption.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

                              ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase or holding of the notes, by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA, and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements.

GENERAL FIDUCIARY MATTERS

ERISA and the Internal Revenue Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code and prohibit certain transactions involving the assets of a plan and its fiduciaries or other interested parties. Under ERISA and the Internal Revenue Code, any person who exercises any discretionary authority or control over the administration of such a plan or the management or disposition of the assets of such a plan, or who renders investment advice to such a plan for a fee or other compensation, may be considered to be a fiduciary of the plan.

When considering investing a portion of the assets of any plan in the notes, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Internal Revenue Code or any similar law relating to a fiduciary's duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable similar laws. The prudence of a particular investment should be determined by the responsible fiduciary of a plan by taking into account the plan's particular circumstances and all of the facts and circumstances of an investment in a note including, but not limited to, particular risks associated with the investment and the fact that in the future there may be no market in which such fiduciary will be able to sell or otherwise dispose of any notes it may purchase.

Any insurance company proposing to invest assets of its general account in the notes should consider the extent to which such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including Section 401(c) of ERISA and any regulations thereunder published by the U.S. Department of Labor.

PROHIBITED TRANSACTION ISSUES

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit plans subject to Title I of ERISA or Section 4975 of the Internal Revenue Code from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest" within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Internal Revenue Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code and, in many circumstances, the transaction must be unwound. In addition, the fiduciary of the plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code. The acquisition and/or holding of notes by a plan with respect to which we, our affiliates or the initial purchaser is considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under ERISA and/or the Internal Revenue Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs", that may apply to the acquisition and holding of the notes. These class exemptions include PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting transactions involving life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. However, there can be no assurance that all of the conditions of any such exemptions will be satisfied, or, if satisfied, that the scope of the relief will cover all acts that might be construed as prohibited transactions.

Because of the foregoing, the notes should not be acquired or held by any person investing "plan assets" of any plan, if such acquisition and holding will constitute a non-exempt prohibited transaction under ERISA and the Internal Revenue Code or similar violation of any applicable similar laws. Each initial investor of a note and each subsequent transferee will, by its acquisition and/or holding be deemed to have represented and warranted that (1) it is not a plan, or other entity that is subject to prohibited transaction rules of ERISA, the Internal Revenue Code or similar law or (2) its acquisition and/or holding of such note will not result in a non-exempt prohibited transaction under
Section 406 of ERISA, Section 4975 of the Internal Revenue Code or any similar provision of similar laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering an investment in the notes on behalf of, or with the assets of any plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Internal Revenue Code and any similar laws to such investment and whether an exemption would be applicable to the acquisition and holding of the notes.

                              PLAN OF DISTRIBUTION

This prospectus is to be used by Goldman, Sachs & Co. and J.P. Morgan Securities Inc. in connection with offers and sales of the notes in market-making transactions effected from time to time. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. may act as principal or agent in such transactions. Such sales will be made at prevailing market prices at the time of sale. We will not receive any of the proceeds from such sales.

Private equity funds managed by Goldman, Sachs & Co. own more than a majority of our common stock and private equity funds managed by affiliates of J.P. Morgan Securities Inc. own approximately 28% of our common stock. See "Principal stockholders." Christopher Behrens and Mathew Lori, two of our directors, are partners of J.P Morgan Partners, LLC, an affiliate of J.P. Morgan Securities Inc. Joseph Gleberman and Douglas Londal are managing directors, and Patrick Dalton is a vice president, of Goldman, Sachs & Co. and all three are directors. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. and their affiliates have provided us with commercial banking, investment banking or other financial advisory services in the past and may provide such services to us in the future. J.P. Morgan Securities Inc., acted as our financial advisor in connection with the Merger. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. acted as initial purchasers in connection with the sale of the notes and received customary fees, incurred in connection therewith. In addition, in connection with the Merger, we entered into a senior secured credit facility with a syndicate of lenders led by Goldman Sachs Credit Partners L.P., an affiliate of Goldman Sachs, as administrative agent. Goldman Sachs Credit Partners, L.P., an affiliate of Goldman Sachs, acted as the administrative agent, joint lead arranger and joint bookrunner for the credit facility and received fees of $3.6 million in July 2002 for services provided. JP Morgan Chase Bank, an affiliate of J.P. Morgan, acted as the joint lead arranger and joint bookrunner for the credit facility for consideration of approximately $3.6. million. See also "Certain relationships and related party transactions."

We have been advised by Goldman, Sachs & Co. and J.P. Morgan Securities that, subject to applicable laws and regulations, they currently intend to make a market in the notes. However, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are not obligated to do so, and any such market-making may be interrupted or discontinued at any time without notice.

We, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. have entered into a registration rights agreement with respect to the use by Goldman, Sachs & Co. and J.P. Morgan Securities Inc. of this prospectus. Pursuant to such agreement, we agreed to indemnify Goldman, Sachs & Co. and J.P. Morgan Securities Inc. against certain liabilities, including liabilities under the Securities Act and to contribute to payments which Goldman, Sachs & Co. and J.P. Morgan Securities Inc. might be required to make in respect thereof.

In connection with the Merger, Holding entered into a stockholders agreement with GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co. that, in the aggregate, own a majority of our common stock and J.P. Morgan Partners (BHCA), L.P. and other private equity funds affiliated with J.P. Morgan Chase & Co. that, in the aggregate, own approximately 28% of our common stock. Under the terms of this agreement, among other things: (1) the parties have agreed to elect individuals designated by the Goldman Sachs and J.P. Morgan funds to Holding's and Berry Plastics' boards of directors; (2) the Goldman Sachs and J.P. Morgan funds have the right to subscribe for a proportional share of future equity issuances by Holding; (3) after July 29, 2009, the J.P. Morgan funds have the right to demand that Holding cause the initial public offering of its common stock, if such an offering or other sale of Holding has not occurred by such time; and (4) Holding has agreed not to take specified actions, including, making certain amendments to either the certificate of incorporation or the by-laws of Holding, changing independent accountants, or entering into certain affiliate transactions, without the approval of a majority of its board of directors, including at least one director designated by the J.P. Morgan funds. The stockholders agreement also contains provisions regarding transfer restrictions, rights of first offer, tag-along rights and drag-along rights related to the shares of Holding common stock owned by the Goldman Sachs and J.P. Morgan funds.

In connection with the Merger, Holding also entered into a stockholders agreement with certain members of Holding's management that owned Holding common stock. The stockholders agreement grants certain rights to, and imposes certain obligations on, the management stockholders who are party to the agreement, including: (1) restrictions on transfer of Holding's common stock; (2) obligations to consent to a merger or consolidation of Holding or a sale of Holding's assets or common stock; (3) obligations to sell their shares of Holding common stock back to Holding in specified circumstances in connection with the termination of their employment with Holding; (4) rights of first offer, (5) tag-along rights, (6) drag-along rights, (7) preemptive rights and
(8) registration rights. See "Related party transactions--Stockholders agreement with major stockholders."

                                 LEGAL MATTERS

The validity of the notes will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

                 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated balance sheets of BPC Holding Corporation as of January 1, 2005 and December 27, 2003, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the years ended January 1, 2005 and December 27, 2003, and for the periods from July 22, 2002 to December 28, 2002 (Company), and December 30, 2001 to July 21, 2002 (Predecessor) appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing herein.

                      WHERE YOU CAN FIND MORE INFORMATION

This prospectus does not contain all of the information in that registration statement. For further information with respect to us and the notes, see the registration statement, including the exhibits.

We are subject to the reporting requirements of the Securities Exchange Act of 1934 and in accordance with its requirements file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be obtained:

       - from the SEC, Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; or

       - from the Internet site maintained by the SEC at http://.www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC.

Some locations may charge prescribed rates or modest fees for copies. For more information on the public reference room, call the SEC at 1-800-SEC-0330. Our filings will also be available to the public from commercial document retrieval services.

You may obtain these reports, proxy statements and other information at no cost by writing or telephoning us at the following address and telephone number:

             Berry Plastics Corporation
             101 Oakley Street
             Evansville, Indiana 47710
             Attn: Mark Miles
             (812) 424-2904

Statements made in this prospectus as to the contents of any contract, agreement, or other documents referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the registration statement, we encourage you to read the documents contained in the exhibits.

Whether or not required by the SEC, we will file a copy of all the information mentioned above with the SEC for public availability within the time periods specified in the SEC's rule and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospectus investors upon request.

In addition, we have agreed that we will furnish to holders and securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended (the "Securities Act"), until such time as we have either exchanged the notes pursuant to the exchange offer or until such time as holders of the notes have disposed of their notes pursuant to an effective registration statement under the Securities Act.

BPC HOLDING CORPORATION
INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
Report of Independent Registered Public Accounting Firm.....  F-2
Consolidated Balance Sheets at January 1, 2005 and December
   27, 2003.................................................  F-3
Consolidated Statements of Operations for the years ended
   January 1, 2005 and December 27, 2003 and for the periods
   from July 22, 2002 to December 28, 2002 and December 30,
   2001 to July 21, 2002....................................  F-4
Consolidated Statements of Changes in Stockholders' Equity
   (Deficit) for the years ended January 1, 2005 and
   December 27, 2003 and for the periods from July 22, 2002
   to December 28, 2002 and December 30, 2001 to July 21,
   2002.....................................................  F-5
Consolidated Statements of Cash Flows for the years ended
   January 1, 2005 and December 27, 2003 and for the periods
   from July 22, 2002 to December 28, 2002 and December 30,
   2001 to July 21, 2002....................................  F-6
Notes to Consolidated Financial Statements..................  F-7

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Stockholders and Board of Directors
BPC Holding Corporation

We have audited the accompanying consolidated balance sheets of BPC Holding Corporation (Holding) as of January 1, 2005 and December 27, 2003, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the years ended January 1, 2005, December 27, 2003 and for the periods from July 22, 2002 to December 28, 2002 (Company) and December 30, 2001 to July 21, 2002 (Predecessor). These financial statements are the responsibility of Holding's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BPC Holding Corporation at January 1, 2005 and December 27, 2003, and the consolidated results of its operations and its cash flows for the years ended January 1, 2005, December 27, 2003 and for the periods from July 22, 2002 to December 28, 2002 (Company) and December 30, 2001 to July 21, 2002 (Predecessor), in conformity with accounting principles generally accepted in the United States.

                                          /S/ ERNST & YOUNG LLP
Indianapolis, Indiana
February 11, 2005

                            BPC HOLDING CORPORATION

                          CONSOLIDATED BALANCE SHEETS

----------------------------------------------------------------------------------------
                                                              JANUARY 1,    DECEMBER 27,
    (IN THOUSANDS OF DOLLARS, EXCEPT SHARE INFORMATION)          2005           2003
----------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents................................  $       264   $     26,192
   Accounts receivable (less allowance for doubtful accounts
     of $3,207 at January 1, 2005 and $2,717 at December 27,
     2003)..................................................       83,162         76,152
   Inventories:
      Finished goods........................................       70,371         61,556
      Raw materials and supplies............................       38,663         19,988
                                                              --------------------------
                                                                  109,034         81,544
   Prepaid expenses and other current assets................       27,339         19,192
                                                              --------------------------
Total current assets........................................      219,799        203,080
Property and equipment:
   Land.....................................................       10,016          7,935
   Buildings and improvements...............................       64,758         58,135
   Machinery, equipment and tooling.........................      297,972        249,291
   Construction in progress.................................       19,812         24,433
                                                              --------------------------
                                                                  392,558        339,794
   Less accumulated depreciation............................      110,586         56,817
                                                              --------------------------
                                                                  281,972        282,977
Intangible assets:
   Deferred financing fees, net.............................       19,883         22,283
   Customer relationships, net..............................       84,959         90,540
   Goodwill.................................................      358,883        376,769
   Trademarks...............................................       33,448         33,448
   Other intangibles, net...................................        6,106          6,656
                                                              --------------------------
                                                                  503,279        529,696
Other.......................................................           94             53
                                                              --------------------------
Total assets................................................  $ 1,005,144   $  1,015,806
                                                              --------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable.........................................  $    55,671   $     43,175
   Accrued expenses and other liabilities...................       16,693         21,335
   Accrued interest.........................................       18,816         18,132
   Employee compensation, payroll and other taxes...........       28,190         23,528
   Current portion of long-term debt........................       10,335          9,339
                                                              --------------------------
Total current liabilities...................................      129,705        115,509
Long-term debt, less current portion........................      687,223        742,266
Deferred income taxes.......................................        1,030            720
Other long-term liabilities.................................        3,295          4,720
                                                              --------------------------
Total liabilities...........................................      821,253        863,215
Stockholders' equity:
   Preferred stock; $.01 par value: 500,000 shares
     authorized; 0 shares issued and outstanding at January
     1, 2005 and December 27, 2003..........................            -              -
   Common stock; $.01 par value: 5,000,000 shares
     authorized; 3,398,807 shares issued and 3,378,305
     shares outstanding at January 1, 2005; and 3,397,637
     shares issued and 3,377,923 shares outstanding at
     December 27, 2003......................................           34             34
   Additional paid-in capital...............................      345,001        344,363
   Adjustment of the carryover basis of continuing
     stockholders...........................................     (196,603)      (196,603)
   Notes receivable - common stock..........................      (14,856)       (14,157)
   Treasury stock: 20,502 shares and 19,714 shares of common
     stock at January 1, 2005 and December 27, 2003,
     respectively...........................................       (2,049)        (1,972)
   Retained earnings........................................       39,178         16,227
   Accumulated other comprehensive income...................       13,186          4,699
                                                              --------------------------
Total stockholders' equity..................................      183,891        152,591
                                                              --------------------------
Total liabilities and stockholders' equity..................  $ 1,005,144   $  1,015,806
----------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                            BPC HOLDING CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

-----------------------------------------------------------------------------------------------
                                                                          COMPANY   PREDECESSOR
                                         ----------------------------------------   -----------
                                         YEAR ENDED     YEAR ENDED    PERIOD FROM   PERIOD FROM
                                         JANUARY 1,    DECEMBER 27,    7/22/02-      12/30/01-
       (IN THOUSANDS OF DOLLARS)            2005           2003        12/28/02       7/21/02
-----------------------------------------------------------------------------------------------
Net sales..............................  $   814,213   $    551,876   $   213,626   $   280,677
Cost of goods sold.....................      639,329        420,750       163,815       207,458
                                         ------------------------------------------------------
Gross profit...........................      174,884        131,126        49,811        73,219
Operating expenses:
   Selling.............................       26,361         23,883        10,129        12,080
   General and administrative..........       38,518         25,699         7,664        15,750
   Research and development............        3,825          3,459         1,450         1,438
   Amortization of intangibles.........        6,513          3,326         1,159         1,249
   Merger expenses (Predecessor).......            -              -             -        20,987
   Other expenses......................        5,791          3,569         2,757         2,804
                                         ------------------------------------------------------
Operating income.......................       93,876         71,190        26,652        18,911
Other expenses (income):
   Loss (gain) on disposal of property
      and equipment....................            -             (7)            8           291
                                         ------------------------------------------------------
Income before interest and taxes.......       93,876         71,197        26,644        18,620
Interest:
   Expense.............................      (54,076)       (46,251)      (20,887)      (28,747)
   Loss on extinguished debt...........            -           (250)            -       (25,328)
   Income..............................          891            838           375             5
                                         ------------------------------------------------------
Income (loss) before income taxes......       40,691         25,534         6,132       (35,450)
Income taxes...........................       17,740         12,486         2,953           345
                                         ------------------------------------------------------
Net income (loss)......................       22,951         13,048         3,179       (35,795)
Preferred stock dividends..............            -              -             -        (6,468)
Amortization of preferred stock
  discount.............................            -              -             -          (574)
                                         ------------------------------------------------------
Net income (loss) attributable to
   common stockholders.................  $    22,951   $     13,048   $     3,179   $   (42,837)
-----------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                            BPC HOLDING CORPORATION

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

----------------------------------------------------------------------------------------------------------------------

                                      COMMON         PREFERRED       TREASURY                               ADDITIONAL
                                       STOCK           STOCK           STOCK         WARRANTS      COMMON    PAID-IN
    (IN THOUSANDS OF DOLLARS)      (PREDECESSOR)   (PREDECESSOR)   (PREDECESSOR)   (PREDECESSOR)   STOCK     CAPITAL
----------------------------------------------------------------------------------------------------------------------
Predecessor:
Balance at December 29, 2001
   (Predecessor).................  $           6   $      47,789   $        (405)  $       9,386   $    -   $   25,315
                                   -----------------------------------------------------------------------------------
Net loss.........................              -               -               -               -        -            -
Translation gain.................              -               -               -               -        -            -
Amortization of preferred stock
   discount......................              -             574               -               -        -         (574)
Accrued dividends on preferred
   stock.........................              -               -               -               -        -       (6,468)
Stock-based compensation.........              -               -               -               -        -        1,920
Redemption of predecessor stock..             (6)        (48,363)            405          (9,386)       -      (20,193)
                                   -----------------------------------------------------------------------------------
Balance at July 21, 2002
   (Predecessor).................  $           -   $           -   $           -   $           -   $    -   $        -
                                   -----------------------------------------------------------------------------------
Company:
Fair value of rolled stock
   options.......................  $           -   $           -   $           -   $           -   $    -   $    5,056
Issuance of common stock.........              -               -               -               -       28      276,760
Notes receivable--common stock...              -               -               -               -        -            -
Interest on notes receivable.....              -               -               -               -        -            -
Adjustment of the carryover basis
   of continuing stockholders....              -               -               -               -        -            -
Translation gain.................              -               -               -               -        -            -
Other comprehensive losses.......              -               -               -               -        -            -
Net income.......................              -               -               -               -        -            -
                                   -----------------------------------------------------------------------------------
Balance at December 28, 2002
   (Company).....................              -               -               -               -       28      281,816
                                   -----------------------------------------------------------------------------------
Issuance of common stock.........              -               -               -               -        6       62,547
Purchase of treasury stock.......              -               -               -               -        -            -
Interest on notes receivable.....              -               -               -               -        -            -
Translation gain.................              -               -               -               -        -            -
Other comprehensive losses.......              -               -               -               -        -            -
Net income.......................              -               -               -               -        -            -
                                   -----------------------------------------------------------------------------------
Balance at December 27, 2003
   (Company).....................              -               -               -               -       34      344,363
                                   -----------------------------------------------------------------------------------
Issuance of common stock.........              -               -               -               -        -           53
Collection on notes receivable...              -               -               -               -        -            -
Purchase of treasury stock.......              -               -               -               -        -            -
Sale of treasury stock...........              -               -               -               -        -            -
Interest on notes receivable.....              -               -               -               -        -            -
Stock-based compensation.........              -               -               -               -        -          585
Translation gain.................              -               -               -               -        -            -
Other comprehensive gains........              -               -               -               -        -            -
Net income.......................              -               -               -               -        -            -
                                   -----------------------------------------------------------------------------------
Balance at January 1, 2005
   (Company).....................  $           -   $           -   $           -   $           -   $   34   $  345,001
----------------------------------------------------------------------------------------------------------------------

---------------------------------  -----------------------------------------------------------------------------------------------
                                   ADJUSTMENT OF
                                   THE CARRYOVER      NOTES                               ACCUMULATED
                                     BASIS OF      RECEIVABLE--              RETAINED        OTHER                   COMPREHENSIVE
                                    CONTINUING        COMMON      TREASURY   EARNINGS    COMPREHENSIVE                  INCOME
    (IN THOUSANDS OF DOLLARS)      STOCKHOLDERS       STOCK        STOCK     (DEFICIT)   INCOME (LOSS)     TOTAL        (LOSS)
---------------------------------  -----------------------------------------------------------------------------------------------
Predecessor:
Balance at December 29, 2001
   (Predecessor).................  $           -   $         -    $     -    $(220,263)  $      (1,429)  $(139,601)  $      (2,681)
                                   -----------------------------------------------------------------------------------------------
Net loss.........................              -             -          -      (35,795)              -     (35,795)        (35,795)
Translation gain.................              -             -          -            -           1,429       1,429           1,429
Amortization of preferred stock
   discount......................              -             -          -            -               -           -               -
Accrued dividends on preferred
   stock.........................              -             -          -            -               -      (6,468)              -
Stock-based compensation.........              -             -          -            -               -       1,920               -
Redemption of predecessor stock..              -             -          -      256,058               -     178,515               -
                                   -----------------------------------------------------------------------------------------------
Balance at July 21, 2002
   (Predecessor).................  $           -   $         -    $     -    $       -   $           -   $       -   $     (34,366)
                                   -----------------------------------------------------------------------------------------------
Company:
Fair value of rolled stock
   options.......................  $           -   $         -    $     -    $       -   $           -   $   5,056   $           -
Issuance of common stock.........              -             -          -            -               -     276,788               -
Notes receivable--common stock...              -       (14,079)         -            -               -     (14,079)              -
Interest on notes receivable.....              -          (320)         -            -               -        (320)              -
Adjustment of the carryover basis
   of continuing stockholders....       (196,603)            -          -            -               -    (196,603)              -
Translation gain.................              -             -          -            -           2,091       2,091           2,091
Other comprehensive losses.......              -             -          -            -            (949)       (949)           (949)
Net income.......................              -             -          -        3,179               -       3,179           3,179
                                   -----------------------------------------------------------------------------------------------
Balance at December 28, 2002
   (Company).....................       (196,603)      (14,399)         -        3,179           1,142      75,163           4,321
                                   -----------------------------------------------------------------------------------------------
Issuance of common stock.........              -             -          -            -               -      62,553               -
Purchase of treasury stock.......              -           999     (1,972)           -               -        (973)              -
Interest on notes receivable.....              -          (757)         -            -               -        (757)              -
Translation gain.................              -             -          -            -           3,645       3,645           3,645
Other comprehensive losses.......              -             -          -            -             (88)        (88)            (88)
Net income.......................              -             -          -       13,048               -      13,048          13,048
                                   -----------------------------------------------------------------------------------------------
Balance at December 27, 2003
   (Company).....................       (196,603)      (14,157)    (1,972)      16,227           4,699     152,591          16,605
                                   -----------------------------------------------------------------------------------------------
Issuance of common stock.........              -             -          -            -               -          53               -
Collection on notes receivable...              -            73          -            -               -          73               -
Purchase of treasury stock.......              -             -       (192)           -               -        (192)              -
Sale of treasury stock...........              -             -        115            -               -         115               -
Interest on notes receivable.....              -          (772)         -            -               -        (772)              -
Stock-based compensation.........              -             -          -            -               -         585               -
Translation gain.................              -             -          -            -           2,743       2,743           2,743
Other comprehensive gains........              -             -          -            -           5,744       5,744           5,744
Net income.......................              -             -          -       22,951               -      22,951          22,951
                                   -----------------------------------------------------------------------------------------------
Balance at January 1, 2005
   (Company).....................  $    (196,603)  $   (14,856)   $(2,049)   $  39,178   $      13,186   $ 183,891   $      31,438
---------------------------------

See notes to consolidated financial statements.

                            BPC HOLDING CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

---------------------------------------------------------------------------------------------------------
                                                                                    COMPANY   PREDECESSOR
                                                    ---------------------------------------   -----------
                                                    YEAR ENDED    YEAR ENDED    PERIOD FROM   PERIOD FROM
                                                    JANUARY 1,   DECEMBER 27,    7/22/02-      12/30/01-
(IN THOUSANDS OF DOLLARS)                              2005          2003        12/28/02       7/21/02
---------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income (loss).................................  $   22,951   $     13,048   $     3,179   $   (35,795)
Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
   Depreciation...................................      54,303         40,752        16,031        23,526
   Non-cash interest expense......................       1,862          2,318         1,077         1,399
   Amortization of intangibles....................       6,513          3,326         1,159         1,249
   Non-cash compensation..........................         585              -             -         1,920
   Loss on extinguished debt (Predecessor)........           -              -             -        25,328
   Loss (gain) on sale of property and
      equipment...................................           -             (7)            8           291
   Deferred income taxes..........................      16,968         11,791         2,710             -
   Changes in operating assets and liabilities:
      Accounts receivable, net....................      (7,216)          (598)        8,717       (15,986)
      Inventories.................................     (27,200)         5,600        (4,091)       (4,255)
      Prepaid expenses and other receivables......      (7,098)        (2,582)       (1,280)         (603)
      Other assets................................          76             32          (354)        2,042
      Accrued interest............................         683          3,894        (3,686)        6,741
      Payables and accrued expenses...............      12,806          2,199        (7,422)        4,735
                                                    -----------------------------------------------------
Net cash provided by operating activities.........      75,233         79,773        16,048        10,592

INVESTING ACTIVITIES
Additions to property and equipment...............     (52,624)       (29,949)      (11,287)      (17,396)
Proceeds from disposal of property and equipment..       2,986              7             8             9
Proceeds from working capital settlement on
   business acquisition...........................       7,397              -             -             -
Transaction costs.................................           -              -       (12,398)            -
Investment in Southern Packaging..................      (3,236)             -             -             -
Acquisitions of businesses........................           -       (235,710)            -        (3,834)
                                                    -----------------------------------------------------
Net cash used for investing activities............     (45,477)      (265,652)      (23,677)      (21,221)

FINANCING ACTIVITIES
Proceeds from long-term borrowings................         880        149,944       580,000        24,492
Payments on long-term borrowings..................     (55,996)       (10,111)     (507,314)      (13,924)
Issuance of common stock..........................          53         62,553       260,902             -
Purchase of treasury stock........................        (192)          (973)            -             -
Proceeds from notes receivable....................          73              -             -             -
Sale of treasury stock............................         115              -             -             -
Redemption of predecessor stock...................           -              -      (290,672)            -
Debt financing costs..............................        (641)        (4,592)      (21,103)            -
                                                    -----------------------------------------------------
Net cash provided by (used for) financing
   activities.....................................     (55,708)       196,821        21,813        10,568
Effect of exchange rate changes on cash...........          24           (363)        1,073          (815)
                                                    -----------------------------------------------------
Net increase (decrease) in cash and cash
   equivalents....................................     (25,928)        10,579        15,257          (876)
Cash and cash equivalents at beginning of
   period.........................................      26,192         15,613           356         1,232
                                                    -----------------------------------------------------
Cash and cash equivalents at end of period........  $      264   $     26,192   $    15,613   $       356
---------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                            BPC HOLDING CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (IN THOUSANDS OF DOLLARS, EXCEPT AS OTHERWISE NOTED)

NOTE 1. ORGANIZATION

BPC Holding Corporation ("Holding"), through its subsidiary Berry Plastics Corporation ("Berry" or the "Company") and its subsidiaries Berry Iowa Corporation, Aerocon, Inc., PackerWare Corporation, Berry Plastics Design Corporation, Venture Packaging, Inc. and its subsidiaries Venture Packaging Midwest, Inc. and Berry Plastics Technical Services, Inc., NIM Holdings Limited and its subsidiary Berry Plastics U.K. Limited, Knight Plastics, Inc., CPI Holding Corporation and its subsidiary Cardinal Packaging, Inc., Poly-Seal Corporation, Ociesse S.r.l and its subsidiary Capsol Berry Plastics S.p.a., and Landis Plastics, Inc. manufactures and markets plastic packaging products through its facilities located in Evansville, Indiana; Henderson, Nevada; Iowa Falls, Iowa; Charlotte, North Carolina; Suffolk, Virginia; Lawrence, Kansas; Monroeville, Ohio; Norwich, England; Woodstock, Illinois; Streetsboro, Ohio; Baltimore, Maryland; Milan, Italy; Chicago, Illinois; Richmond, Indiana; Syracuse, New York; and Phoenix, Arizona.

In 2002, the Company closed its Fort Worth, Texas facility, which was acquired in connection with the acquisition of Pescor Plastics, Inc. in May 2001. In 2003, the Company closed its Monticello, Indiana facility, which was acquired in connection with the acquisition of Landis Plastics, Inc. in November 2003. The business from these closed locations has been distributed throughout Berry's facilities.

Holding's fiscal year is a 52/53 week period ending generally on the Saturday closest to December 31. All references herein to "2004," "2003," and "2002," relate to the fiscal years ended January 1, 2005, December 27, 2003, and December 28, 2002, respectively. Due to the Merger (see Note 3), fiscal 2002 consists of two separate periods of December 30, 2001 to July 21, 2002 (Predecessor) and July 22, 2002 to December 28, 2002 (Company).

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION AND BUSINESS

The consolidated financial statements include the accounts of Holding and its subsidiaries, all of which are wholly owned. Intercompany accounts and transactions have been eliminated in consolidation. Holding, through its wholly owned subsidiaries, operates in four primary segments: containers, closures, consumer products, and international. The Company's customers are located principally throughout the United States, without significant concentration in any one region or with any one customer. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral.

Purchases of various densities of plastic resin used in the manufacture of the Company's products aggregated approximately $283.0 million and $140.3 million in 2004 and 2003, respectively. Dow Chemical Corporation was the largest supplier of the Company's total resin material requirements, representing approximately 32% and 35% of such resin requirements in 2004 and 2003, respectively. The Company also uses other suppliers such as Basell, Nova, Total (formerly Atofina), Equistar, Sunoco, BP Amoco, and ExxonMobil to meet its resin requirements.

CASH AND CASH EQUIVALENTS

All highly liquid investments with maturity of three months or less at the date of purchase are considered to be cash equivalents.

ACCOUNTS RECEIVABLE

The allowance for doubtful accounts is analyzed in detail on a quarterly basis and all significant customers with delinquent balances are reviewed to determine future collectibility. The determinations are based on legal issues (such as bankruptcy status), past history, current financial and credit agency reports, and the experience of the credit representatives. Reserves are established in the quarter in which the Company makes the determination that the account is deemed uncollectible. The Company maintains additional reserves based on its historical bad debt experience. The following table summarizes the activity by period for the allowance for doubtful accounts.

----------------------------------------------------------------------------------------------
                                                                         COMPANY   PREDECESSOR
                                         ---------------------------------------   -----------
                                         YEAR ENDED    YEAR ENDED    PERIOD FROM   PERIOD FROM
                                         JANUARY 1,   DECEMBER 27,    7/22/02-      12/30/01-
                                            2005          2003        12/28/02       7/21/02
----------------------------------------------------------------------------------------------
Balance at beginning of period.........  $    2,717   $      1,990   $     2,063   $     2,070
Charged to costs and expenses..........         323            150          (291)          164
Charged to other accounts(1)...........           -            545             -             -
Deductions(2)..........................         167             32           218          (171)
                                         -----------------------------------------------------
Balance at end of period...............  $    3,207   $      2,717   $     1,990   $     2,063
----------------------------------------------------------------------------------------------

(1) Primarily relates to purchase of accounts receivable and related allowance through acquisitions.

(2) Uncollectible accounts written off, net of recoveries.

INVENTORIES

Inventories are valued at the lower of cost (first in, first out method) or market.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the assets ranging from 15 to 25 years for buildings and improvements and two to 10 years for machinery, equipment, and tooling. Repairs and maintenance costs are charged to expense as incurred.

INTANGIBLE ASSETS

Deferred financing fees are being amortized using the straight-line method over the lives of the respective debt agreements.

Customer relationships are being amortized using the straight-line method over the estimated life of the relationships ranging from three to 20 years.

The goodwill acquired represents the excess purchase price over the fair value of the net assets acquired in the Merger (see Note 3 below) and businesses acquired since the Merger. These costs are reviewed annually for impairment pursuant to SFAS No. 142, Goodwill and Other Intangible Assets.

Trademarks, which are indefinite lived intangible assets, are reviewed for impairment annually pursuant to SFAS No. 142.

Other intangibles, which include covenants not to compete and technology-based intangibles, are being amortized using the straight-line method over the respective lives of the agreements or estimated life of the technology ranging from one to twenty years.

LONG-LIVED ASSETS

Long-lived assets are reviewed for impairment in accordance with SFAS No. 144 whenever facts and circumstances indicate that the carrying amount may not be recoverable. Specifically, this process involves comparing an asset's carrying value to the estimated undiscounted future cash flows the asset is expected to generate over its remaining life. If this process were to result in the conclusion that the carrying value of a long-lived asset would not be recoverable, a write-down of the asset to fair value would be recorded through a charge to operations. Fair value is determined based upon discounted cash flows or appraisals as appropriate. Long-lived assets that are held for sale are reported at the lower of the assets' carrying amount or fair value less costs related to the assets' disposition. No impairments were recorded in these financial statements.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company uses an interest rate collar to manage a portion of its interest rate exposures. In 2004, the Company also entered into resin forward contracts, which become effective in 2005, to manage certain resin price exposures. These instruments are entered into to manage market risk exposures and are not used for trading purposes.

Derivatives used for hedging purposes must be designated as, and effective as, a hedge of the identified risk exposure at the designation of the contract. Accordingly, changes in the market value of the derivative contract must be highly correlated with changes in the market value of the underlying hedged item at inception of the hedge and over the life of the hedge contract. Any derivative instrument terminated, designated but no longer effective as a hedge or initially not effective as a hedge would be recorded at market value and the related gains and losses would be recognized in earnings. Derivatives not designated as hedges are adjusted to fair value through the consolidated statement of operations. Management routinely reviews the effectiveness of the use of derivative instruments.

Gains and losses from hedges of anticipated transactions are classified in the statement of operations consistent with the accounting treatment of the items being hedged. The Company has recognized the interest rate collar and resin forward contracts at fair value in the consolidated balance sheets.

FOREIGN CURRENCY TRANSLATION

Assets and liabilities of most foreign subsidiaries are translated at exchange rates in effect at the balance sheet date, and the statements of operations are translated at the average monthly exchange rates for the period. Translation gains and losses are recorded as a component of accumulated other comprehensive income (loss) in stockholders' equity. Foreign currency transaction gains and losses are included in net income (loss).

REVENUE RECOGNITION

The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") and SEC Staff Accounting Bulletin No. 104, "Revenue Recognition" ("SAB 104"). Revenue is recognized when the title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured.

STOCK-BASED COMPENSATION

Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure," established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As provided for under SFAS 123, the Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees." Compensation cost for stock options, if any, is measured as the excess of the fair value of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. The fair value for options granted by Holding have been estimated at the date of grant using a Black Scholes option pricing model with the following weighted average assumptions:

----------------------------------------------------------------------------------------------
                                                                         COMPANY   PREDECESSOR
                                         ---------------------------------------   -----------
                                         YEAR ENDED    YEAR ENDED    PERIOD FROM   PERIOD FROM
                                         JANUARY 1,   DECEMBER 27,    7/22/02-      12/30/01-
                                            2005          2003        12/28/02       7/21/02
----------------------------------------------------------------------------------------------
Risk-free interest rate................        3.1%           3.0%          4.0%          4.0%
Dividend yield.........................        0.0%           0.0%          0.0%          0.0%
Volatility factor......................         .25            .25           .25           .25
Expected option life...................   5.0 years      5.0 years     5.0 years     5.0 years
----------------------------------------------------------------------------------------------

For purposes of the pro forma disclosures, the estimated fair value of the stock options are amortized to expense over the related vesting period. Because compensation expense is recognized over the vesting period, the initial impact on pro forma net income (loss) may not be representative of compensation expense in future years, when the effect of amortization of multiple awards would be reflected in the Consolidated Statement of Operations. The following is a reconciliation of reported net income (loss) to net income (loss) as if the Company used the fair value method of accounting for stock-based compensation.

----------------------------------------------------------------------------------------------
                                                                         COMPANY   PREDECESSOR
                                         ---------------------------------------   -----------
                                         YEAR ENDED    YEAR ENDED    PERIOD FROM   PERIOD FROM
                                         JANUARY 1,   DECEMBER 27,    7/22/02-      12/30/01-
                                            2005          2003        12/28/02       7/21/02
----------------------------------------------------------------------------------------------
Reported net income (loss).............  $   22,951   $     13,048   $     3,179   $   (35,795)
Stock-based employee compensation
  expense included in reported income
  (loss), net of tax...................         585              -             -         1,920
Total stock-based employee compensation
  expense determined under fair value
  based method, for all awards, net of
  tax..................................      (2,294)        (2,044)         (856)         (371)
                                         -----------------------------------------------------
Pro forma net income (loss)............  $   21,242   $     11,004   $     2,323   $   (34,246)
----------------------------------------------------------------------------------------------

INCOME TAXES

The Company accounts for income taxes under the asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequence of events that have been recognized in the Company's financial statements or income tax returns. Income taxes are recognized during the year in which the underlying transactions are reflected in the Consolidated Statements of Operations. Deferred taxes are provided for temporary differences between amounts of assets and liabilities as recorded for financial reporting purposes and such amounts as measured by tax laws.

COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) is comprised of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains or losses on derivative financial instruments, unrealized gains or losses resulting from currency translations of foreign investments, and adjustments to record the minimum pension liability.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of any contingent assets and liabilities at the financial statement date and reported amounts of revenue and expenses during the reporting period. On an on-going basis, the Company reviews its estimates and assumptions. The Company's estimates were based on its historical experience and various other assumptions that the Company believes to be reasonable under the circumstances. Actual results are likely to differ from those estimates under different assumptions or conditions, but management does not believe such differences will materially affect the Company's financial position or results of operations.

RECLASSIFICATIONS

Certain amounts in the prior year financial statements and related notes have been reclassified to conform to the current year presentation.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R (Revised 2004,) Share-Based Payment ("SFAS No. 123R"), which requires that the compensation cost relating to share-based payment transactions be recognized in financial statements based on alternative fair value models. The share-based compensation cost will be measured based on the fair value of the equity or liability instruments issued. The Company currently discloses pro forma compensation expense quarterly and annually by calculating the stock option grants' fair value using the Black-Scholes model and disclosing the impact on net income (loss) in a Note to the Consolidated Financial Statements. Upon adoption, pro forma disclosure will no longer be an alternative. For nonpublic companies, as defined, the effective date of SFAS No. 123R is the beginning of the first annual reporting period that begins after December 15, 2005, although early adoption is allowed. The Company expects to adopt SFAS No. 123R in the first quarter of 2006, but has not yet evaluated what effect the adoption of this new standard will have on the Company's financial position or results of operations.

In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4 ("SFAS 151"). SFAS 151 requires the exclusion of certain costs from inventories and the allocation of fixed production overheads to inventories to be based on normal capacity of the production facilities. The provisions of SFAS 151 are effective for costs incurred during fiscal years beginning after June 15, 2005. Earlier adoption is permitted for inventory costs incurred during fiscal years beginning after the issuance date of SFAS 151. The Company has not yet evaluated what effect the adoption of this new standard will have on the Company's financial position or results of operations.

NOTE 3. THE MERGER

On July 22, 2002, GS Berry Acquisition Corp. (the "Buyer"), a newly formed entity controlled by various private equity funds affiliated with Goldman, Sachs & Co., merged (the "Merger") with and into Holding, pursuant to an agreement and plan of merger, dated as of May 25, 2002. At the effective time of the Merger,
(i) each share of common stock of Holding Corporation issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive cash pursuant to the terms of the merger agreement, and (ii) each share of common stock of the Buyer issued and outstanding immediately prior to the effective time of the Merger was converted into one share of common stock of Holding.

The total amount of funds required to consummate the Merger and to pay estimated fees and expenses related to the Merger, including amounts related to the repayment of indebtedness, the redemption of the outstanding preferred stock and accrued dividends, the redemption of outstanding warrants, and the payment of transaction costs incurred by Holding, were approximately $870.7 million (which includes the amount of certain indebtedness which remained outstanding and the value of certain shares of Holding common stock held by employees that were contributed to the Buyer immediately prior to the Merger). Immediately following the Merger, the Buyer and its affiliates owned approximately 63% of the common stock of Holding. The remaining common stock of Holding is held by J.P. Morgan Partners Global Investors, L.P. and other private equity funds affiliated with J.P. Morgan Partners, LLC, the private equity investment arm of J.P. Morgan Chase & Co., which own approximately 29% of Holding's common stock and by members of Berry's management, which own the remaining 8%.

The Merger has been accounted for under the purchase method of accounting, and accordingly, the purchase price was allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date. The Company applied the provisions of Emerging Issues Task Force 88-16, Basis in Leveraged Buyout Transactions, whereby, the carryover equity interests of certain shareholders from the Predecessor to the Company were recorded at their Company basis. The application of these provisions reduced stockholder's equity and intangibles by $196.6 million. In connection with the Merger, the Predecessor incurred Merger related expenses of approximately $21.0 million, consisting primarily of investment banking fees, bonuses to management, non-cash modification of stock option awards, legal costs, and fees to the largest voting stockholder of the Predecessor. In addition, as a result of extinguishing debt in connection with the Merger, $6.6 million of existing deferred financing fees and $18.7 million of prepayment fees and related charges were charged to expense in 2002 as a loss on extinguished debt.

NOTE 4. RECENT ACQUISITIONS, INVESTMENT, AND DISPOSAL

On February 25, 2003, Berry acquired the 400 series continuous threaded injection molded closure assets from CCL Plastic Packaging located in Los Angeles, California ("CCL Acquisition") for aggregate consideration of approximately $4.6 million. The purchase price was allocated to fixed assets ($2.7 million), inventory ($1.1 million), customer relationships ($0.5 million), goodwill ($0.2 million), and other intangibles ($0.1 million). The purchase was financed through borrowings under the Company's revolving line of credit. The operations from the CCL Acquisition are included in Berry's operations since the acquisition date using the purchase method of accounting.

On May 30, 2003, Berry acquired the injection molded overcap lid assets from APM Inc. located in Benicia, California ("APM Acquisition") for aggregate consideration of approximately $0.6 million. The purchase price was allocated to fixed assets ($0.3 million), inventory ($0.1 million), goodwill ($0.1 million) and other intangibles ($0.1 million). The purchase was financed through cash provided by operations. The operations from the APM Acquisition are included in Berry's operations since the acquisition date using the purchase method of accounting.

On November 20, 2003, Berry acquired Landis Plastics, Inc. (the "Landis Acquisition") for aggregate consideration of approximately $229.7 million, including deferred financing fees. The operations from the Landis Acquisition are included in Berry's operations since the acquisition date using the purchase method of accounting. The purchase was financed through the issuance by Berry of $85.0 million aggregate principal amount of 10 3/4% senior subordinated notes to various institutional buyers, which resulted in gross proceeds of $95.2 million, aggregate net borrowings of $54.1 million under Berry's amended and restated senior secured credit facility from new term loans after giving effect to the refinancing of the prior term loan, an aggregate common equity contribution of $62.0 million, and cash on hand. Berry also agreed to acquire, for $32.0 million, four facilities that Landis leased from certain of its affiliates. Prior to the closing of the Landis Acquisition, the rights and obligations to purchase the four facilities owned by affiliates of Landis were assigned to an affiliate of W.P. Carey & Co., L.L.C., which affiliate subsequently entered into a lease with Landis for the four facilities. In accordance with EITF 95-3, the Company established opening balance sheet reserves related to plant shutdown, severance and unfavorable lease arrangement costs. The opening balances and current year activity is presented in the following table.

------------------------------------------------------------------------------------------------
                                ESTABLISHED                           YEAR ENDED JANUARY 1, 2005
                                 AT OPENING   --------------------------------------------------
                                    BALANCE   DECEMBER 27,                REDUCTION   JANUARY 1,
                                      SHEET           2003   PAYMENTS   IN ESTIMATE         2005
------------------------------------------------------------------------------------------------
EITF 95-3 reserves............  $     3,206   $      2,892   $ (1,152)  $      (472)  $    1,268
------------------------------------------------------------------------------------------------

The following pro forma financial results are unaudited and assume that the Landis Acquisition occurred at the beginning of the respective period. Pro forma results have not been adjusted to reflect the acquisitions of CCL or APM as they do not differ significantly from the pro forma results presented below. Pro forma 2003 net sales were $749,591 and net income was $5,526. The financial results for fiscal 2004 have not been adjusted as the acquired businesses were owned by Berry for the entire period. The information presented is for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the Landis Acquisition been consummated at the above date, nor are they necessarily indicative of future operating results. Further, the information reflects only pro forma adjustments for additional interest expense and amortization, net of the applicable income tax effects.

On November 1, 2004, the Company entered into a series of agreements with Southern Packaging Group Ltd. ("Southern Packaging"), and its principal shareholder, Mr. Pan Shun Ming, to jointly expand participation in the plastic packaging business in China and the surrounding region. In connection therewith, Berry acquired a 10% stake in Southern Packaging, which has been recorded as an other current asset as a trading security at its fair market value of $3.2 million as of January 1, 2005, which is consistent with the cost basis.

Berry Plastics U.K. Limited, a foreign subsidiary of Berry, reached an agreement in March 2004 to sell the manufacturing equipment, inventory, and accounts receivable for its U.K. milk cap business to Portola Packaging U.K. Limited. The transaction valued at approximately $4.0 million closed in April 2004. The U.K. milk cap business represented less than $3.0 million of annual consolidated net sales.

NOTE 5. INTANGIBLE ASSETS

Intangible assets consist of the following:

---------------------------------------------------------------------------------------
                                                              JANUARY 1,   DECEMBER 27,
                                                                    2005           2003
---------------------------------------------------------------------------------------
Deferred financing fees.....................................  $   26,681   $     26,043
Customer relationships......................................      93,641         93,561
Goodwill....................................................     358,883        376,769
Trademarks..................................................      33,448         33,448
Covenants not to compete and other..........................       2,622          2,757
Technology-based............................................       5,115          5,023
Accumulated amortization....................................     (17,111)        (7,905)
                                                              -------------------------
                                                              $  503,279   $    529,696
---------------------------------------------------------------------------------------

Goodwill was reduced by $16.4 million in fiscal 2004 as a result of the reduction of the valuation allowance on deferred tax assets as the use of fully reserved net operating loss carryforwards that existed at the time of the Merger have been recorded as a reduction to goodwill. The remaining decrease in goodwill is the result of finalizing the opening balance sheet from the Landis Acquisition and cash proceeds in excess of the net book value of the assets sold in connection with the U.K. milk cap business partially offset by foreign currency translation. The remaining changes in intangible assets are primarily the result of the amortization of definite lived intangibles.

Future amortization expense for definite lived intangibles at January 1, 2005 for the next five fiscal years is approximately $8.9 million, $8.8 million, $8.7 million, $8.6 million, and $8.4 million for fiscal 2005, 2006, 2007, 2008, and 2009, respectively.

NOTE 6. LONG-TERM DEBT

Long-term debt consists of the following:

-----------------------------------------------------------------------------------------
                                                                JANUARY 1,   DECEMBER 27,
                                                                      2005           2003
-----------------------------------------------------------------------------------------
Berry 10 3/4% Senior Subordinated Notes.....................  $    335,000   $    335,000
Debt premium on 10 3/4% Notes, net..........................         8,876         10,053
Term loans..................................................       330,780        380,000
Revolving lines of credit...................................           480            342
Nevada Industrial Revenue Bonds.............................         1,500          2,000
Capital leases..............................................        20,922         24,210
                                                              ---------------------------
                                                                   697,558        751,605
Less current portion of long-term debt......................        10,335          9,339
                                                              ---------------------------
                                                              $    687,223   $    742,266
-----------------------------------------------------------------------------------------

BERRY 10 3/4% SENIOR SUBORDINATED NOTES

On July 22, 2002, Berry completed an offering of $250.0 million aggregate principal amount of 10 3/4% Senior Subordinated Notes due 2012 (the "2002 Notes"). The net proceeds to Berry from the sale of the 2002 Notes, after expenses, were $239.4 million. The proceeds from the 2002 Notes were used in the financing of the Merger. On November 20, 2003, Berry completed an offering of $85.0 million aggregate principal amount of 10 3/4% Senior Subordinated Notes due 2012 (the "Add-on Notes"). The net proceeds to Berry from the sale of the Add-on Notes, after expenses, were $91.8 million. The proceeds from the Add-on Notes were used in the financing of the Landis Acquisition. The 2002 Notes and Add-on Notes mature on July 15, 2012. Interest is payable semi-annually on January 15 and July 15 of each year, which commenced on January 15, 2003 with respect to the 2002 Notes and commenced on January 15, 2004 with respect to the Add-on Notes. Holding and all of Berry's domestic subsidiaries fully, jointly, severally, and unconditionally guarantee on a senior subordinated basis the 2002 Notes and Add-on Notes. The 2002 Notes and Add-on Notes are not guaranteed by the foreign subsidiaries: Berry Plastics Acquisition Corporation II, NIM Holdings Limited, Berry Plastics U.K. Limited, Norwich Acquisition Limited, Capsol Berry Plastics S.p.a., Ociesse S.r.l., or Berry Plastics Asia Pte. Ltd.

Berry is not required to make mandatory redemption or sinking fund payments with respect to the 2002 Notes and Add-on Notes. On or subsequent to July 15, 2007, the 2002 Notes and Add-on Notes may be redeemed at the option of Berry, in whole or in part, at redemption prices ranging from 105.375% in 2007 to 100% in 2010 and thereafter. Prior to July 15, 2005, up to 35% of the 2002 Notes and Add-on Notes may be redeemed at 110.75% of the principal amount at the option of Berry in connection with an equity offering. Upon a change in control, as defined in the indenture under which the 2002 Notes and Add-on Notes were issued (the "Indenture"), each holder of notes will have the right to require Berry to repurchase all or any part of such holder's notes at a repurchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued interest. The 2002 Notes and Add-on Notes are treated as a single class under the Indenture.

SECOND AMENDED AND RESTATED CREDIT FACILITY

In connection with the Merger in 2002, the Company entered into a credit and guaranty agreement and a related pledge security agreement with a syndicate of lenders led by Goldman Sachs Credit Partners L.P., as administrative agent (the "Credit Facility"). On November 10, 2003, in connection with the Landis Acquisition, the Credit Facility was amended and restated (the "Amended and Restated Credit Facility"). On August 9, 2004, the Amended and Restated Credit Facility was amended and restated (the "Second Amended and Restated Credit Facility"). The Second Amended and Restated Credit Facility provides (1) a $365.5 million term loan and (2) a $100.0 million revolving credit facility. The proceeds from the new term loan were used to repay the outstanding balance of the term loans from the Amended and Restated Credit Facility. The Second Amended and Restated Credit Facility permits the Company to borrow up to an additional $150.0 million of incremental senior term indebtedness from lenders willing to provide such loans subject to certain restrictions. The terms of the additional indebtedness will be determined by the market conditions at the time of borrowing. The maturity date of the term loan is July 22, 2010, and the maturity date of the revolving credit facility is July 22, 2008. The indebtedness under the Second Amended and Restated Credit Facility is guaranteed by Holding and all of its domestic subsidiaries. The obligations of Berry Plastics under the Second Amended and Restated Credit Facility and the guarantees thereof are secured by substantially all of the assets of such entities. At January 1, 2005, there were no borrowings outstanding on the revolving credit facility. The revolving credit facility allows up to $25.0 million of letters of credit to be issued instead of borrowings under the revolving credit facility and up to $10.0 million of swingline loans. At January 1, 2005 and December 27, 2003, the Company had $8.5 million and $7.4 million, respectively, in letters of credit outstanding under the revolving credit facility.

The Second Amended and Restated Credit Facility contains significant financial and operating covenants, including prohibitions on the ability to incur certain additional indebtedness or to pay dividends, and restrictions on the ability to make capital expenditures. The Second Amended and Restated Credit Facility also contains borrowing conditions and customary events of default, including nonpayment of principal or interest, violation of covenants, inaccuracy of representations and warranties, cross-defaults to other indebtedness, bankruptcy and other insolvency events (other than in the case of certain foreign subsidiaries). The Company was in compliance with all the financial and operating covenants at January 1, 2005. The term loan amortizes quarterly as follows: $813,312 each quarter through June 30, 2009 and $78,974,687 each quarter beginning September 30, 2009 and ending June 30, 2010.

Borrowings under the Second Amended and Restated Credit Facility bear interest, at the Company's option, at either (i) a base rate (equal to the greater of the prime rate and the federal funds rate plus 0.5%) plus the applicable margin (the "Base Rate Loans") or (ii) an adjusted eurodollar LIBOR (adjusted for reserves) plus the applicable margin (the "Eurodollar Rate Loans"). With respect to the term loan, the "applicable margin" is (i) with respect to Base Rate Loans, 1.25% per annum and (ii) with respect to Eurodollar Rate Loans, 2.25% per annum (4.22% at January 1, 2005 and 3.7% at December 27, 2003). In addition, the applicable margins with respect to the term loan can be further reduced by an additional ..25% per annum subject to the Company meeting a leverage ratio target, which was met based on the results through January 1, 2005. With respect to the revolving credit facility, the "applicable margin" is subject to a pricing grid which ranges from 2.75% per annum to 2.00% per annum, depending on the leverage ratio (2.50% based on results through January 1, 2005). The "applicable margin" with respect to Base Rate Loans will always be 1.00% per annum less than the "applicable margin" for Eurodollar Rate Loans. In October 2002, Berry entered into an interest rate collar arrangement to protect $50.0 million of the outstanding variable rate term loan debt from future interest rate volatility. The collar floor is set at 1.97% LIBOR (London Interbank Offering Rate) and capped at 6.75% LIBOR. The agreement was effective January 15, 2003. At January 1, 2005 and December 27, 2003, shareholders' equity has been reduced by $4 and $487, respectively, to adjust the agreement to fair market value. At January 1, 2005, the Company had unused borrowing capacity under the Second Amended and Restated Credit Facility's revolving line of credit of $91.5 million.

NEVADA INDUSTRIAL REVENUE BONDS

The Nevada Industrial Revenue Bonds bear interest at a variable rate (2.0% at January 1, 2005 and 1.3% at December 27, 2003), require annual principal payments of $0.5 million on April 1, are collateralized by irrevocable letters of credit issued under the Second Amended and Restated Credit Facility and mature in April 2007. The remaining balance of the Nevada Industrial Revenue Bonds of $1.5 million was repaid in January 2005 using the revolving line of credit.

OTHER

Future maturities of long-term debt at January 1, 2005 are as follows:

----------------------------------------------------------------------
2005........................................................  $ 10,335
2006........................................................     7,104
2007........................................................     6,918
2008........................................................     9,054
2009........................................................    81,263
Thereafter..................................................   574,008
----------------------------------------------------------------------

Interest paid was $53,393, $40,040, and $40,883, for 2004, 2003, and 2002,
respectively. Interest capitalized was $1,120, $860, and $844, for 2004, 2003, and 2002, respectively.

NOTE 7. LEASE AND OTHER COMMITMENTS

Certain property and equipment are leased using capital and operating leases. In 2004 and 2003, Berry Plastics entered into various capital lease obligations with no immediate cash flow effect resulting in capitalized property and equipment of $2,101 and $1,717, respectively. Total capitalized lease property consists of manufacturing equipment with a cost of $35,148 and $34,465 and related accumulated amortization of $14,353 and $9,791 at January 1, 2005 and December 27, 2003, respectively. Capital lease amortization is included in depreciation expense. Total rental expense from operating leases was approximately $14,879, $11,216, and $9,761 for 2004, 2003, and 2002, respectively.

Future minimum lease payments for capital leases and noncancellable operating leases with initial terms in excess of one year are as follows:

-----------------------------------------------------------------------------------------------
                                                                             AT JANUARY 1, 2005
                                                              ---------------------------------
                                                              CAPITAL LEASES   OPERATING LEASES
-----------------------------------------------------------------------------------------------
2005........................................................  $        8,397   $         13,645
2006........................................................           4,968             12,853
2007........................................................           3,686             10,505
2008........................................................           4,148              9,236
2009........................................................           4,905              8,692
Thereafter..................................................               -             54,116
                                                              ---------------------------------
                                                                      26,104   $        109,047
                                                                               ----------------
Less: amount representing interest..........................          (5,182)
                                                              --------------
Present value of net minimum lease payments.................  $       20,922
-----------------------------------------------------------------------------------------------

The Company is party to various legal proceedings involving routine claims which are incidental to its business. Although the Company's legal and financial liability with respect to such proceedings cannot be estimated with certainty, the Company believes that any ultimate liability would not be material to its financial position.

The Company has various purchase commitments for raw materials, supplies and property and equipment incidental to the ordinary conduct of business. All such commitments are at prices at or below current market. At January 1, 2005, the Company had committed approximately $46.5 million for resin on order that had not yet been received and $10.0 million to complete capital projects.

NOTE 8. INCOME TAXES

For financial reporting purposes, income (loss) before income taxes, by tax jurisdiction, is comprised of the following:

----------------------------------------------------------------------------------------------
                                                                         COMPANY   PREDECESSOR
                                         ---------------------------------------   -----------
                                         YEAR ENDED     YEAR ENDED   PERIOD FROM   PERIOD FROM
                                         JANUARY 1,   DECEMBER 27,      7/22/02-     12/30/01-
                                               2005           2003      12/28/02       7/21/02
----------------------------------------------------------------------------------------------
Domestic...............................  $   44,841   $     29,556   $     7,331   $   (33,415)
Foreign................................      (4,150)        (4,022)       (1,199)       (2,035)
                                         -----------------------------------------------------
                                         $   40,691   $     25,534   $     6,132   $   (35,450)
----------------------------------------------------------------------------------------------

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities are as follows:

----------------------------------------------------------------------------------------
                                                               JANUARY 1,   DECEMBER 27,
                                                                     2005           2003
----------------------------------------------------------------------------------------
Deferred tax assets:
   Allowance for doubtful accounts..........................   $      804   $        637
   Inventory................................................        1,409          1,390
   Compensation and benefit accruals........................        4,032          3,119
   Insurance reserves.......................................          363            679
   Net operating loss carryforwards.........................       24,436         29,546
   Alternative minimum tax (AMT) credit carryforwards.......        3,821          3,457
   Other....................................................            -          1,601
                                                               -------------------------
      Total deferred tax assets.............................       34,865         40,429
   Valuation allowance......................................       (1,302)       (16,911)
                                                               -------------------------
      Deferred tax assets, net of valuation allowance.......       33,563         23,518
Deferred tax liabilities:
   Other....................................................          382              -
   Property and equipment...................................       34,211         24,239
                                                               -------------------------
         Total deferred tax liabilities.....................       34,593         24,239
                                                               -------------------------
Net deferred tax liability..................................   $   (1,030)  $       (721)
----------------------------------------------------------------------------------------

Income tax expense (benefit) consists of the following:

----------------------------------------------------------------------------------------------
                                                                         COMPANY   PREDECESSOR
                                         ---------------------------------------   -----------
                                         YEAR ENDED     YEAR ENDED   PERIOD FROM   PERIOD FROM
                                         JANUARY 1,   DECEMBER 27,      7/22/02-     12/30/01-
                                               2005           2003      12/28/02       7/21/02
----------------------------------------------------------------------------------------------
Current:
   Federal.............................  $      363   $        402   $         -   $         -
  Foreign..............................         133             61            26           375
   State...............................         472            232           217           (30)
                                         -----------------------------------------------------
      Total current....................         968            695           243           345
Deferred:
   Federal.............................      13,543          8,608         2,280             -
   Foreign.............................        (173)             -             -             -
   State...............................       3,402          3,183           430             -
                                         -----------------------------------------------------
      Total deferred...................      16,772          3,183           430             -
                                         -----------------------------------------------------
Income tax expense.....................  $   17,740   $     12,486   $     2,953   $       345
----------------------------------------------------------------------------------------------

Holding has unused operating loss carryforwards of approximately $61.0 million for federal and state income tax purposes which begin to expire in 2012. AMT credit carryforwards are available to Holding indefinitely to reduce future years' federal income taxes. As a result of the Merger, $45.0 million of the unused operating loss carryforward is limited to approximately $12.9 million per year, and $16.0 million of the unused operating loss carryforward occurred subsequent to the Merger and is not subject to an annual limitation.

Income taxes paid during 2004, 2003, and 2002 approximated $764, $484, and $531, respectively.

A reconciliation of income tax expense (benefit), computed at the federal statutory rate, to income tax expense (benefit), as provided for in the financial statements, is as follows:

----------------------------------------------------------------------------------------------
                                                                         COMPANY   PREDECESSOR
                                         ---------------------------------------   -----------
                                         YEAR ENDED     YEAR ENDED   PERIOD FROM   PERIOD FROM
                                         JANUARY 1,   DECEMBER 27,      7/22/02-     12/30/01-
                                               2005           2003      12/28/02       7/21/02
----------------------------------------------------------------------------------------------
Income tax expense (benefit) computed
   at statutory rate...................  $   14,244   $      8,721   $     2,081   $   (12,170)
State income tax expense (benefit), net
   of federal taxes....................       2,518          2,220           434        (1,035)
Expenses not deductible for income tax
   purposes............................         394            160            60         3,823
Change in valuation allowance..........       1,288          1,285             -         9,160
Other..................................        (704)           100           378           567
                                         -----------------------------------------------------
Income tax expense.....................  $   17,740   $     12,486   $     2,953   $       345
----------------------------------------------------------------------------------------------

On October 22, 2004, the American Jobs Creation Act of 2004 (the "Act") was signed into law. The Act creates a temporary incentive for multinational companies to repatriate accumulated income earned outside the United States at an effective tax rate of 5.25%. Due to the Company's current domestic and international tax position, no material benefit is expected as a result of the Act.

NOTE 9. EMPLOYEE RETIREMENT PLANS

Berry Plastics sponsors a defined contribution 401(k) retirement plan covering substantially all employees. Contributions are based upon a fixed dollar amount for employees who participate and percentages of employee contributions at specified thresholds. Contribution expense for this plan was approximately $2,020, $1,408, and $1,462 for 2004, 2003, and 2002, respectively. The Company also maintains a defined benefit pension plan covering the Poly-Seal employees under a collective bargaining agreement. At January 1, 2005 and December 27, 2003, stockholders' equity has been reduced by $462 and $550, respectively, as a result of recording the minimum pension liability.

NOTE 10. STOCKHOLDERS' EQUITY

COMMON AND PREFERRED STOCK

On July 22, 2002, GS Berry Acquisition Corp. (the "Buyer"), a newly formed entity controlled by various private equity funds affiliated with Goldman, Sachs & Co., merged (the "Merger") with and into Holding, pursuant to an agreement and plan of merger, dated as of May 25, 2002. At the effective time of the Merger, (i) each share of common stock of BPC Holding Corporation issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive cash pursuant to the terms of the merger agreement, and (ii) each share of common stock of the Buyer issued and outstanding immediately prior to the effective time of the Merger was converted into one share of common stock of Holding.

NOTES RECEIVABLE FROM MANAGEMENT

In connection with the Merger, certain senior employees of Holding acquired shares of Holding Common Stock pursuant to an employee stock purchase program. Such employees paid for these shares with any combination of (i) shares of Holding common stock that they held prior to the Merger; (ii) their cash transaction bonus, if any; and (iii) a promissory note. In addition, Holding adopted an employee stock purchase program pursuant to which a number of employees had the opportunity to invest in Holding on a leveraged basis. Employees participating in this program were permitted to finance two-thirds of their purchases of shares of Holding common stock under the program with a promissory note. The promissory notes are secured by the shares purchased and such notes accrue interest which compounds semi-annually at rates ranging from 4.97% to 5.50% per year. Principal and all accrued interest is due and payable on the earlier to occur of (i) the end of the ten-year term, (ii) the ninetieth day following such employee's termination of employment due to death, "disability", "redundancy" (as such terms are defined in the 2002 Option Plan) or retirement, or (iii) the thirtieth day following such employee's termination of employment for any other reason. As of January 1, 2005 and December 27, 2003, the Company had $14,856 and $14,157, respectively, in outstanding notes receivable (principal and interest), which has been classified as a reduction to stockholders' equity in the consolidated balance sheet, due from employees under this program.

STOCK OPTION PLANS

Holding maintains the BPC Holding Corporation 1996 Stock Option Plan ("1996 Option Plan"), as amended, pursuant to which nonqualified options to purchase 135,873 shares are outstanding. All outstanding options under the 1996 Option Plan are scheduled to expire on July 22, 2012 and no additional options will be granted under it. Option agreements issued pursuant to the 1996 Option Plan generally provide that options become vested and exercisable at a rate of 10% per year based on continued service. Additional options also vest in years during which certain financial targets are attained. Notwithstanding the vesting provisions in the option agreements, all options that were scheduled to vest prior to December 31, 2002 accelerated and became vested immediately prior to the Merger.

Holding has adopted an employee stock option plan ("2002 Option Plan"), as amended, pursuant to which options to acquire up to 495,073 shares of Holding's common stock may be granted to its employees, directors and consultants. Options granted under the 2002 Option Plan have an exercise price per share that either
(1) is fixed at the fair market value of a share of common stock on the date of grant or (2) commences at the fair market value of a share of common stock on the date of grant and increases at the rate of 15% per year during the term. Generally, options have a ten-year term, subject to earlier expiration upon the termination of the optionholder's employment and other events. Some options granted under the plan become vested and exercisable over a five-year period based on continued service with Holding. Other options become vested and exercisable based on the achievement by Holding of certain financial targets, or if such targets are not achieved, based on continued service with Holding. Upon a change in control of Holding, the vesting schedule with respect to certain options accelerate for a portion of the shares subject to such options.

Financial Accounting Standards Board Statement 123, Accounting for Stock-Based Compensation ("Statement 123"), prescribes accounting and reporting standards for all stock-based compensation plans. Statement 123 provides that companies may elect to continue using existing accounting requirements for stock-based awards or may adopt a new fair value method to determine their intrinsic value. Holding has elected to continue following Accounting Principles Board Opinion No. 25, Accounting For Stock Issued to Employees ("APB 25") to account for its employee stock options. Under APB 25, because the exercise price of Holding's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized at the grant date.

Information related to the 1996 Option Plan and 2002 Option Plan is as follows:

-----------------------------------------------------------------------------------------------------------------
                              COMPANY                COMPANY                COMPANY              PREDECESSOR
                        --------------------   --------------------   --------------------   --------------------
                          JANUARY 1, 2005       DECEMBER 27, 2003      DECEMBER 28, 2002        JULY 21, 2002
                        --------------------   --------------------   --------------------   --------------------
                                    WEIGHTED               WEIGHTED               WEIGHTED               WEIGHTED
                                    AVERAGE                AVERAGE                AVERAGE                AVERAGE
                        NUMBER OF   EXERCISE   NUMBER OF   EXERCISE   NUMBER OF   EXERCISE   NUMBER OF   EXERCISE
                         SHARES      PRICE      SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
-----------------------------------------------------------------------------------------------------------------
Options outstanding,
   beginning of
   period.............    530,662   $     94     545,684   $     86      48,218   $    157      60,420       $132
Options converted.....          -          -           -          -     102,329       (107)          -          -
Options granted.......     65,465        120      38,713        100     395,137        100      15,345        277
Options exercised.....     (1,640)        53      (9,757)        57           -          -     (18,134)       177
Options canceled......     (4,331)        93     (43,978)       101           -          -      (9,413)       389
                        -----------------------------------------------------------------------------------------
Options outstanding,
   end of period......    590,156        102     530,662         94     545,684         86      48,218        157
                        -----------------------------------------------------------------------------------------
Option price range at
  end of period.......              $32-$142               $32-$124               $32-$100              $100-$226
Options exercisable at
   end of period......               291,879                203,326                120,448                 38,573
Options available for
   grant at period
   end................                43,489                 22,588                 42,429                      0
Weighted average fair
   value of options
   granted during
   period.............                   $34                    $28                    $30                    $30
-----------------------------------------------------------------------------------------------------------------

The following table summarizes information about the options outstanding at January 1, 2005:

RANGE OF                           WEIGHTED AVERAGE                          NUMBER
EXERCISE    NUMBER OUTSTANDING        REMAINING       WEIGHTED AVERAGE   EXERCISABLE AT
 PRICES     AT JANUARY 1, 2005     CONTRACTUAL LIFE    EXERCISE PRICE    JANUARY 1, 2005
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
$32-$72                 135,873             8 years               $ 50           123,152
$100                    227,040             8 years               $100            76,005
$120                     62,011             9 years               $120            10,107
$142                    165,232             8 years               $142            82,615
----------------------------------------------------------------------------------------
                        590,156                                                  291,879
----------------------------------------------------------------------------------------

STOCKHOLDERS AGREEMENTS

In connection with the Merger, Holding entered into a stockholders' agreement with GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co., which in the aggregate own a majority of the common stock, and J.P. Morgan Partners Global Investors, L.P. and other private equity funds affiliated with J.P. Morgan Securities Inc., which own approximately 28% of the common stock. GSCP 2000 and other private equity funds affiliated with Goldman, Sachs & Co., have the right to designate seven members of the board of directors, one of which shall be a member of management, and J.P. Morgan Partners Global Investors, L.P. and other private equity funds affiliated with J.P. Morgan Securities Inc. have the right to designate two members of the board of directors. The stockholders' agreement contains customary terms including terms regarding transfer restrictions, rights of first offer, tag along rights, drag along rights, preemptive rights and veto rights.

NOTE 11. RELATED PARTY TRANSACTIONS

Prior to the Merger, Atlantic Equity Partners International II, L.P. ("International") was our largest voting stockholder and International engaged First Atlantic Capital, Ltd. ("First Atlantic") to provide certain financial and management consulting services to the Company. In consideration of financial advisory and management consulting services, the Company paid First Atlantic fees and expenses of $385 for fiscal 2002. In consideration of services performed in connection with the Merger, the Company paid First Atlantic fees and expenses of $1,786 in July 2002.

In connection with the Merger, the Company paid $8.0 million to entities affiliated with Goldman, Sachs & Co. and $5.2 million to J.P. Morgan Securities Inc., an affiliate of J.P. Morgan Chase & Co., for advisory and other services. Goldman Sachs and J.P. Morgan acted as joint book-running managers in the issuance of the 2002 Notes and received fees of approximately $4.4 million and $3.2 million, respectively, for services performed. Goldman Sachs Credit Partners, L.P., an affiliate of Goldman Sachs, acted as the administrative agent, joint lead arranger and joint bookrunner for the Credit Facility and received fees of $3.6 million in July 2002 for services provided. JP Morgan Chase Bank, an affiliate of J.P. Morgan, acted as the joint lead arranger and joint bookrunner for the Credit Facility for consideration of approximately $3.6. million. In October 2002, the Company entered into an interest rate collar agreement with Goldman Sachs Capital Markets to protect $50.0 million of the outstanding variable rate term loan debt from future interest rate volatility. The collar floor is set at 1.97% LIBOR and capped at 6.75% LIBOR.

In connection with the Landis Acquisition, the Company paid $1.7 million to entities affiliated with Goldman, Sachs & Co. and $0.8 million to J.P. Morgan Securities Inc., an affiliate of J.P. Morgan Chase & Co., for advisory and other services. Goldman Sachs and J.P. Morgan acted as joint book-running managers in the issuance of the Add-on Notes and received fees of approximately $1.0 million and $1.0 million, respectively, for services performed. Goldman Sachs Credit Partners, L.P., an affiliate of Goldman Sachs, acted as the administrative agent, joint lead arranger and joint bookrunner for the Amended and Restated Credit Facility and received fees of $0.5 million in July 2002 for services provided. JP Morgan Chase Bank, an affiliate of J.P. Morgan, acted as the joint lead arranger and joint bookrunner for the Amended and Restated Credit Facility for consideration of approximately $0.5 million.

Goldman Sachs Credit Partners, L.P., an affiliate of Goldman Sachs, acted as the administrative agent, joint lead arranger and joint bookrunner for the Second Amended and Restated Credit Facility without separate compensation. JP Morgan Chase Bank, an affiliate of J.P. Morgan, acted as the joint lead arranger and joint bookrunner for the Second Amended and Restated Credit Facility for consideration of approximately $0.4 million. In addition, the Company entered into four resin forward contracts in the fourth quarter of 2004 ranging from 6.0 million to 33.6 million annual pounds of resin with J. Aron & Company, a division of Goldman, Sachs & Co., and enters into foreign currency transactions through its normal course of business with Goldman, Sachs & Co.

NOTE 12.   FINANCIAL INSTRUMENTS

Holding's and the Company's financial instruments generally consist of cash and cash equivalents, the investment in Southern Packaging, an interest rate hedge, resin hedge contracts, and long-term debt. The carrying amounts of Holding's and the Company's financial instruments approximate fair value at January 1, 2005 except for the 2002 Notes and Add-on Notes for which the fair value exceeded the carrying value by $39.7 million.

In October 2002, Berry entered into an interest rate collar arrangement to protect $50.0 million of the outstanding variable rate term loan debt from future interest rate volatility. The collar is accounted for as a fair value hedge and the gains and losses arising from the instrument are recorded concurrently with gains and losses arising from the underlying transaction.

The Company consumes plastic resin during the normal course of production. The fluctuations in the cost of plastic resin can vary the costs of production. As part of its risk management strategy, the Company entered into resin forward hedging transactions constituting approximately 15% of its estimated 2005 resin needs and 10% of its 2006 estimated resin needs. These contracts obligate the Company to make or receive a monthly payment equal to the difference in the unit cost of resin per the contract and an industry index times the contracted pounds of plastic resin. Such contracts are designated as hedges of a portion of the Company's forecasted purchases through 2006 and are effective in hedging the Company's exposure to changes in resin prices during this period. The contracts qualify as cash flow hedges under SFAS No. 133 and accordingly are marked to market with unrealized gains and losses deferred through other comprehensive income and will be recognized in earnings when realized as an adjustment to cost of goods sold. The fair values of these contracts at January 1, 2005 was an unrealized gain of $5.2 million. As the agreements were not effective until fiscal 2005, there was no impact to the statements of operations included in these financial statements.

NOTE 13.   ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The accumulated balances related to each component of the other comprehensive income (loss) consist of the following:

---------------------------------------------------------------------------------------
                                                              JANUARY 1,   DECEMBER 27,
                                                                 2005          2003
---------------------------------------------------------------------------------------
Currency translation........................................  $    8,479   $      5,736
Minimum pension liability adjustment........................        (462)          (550)
Unrealized loss on interest rate collar.....................          (4)          (487)
Unrealized gain on resin hedge contracts....................       5,173              -
                                                              -------------------------
                                                              $   13,186   $      4,699
---------------------------------------------------------------------------------------

NOTE 14. OPERATING SEGMENTS

The Company has four reportable segments: containers, closures, consumer products, and international. In 2004, the Company created the international segment as a separate operating and reporting segment to increase sales and improve service to international customers utilizing existing resources. The international segment includes the Company's foreign facilities and business from domestic facilities that is shipped or billed to foreign locations. The 2003 and 2002 results for the foreign facilities have been reclassified to the international segment; however, business from domestic facilities that were shipped or billed to foreign locations cannot be separately identified for 2003 and 2002. Accordingly, the amounts disclosed under the new reporting structure are not comparable between 2004, 2003, and 2002. As a result, the tables below include the results under the new and previous structure.

The Company evaluates performance and allocates resources to segments based on operating income before depreciation and amortization of intangibles adjusted to exclude (1) uncompleted acquisition expense, (2) acquisition integration expense, (3) plant shutdown expense, (4) Merger expense, (5) non-cash compensation, and (6) management fees and reimbursed expenses paid to First Atlantic (collectively, "Adjusted EBITDA"). The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

NEW REPORTING STRUCTURE

----------------------------------------------------------------------------------------------
                                                                                    YEAR ENDED
                                                      ----------------------------------------
                                                                                      COMPANY/
                                                         COMPANY        COMPANY    PREDECESSOR
                                                      ----------   ------------   ------------
                                                      JANUARY 1,   DECEMBER 27,   DECEMBER 28,
                                                         2005          2003           2002
----------------------------------------------------------------------------------------------
Net sales:
   Containers.......................................  $  518,303   $    288,481   $    250,423
   Closures.........................................     127,481        125,292        113,309
   Consumer Products................................     130,361        116,098        109,988
   International....................................      38,068         22,005         20,583
                                                      ----------------------------------------
      Total net sales...............................     814,213        551,876        494,303
Adjusted EBITDA:
   Containers.......................................     105,707         71,027         67,079
   Closures.........................................      29,035         29,271         28,055
   Consumer Products................................      24,045         17,582         16,773
   International....................................       2,281            957          2,500
                                                      ----------------------------------------
      Total adjusted EBITDA.........................     161,068        118,837        114,407
Total assets:
   Containers.......................................     597,006        605,879        359,635
   Closures.........................................     169,072        191,785        191,508
   Consumer Products................................     180,531        172,079        170,979
   International....................................      58,535         46,063         38,454
                                                      ----------------------------------------
      Total assets..................................   1,005,144      1,015,806        760,576
Goodwill, net:
   Containers.......................................     204,575        212,394        170,892
   Closures.........................................      65,009         74,997         77,889
   Consumer Products................................      72,646         78,619         78,302
   International....................................      16,653         10,759          9,177
                                                      ----------------------------------------
      Total goodwill, net...........................     358,883        376,769        336,260
Reconciliation of Adjusted EBITDA to income (loss)
   before income taxes:
   Adjusted EBITDA for reportable segments..........  $  161,068   $    118,837   $    114,407
   Net interest expense.............................     (53,185)       (45,413)       (49,254)
   Depreciation.....................................     (54,303)       (40,752)       (39,557)
   Amortization.....................................      (6,513)        (3,326)        (2,408)
   Gain (loss) on disposal of property and
      equipment.....................................           -              7           (299)
   Merger expenses..................................           -              -        (20,987)
   Loss on extinguished debt........................           -           (250)       (25,328)

----------------------------------------------------------------------------------------------
                                                                                    YEAR ENDED
                                                      ----------------------------------------
                                                                                      COMPANY/
                                                         COMPANY        COMPANY    PREDECESSOR
                                                      ----------   ------------   ------------
                                                      JANUARY 1,   DECEMBER 27,   DECEMBER 28,
                                                         2005          2003           2002
----------------------------------------------------------------------------------------------
   Uncompleted acquisition expense..................           -         (1,041)          (216)
   Acquisition integration expense..................      (3,969)        (1,424)        (1,353)
   Plant shutdown expense...........................      (1,822)        (1,104)        (3,992)
   Non-cash compensation............................        (585)             -              -
   Management fees..................................           -              -           (331)
                                                      ----------------------------------------
   Income (loss) before income taxes................  $   40,691   $     25,534   $    (29,318)
----------------------------------------------------------------------------------------------

PREVIOUS REPORTING STRUCTURE

----------------------------------------------------------------------------------------------
                                                                                    YEAR ENDED
                                                      ----------------------------------------
                                                                                      COMPANY/
                                                         COMPANY        COMPANY    PREDECESSOR
                                                      ----------   ------------   ------------
                                                      JANUARY 1,   DECEMBER 27,   DECEMBER 28,
                                                         2005          2003           2002
----------------------------------------------------------------------------------------------
Net sales:
   Containers.......................................  $  527,703   $    288,481   $    250,423
   Closures.........................................     154,956        147,297        133,892
   Consumer Products................................     131,554        116,098        109,988
                                                      ----------------------------------------
      Total net sales...............................     814,213        551,876        494,303
Adjusted EBITDA:
   Containers.......................................     107,184         71,027         67,079
   Closures.........................................      29,880         30,228         30,555
   Consumer Products................................      24,004         17,582         16,773
                                                      ----------------------------------------
      Total adjusted EBITDA.........................     161,068        118,837        114,407
Total assets:
   Containers.......................................     607,480        605,879        359,635
   Closures.........................................     215,552        237,848        229,962
   Consumer Products................................     182,112        172,079        170,979
                                                      ----------------------------------------
      Total assets..................................   1,005,144      1,015,806        760,576
Goodwill, net:
   Containers.......................................     207,293        212,394        170,892
   Closures.........................................      78,375         85,756         87,066
   Consumer Products................................      73,215         78,619         78,302
                                                      ----------------------------------------
      Total goodwill, net...........................     358,883        376,769        336,260

----------------------------------------------------------------------------------------------
                                                                                    YEAR ENDED
                                                      ----------------------------------------
                                                                                      COMPANY/
                                                         COMPANY        COMPANY    PREDECESSOR
                                                      ----------   ------------   ------------
                                                      JANUARY 1,   DECEMBER 27,   DECEMBER 28,
                                                         2005          2003           2002
----------------------------------------------------------------------------------------------
Reconciliation of Adjusted EBITDA to income (loss)
   before income taxes:
   Adjusted EBITDA for reportable segments..........  $  161,068   $    118,837   $    114,407
   Net interest expense.............................     (53,185)       (45,413)       (49,254)
   Depreciation.....................................     (54,303)       (40,752)       (39,557)
   Amortization.....................................      (6,513)        (3,326)        (2,408)
   Gain (loss) on disposal of property and
      equipment.....................................           -              7           (299)
   Merger expenses..................................           -              -        (20,987)
   Loss on extinguished debt........................           -           (250)       (25,328)
   Uncompleted acquisition expense..................           -         (1,041)          (216)
   Acquisition integration expense..................      (3,969)        (1,424)        (1,353)
   Plant shutdown expense...........................      (1,822)        (1,104)        (3,992)
   Non-cash compensation............................        (585)             -              -
   Management fees..................................           -              -           (331)
                                                      ----------------------------------------
      Income (loss) before income taxes.............  $   40,691   $     25,534   $    (29,318)
----------------------------------------------------------------------------------------------

NOTE 15. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (IN THOUSANDS)

Holding conducts its business through its wholly owned subsidiary, Berry. Holding and all of Berry's domestic subsidiaries fully, jointly, severally, and unconditionally guarantee on a senior subordinated basis the 2002 Notes and Add-on Notes issued by Berry. Berry and all of Berry's subsidiaries are 100% owned by Holding. Separate narrative information or financial statements of guarantor subsidiaries have not been included as management believes they would not be material to investors. Presented below is condensed consolidating financial information for Holding, Berry, and its subsidiaries at January 1, 2005 and December 27, 2003 and for the fiscal years ended January 1, 2005, December 27, 2003, and December 28, 2002. The equity method has been used with respect to investments in subsidiaries.

-----------------------------------------------------------------------------------------------------------------------
                                                                                                        JANUARY 1, 2005
                             ------------------------------------------------------------------------------------------
                             BPC HOLDING   BERRY PLASTICS     COMBINED       COMBINED
                             CORPORATION    CORPORATION      GUARANTOR     NON-GUARANTOR   CONSOLIDATING
                              (PARENT)        (ISSUER)      SUBSIDIARIES   SUBSIDIARIES     ADJUSTMENTS    CONSOLIDATED
-----------------------------------------------------------------------------------------------------------------------
CONSOLIDATING BALANCE
   SHEETS
Current assets.............  $         -   $       68,449   $    139,338   $      12,012   $           -   $    219,799
Net property and
   equipment...............            -           76,555        188,841          16,576               -        281,972
Other noncurrent assets....      183,891          770,971        363,091          12,328        (826,908)       503,373
                             ------------------------------------------------------------------------------------------
Total assets...............  $   183,891   $      915,975   $    691,270   $      40,916   $    (826,908)  $  1,005,144
                             ------------------------------------------------------------------------------------------
Current liabilities........  $         -   $       81,053   $     42,004   $       6,648   $           -   $    129,705
Noncurrent liabilities.....            -          651,031        747,720          27,258        (734,461)       691,548
Equity (deficit)...........      183,891          183,891        (98,454)          7,010         (92,447)       183,891
                             ------------------------------------------------------------------------------------------
Total liabilities and
   equity (deficit)........  $   183,891   $      915,975   $    691,270   $      40,916   $    (826,908)  $  1,005,144
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                                                                                      DECEMBER 27, 2003
                             ------------------------------------------------------------------------------------------
                             BPC HOLDING   BERRY PLASTICS     COMBINED       COMBINED
                             CORPORATION    CORPORATION      GUARANTOR     NON-GUARANTOR   CONSOLIDATING
                              (PARENT)        (ISSUER)      SUBSIDIARIES   SUBSIDIARIES     ADJUSTMENTS    CONSOLIDATED
-----------------------------------------------------------------------------------------------------------------------
CONSOLIDATING BALANCE
   SHEETS
Current assets.............  $         -   $       67,631   $    121,605   $      13,844   $           -   $    203,080
Net property and
   equipment...............            -           70,873        191,960          20,144               -        282,977
Other noncurrent assets....      152,591          855,627        370,199          12,075        (860,743)       529,749
                             ------------------------------------------------------------------------------------------
Total assets...............  $   152,591   $      994,131   $    683,764   $      46,063   $    (860,743)  $  1,015,806
                             ------------------------------------------------------------------------------------------
Current liabilities........  $         -   $       53,245   $     53,408   $       8,856   $           -   $    115,509
Noncurrent liabilities.....            -          788,295        674,851          28,790        (744,230)       747,706
Equity (deficit)...........      152,591          152,591        (44,495)          8,417        (116,513)       152,591
                             ------------------------------------------------------------------------------------------
Total liabilities and
   equity (deficit)........  $   152,591   $      994,131   $    683,764   $      46,063   $    (860,743)  $  1,015,806
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
                                                                                   YEAR ENDED JANUARY 1, 2005 (COMPANY)
                             ------------------------------------------------------------------------------------------
                             BPC HOLDING   BERRY PLASTICS     COMBINED       COMBINED
                             CORPORATION    CORPORATION      GUARANTOR     NON-GUARANTOR   CONSOLIDATING
                              (PARENT)        (ISSUER)      SUBSIDIARIES   SUBSIDIARIES     ADJUSTMENTS    CONSOLIDATED
-----------------------------------------------------------------------------------------------------------------------
CONSOLIDATING STATEMENTS OF
   OPERATIONS
Net sales..................  $         -   $      236,448   $    554,107   $      23,658   $           -   $    814,213
Cost of goods sold.........            -          166,248        449,760          23,321               -        639,329
                             ------------------------------------------------------------------------------------------
Gross profit...............            -           70,200        104,347             337               -        174,884
Operating expenses.........      (39,306)          37,072         79,493           3,749               -         81,008
                             ------------------------------------------------------------------------------------------
Operating income (loss)....       39,306           33,128         24,854          (3,412)              -         93,876
Interest expense (income),
   net.....................         (772)         (15,007)        68,226             738               -         53,185
Income taxes (benefit).....           42           17,458            281             (41)              -         17,740
Equity in net (income) loss
   from subsidiary.........       17,085           47,762          4,109               -         (68,956)             -
                             ------------------------------------------------------------------------------------------
Net income (loss)..........  $    22,951   $      (17,085)  $    (47,762)  $      (4,109)  $      68,956   $     22,951
                             ------------------------------------------------------------------------------------------
CONSOLIDATING STATEMENTS OF
   CASH FLOWS
Net income (loss)..........  $    22,951   $      (17,085)  $    (47,762)  $      (4,109)  $      68,956   $     22,951
Non-cash expenses..........          585           33,596         42,565           3,485               -         80,231
Equity in net (income) loss
   from subsidiary.........       17,085           47,762          4,109               -         (68,956)             -
Changes in working
   capital.................         (775)          10,520        (36,689)         (1,005)              -        (27,949)
                             ------------------------------------------------------------------------------------------
Net cash provided by (used
   for) operating
   activities..............       39,846           74,793        (37,777)         (1,629)              -         75,233
Net cash provided by (used
   for) investing
   activities..............            -          (21,125)       (26,426)          2,074               -        (45,477)
Net cash provided by (used
   for) financing
   activities..............      (39,846)         (77,869)        62,575            (568)              -        (55,708)
Effect on exchange rate
   changes on cash.........            -                -              -              24               -             24
                             ------------------------------------------------------------------------------------------
Net increase (decrease) in
   cash and cash
   equivalents.............            -          (24,201)        (1,628)            (99)              -        (25,928)
Cash and cash equivalents
   at beginning of year....            -           24,286          1,670             236               -         26,192
                             ------------------------------------------------------------------------------------------
Cash and cash equivalents
   at end of year..........  $         -   $           85   $         42   $         137   $           -   $        264
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
                                                                                 YEAR ENDED DECEMBER 27, 2003 (COMPANY)
                             ------------------------------------------------------------------------------------------
                             BPC HOLDING   BERRY PLASTICS     COMBINED       COMBINED
                             CORPORATION    CORPORATION      GUARANTOR     NON-GUARANTOR   CONSOLIDATING
                              (PARENT)        (ISSUER)      SUBSIDIARIES   SUBSIDIARIES     ADJUSTMENTS    CONSOLIDATED
-----------------------------------------------------------------------------------------------------------------------
CONSOLIDATING STATEMENTS OF
   OPERATIONS
Net sales..................  $         -   $      200,886   $    328,984   $      22,006   $           -   $    551,876
Cost of goods sold.........            -          140,139        259,720          20,891               -        420,750
                             ------------------------------------------------------------------------------------------
Gross profit...............            -           60,747         69,264           1,115               -        131,126
Operating expenses.........      (25,840)          34,536         47,545           3,695               -         59,936
                             ------------------------------------------------------------------------------------------
Operating income (loss)....       25,840           26,211         21,719          (2,580)              -         71,190
Other expenses (income)....            -                -             (7)              -               -             (7)
Interest expense (income),
   net.....................         (763)            (592)        45,326           1,442               -         45,413
Loss on extinguished debt..            -              250              -               -               -            250
Income taxes (benefit).....           27           12,388             10              61               -         12,486
Equity in net (income) loss
   from subsidiary.........       13,528           27,693          4,083               -         (45,304)             -
                             ------------------------------------------------------------------------------------------
Net income (loss)..........  $    13,048   $      (13,528)  $    (27,693)  $      (4,083)  $      45,304   $     13,048
                             ------------------------------------------------------------------------------------------
CONSOLIDATING STATEMENTS OF
   CASH FLOWS
Net income (loss)..........  $    13,048   $      (13,528)  $    (27,693)  $      (4,083)  $      45,304   $     13,048
Non-cash expenses..........            -           26,817         28,136           3,227               -         58,180
Equity in net (income) loss
   from subsidiary.........       13,528           27,693          4,083               -         (45,304)             -
Changes in working
   capital.................         (758)           1,159          7,463             681               -          8,545
                             ------------------------------------------------------------------------------------------
Net cash provided by (used
   for) operating
   activities..............       25,818           42,141         11,989            (175)              -         79,773
Net cash used for investing
   activities..............            -         (244,511)       (16,474)         (4,667)              -       (265,652)
Net cash provided by (used
   for) financing
   activities..............      (25,819)         211,499          5,891           5,250               -        196,821
Effect on exchange rate
   changes on cash.........            -                -              -            (363)              -           (363)
                             ------------------------------------------------------------------------------------------
Net increase (decrease) in
   cash and cash
   equivalents.............           (1)           9,129          1,406              45               -         10,579
Cash and cash equivalents
   at beginning of year....            1           15,157            264             191               -         15,613
                             ------------------------------------------------------------------------------------------
Cash and cash equivalents
   at end of year..........  $         -   $       24,286   $      1,670   $         236   $           -   $     26,192
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
                                                                     YEAR ENDED DECEMBER 28, 2002 (COMPANY/PREDECESSOR)
                             ------------------------------------------------------------------------------------------
                             BPC HOLDING   BERRY PLASTICS     COMBINED       COMBINED
                             CORPORATION    CORPORATION      GUARANTOR     NON-GUARANTOR   CONSOLIDATING
                              (PARENT)        (ISSUER)      SUBSIDIARIES   SUBSIDIARIES     ADJUSTMENTS    CONSOLIDATED
-----------------------------------------------------------------------------------------------------------------------
CONSOLIDATING STATEMENTS OF
   OPERATIONS
Net sales..................  $         -   $      173,570   $    300,149   $      20,584   $           -   $    494,303
Cost of goods sold.........            -          116,354        236,169          18,750               -        371,273
                             ------------------------------------------------------------------------------------------
Gross profit...............            -           57,216         63,980           1,834               -        123,030
Operating expenses.........        1,920           27,857         44,894           2,796               -         77,467
                             ------------------------------------------------------------------------------------------
Operating income (loss)....       (1,920)          29,359         19,086            (962)              -         45,563
Other expenses.............            -              145            249             (95)              -            299
Interest expense, net......        9,443            3,172         34,481           2,158               -         49,254
Loss on extinguished debt..        9,282            6,339          9,498             209               -         25,328
Income taxes (benefit).....       (8,234)          11,016            115             401               -          3,298
Equity in net (income) loss
   from subsidiary.........       20,205           28,892          3,635               -         (52,732)             -
                             ------------------------------------------------------------------------------------------
Net income (loss)..........  $   (32,616)  $      (20,205)  $    (28,892)  $      (3,635)  $      52,732   $    (32,616)
                             ------------------------------------------------------------------------------------------
CONSOLIDATING STATEMENTS OF
  CASH FLOWS
Net income (loss)..........  $   (32,616)  $      (20,205)  $    (28,892)  $      (3,635)  $      52,732   $    (32,616)
Non-cash expenses..........       11,451           23,799         36,178           3,270               -         74,698
Equity in net (income) loss
   from subsidiary.........       20,205           28,892          3,635               -         (52,732)             -
Changes in working
   capital.................         (320)          (6,290)        (7,557)         (1,275)              -        (15,442)
                             ------------------------------------------------------------------------------------------
Net cash provided by (used
   for) operating
   activities..............       (1,280)          26,196          3,364          (1,640)              -         26,640
Net cash used for investing
   activities..............            -          (18,023)       (25,704)         (1,171)              -        (44,898)
Net cash provided by (used
   for) financing
   activities..............          841            6,863         22,194           2,483               -         32,381
Effect on exchange rate
   changes on cash.........            -                -              -             258               -            258
                             ------------------------------------------------------------------------------------------
Net increase (decrease) in
   cash and cash
   equivalents.............         (439)          15,036           (146)            (70)              -         14,381
Cash and cash equivalents
   at beginning of year....          440              121            410             261               -          1,232
                             ------------------------------------------------------------------------------------------
Cash and cash equivalents
   at end of year..........  $         1   $       15,157   $        264   $         191   $           -   $     15,613
-----------------------------------------------------------------------------------------------------------------------

NOTE 16. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table contains selected unaudited quarterly financial data for fiscal years 2004 and 2003.

------------------------------------------------------------------------------------------------------------
                                                            2004                                        2003
                       -----------------------------------------   -----------------------------------------
                        FIRST      SECOND     THIRD      FOURTH     FIRST      SECOND     THIRD      FOURTH
------------------------------------------------------------------------------------------------------------
Net sales............  $191,726   $211,041   $204,803   $206,643   $125,398   $146,851   $139,306   $140,321
Cost of sales........   148,615    164,565    160,824    165,325     94,321    112,055    106,845    107,529
                       -------------------------------------------------------------------------------------
Gross profit.........  $ 43,111   $ 46,476   $ 43,979   $ 41,318   $ 31,077   $ 34,796   $ 32,461   $ 32,792
                       -------------------------------------------------------------------------------------
Net income...........  $  4,822   $  7,391   $  6,641   $  4,097   $  3,079   $  4,542   $  4,218   $  1,209
------------------------------------------------------------------------------------------------------------

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